As filed with the Securities and Exchange Commission on August 9, 2021
Registration No. 333-258177

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
VENTAS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	61-1055020 (I.R.S. Employer Identification No.)
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
(877) 483-6827
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Carey S. Roberts
Executive Vice President, General Counsel and Ethics & Compliance Officer
Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
(877) 483-6827
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robin Panovka Victor Goldfeld Mark A. Stagliano Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Lori B. Marino Executive Vice President, General Counsel and Corporate Secretary New Senior Investment Group Inc. 55 West 46th Street, Suite 2204 New York, New York 10036 (646) 822-3700	Damien R. Zoubek Ting S. Chen Cravath, Swaine & Moore LLP 825 8th Avenue New York, New York 10019 (212) 474-1000
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed document have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒ Accelerated filer  ☐ Non-accelerated filer  ☐ Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION — DATED AUGUST 9, 2021
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of New Senior Investment Group Inc.:
As previously announced, on June 28, 2021, the board of directors of New Senior Investment Group Inc., a Delaware corporation (which we refer to as “New Senior” and, such board of directors, the “New Senior Board”), unanimously approved an Agreement and Plan of Merger, dated as of June 28, 2021 (which we refer to, as amended from time to time, as the “Merger Agreement”), by and among Ventas, Inc., a Delaware corporation (which we refer to as “Ventas”), Cadence Merger Sub LLC, a Delaware limited liability company and subsidiary of Ventas (which we refer to as “Merger Sub”), and New Senior that provides for the acquisition of New Senior by Ventas. On the terms and subject to the conditions set forth in the Merger Agreement, Ventas has elected that, at the effective time of merger (which we refer to as the “Effective Time”), Merger Sub will merge with and into New Senior (which we refer to as the “Merger”), with New Senior continuing as the surviving corporation and a subsidiary of Ventas.
In connection with the Merger, New Senior stockholders will have the right to receive 0.1561 (which we refer to as the “Exchange Ratio”) of a newly issued share of Ventas common stock, par value $0.25 (which we refer to as “Ventas Common Stock”), for each share of New Senior common stock, par value $0.01 per share (which we refer to as “New Senior Common Stock”), that they own immediately prior to the Effective Time (which we refer to as the “Merger Consideration”). Holders of record of New Senior Common Stock will receive cash in lieu of fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. New Senior Common Stock and Ventas Common Stock are each traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “SNR” and “VTR,” respectively. Based on the closing price of Ventas Common Stock on the NYSE of $58.31 on June 25, 2021, the last trading day before public announcement of the proposed Merger, the Exchange Ratio represented approximately $9.10 in Ventas Common Stock for each share of New Senior Common Stock. Based on the closing price of Ventas Common Stock on the NYSE of $58.30 on August 6, 2021, the last practicable date before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $9.10 in Ventas Common Stock for each share of New Senior Common Stock. Because the Exchange Ratio is fixed, the market value of the Merger Consideration will fluctuate with changes in the market price of Ventas Common Stock and you will not be able to ascertain the precise value of the Merger Consideration at the time that you vote. We urge you to obtain current market quotations of Ventas Common Stock and New Senior Common Stock.
Based upon the number of outstanding shares of New Senior Common Stock and the number of outstanding New Senior equity awards, other than options, as of August 6, 2021, we anticipate that Ventas will issue approximately 13.5 million shares of Ventas Common Stock in connection with the Merger. Upon completion of the Merger, based on the number of shares of New Senior Common Stock and Ventas Common Stock and the number of New Senior equity awards, other than options, outstanding on August 6, 2021, we expect that the former holders of New Senior Common Stock and New Senior equity awards would own approximately 3.4% of the outstanding Ventas Common Stock immediately after the closing of the Merger, and holders of Ventas Common Stock immediately prior to the closing of the Merger would own approximately 96.6% of the outstanding Ventas Common Stock. The number of shares of Ventas Common Stock that will be issued in the Merger will depend on, among other factors, the number of shares of New Senior Common Stock and New Senior equity awards outstanding immediately prior to the Effective Time.
New Senior will hold a special meeting of its stockholders online via live webcast on September 14, 2021 (which we refer to as the “Special Meeting”) in connection with the Merger and the other transactions contemplated by the Merger Agreement (which we refer to collectively as the “Transaction”). The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.

At the Special Meeting, New Senior stockholders will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement (which we refer to as the “Merger Proposal”), (ii) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of New Senior in connection with the Merger (which we refer to as the “Non-Binding Compensation Proposal”) and (iii) a proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, to (A) solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (B) if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special Meeting if it has determined that it is necessary to pay a REIT Dividend (as defined in the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus) but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting (which we refer to as the “Adjournment Proposal”).
Your vote is very important, regardless of the number of shares you own.   The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting is the close of business on August 6, 2021. The Merger cannot be completed unless New Senior stockholders holding at least a majority of the shares of New Senior Common Stock outstanding as of the close of business on August 6, 2021 vote in favor of the Merger Proposal at the Special Meeting. The obligations of New Senior and Ventas to complete the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about New Senior, Ventas, Merger Sub, the Special Meeting, the Merger Agreement and the Transaction, including the Merger, is included in this proxy statement/prospectus.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF NEW SENIOR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Your proxy is being solicited by the New Senior Board. After careful consideration, the New Senior Board unanimously (i) approved the Merger Agreement and declared the Merger Agreement and Transaction to be advisable and in the best interests of New Senior and its stockholders, (ii) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by the New Senior stockholders at the Special Meeting and (iii) resolved to recommend to the New Senior stockholders the adoption of the Merger Agreement. The New Senior Board unanimously recommends that New Senior stockholders vote “FOR” the Merger Proposal, which approval is necessary to complete the Merger, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal.
We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 19 of this proxy statement/prospectus.   In addition, in considering the recommendation of the New Senior Board, you should be aware that the directors and executive officers of New Senior have certain interests in the Transaction that may be different from, or in addition to, the interest of New Senior stockholders generally. See the section entitled “New Senior Proposals — Proposal 2: Non-Binding Compensation Proposal” beginning on page 119 of this proxy statement/prospectus and “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus for a more detailed description of these interests.
If you have any questions regarding this proxy statement/prospectus, you may contact New Senior’s proxy solicitor, Innisfree M&A Incorporated, at the telephone numbers, email address or address below.
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 800-5190
Banks and Brokers Call Collect: (212) 750-5833
This proxy statement/prospectus provides you with detailed information about the Merger and the Transaction and we urge you to read carefully in its entirety this proxy statement/prospectus, including the Annexes and documents incorporated by reference.

On behalf of the New Senior Board, thank you for your consideration and continued support. We look forward to the successful combination of New Senior and Ventas.
Sincerely,
SUSAN GIVENS
President and Chief Executive Officer
New Senior Investment Group Inc.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [ — ], 2021 and is first being mailed to the New Senior stockholders on or about [ — ], 2021.

New Senior Investment Group Inc.
55 West 46th Street, Suite 2204
New York, New York 10036
(646) 822-3700
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On September 14, 2021
Dear Stockholders of New Senior Investment Group Inc.:
We are pleased to invite you to attend a special meeting of stockholders of New Senior Investment Group Inc., a Delaware corporation (which we refer to as “New Senior”). The meeting will be held in a virtual meeting format only, online via live webcast on September 14, 2021 beginning at 9:00 a.m., Eastern Time (which we refer to as the “Special Meeting”), to consider and vote upon the matters listed below. The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.
The Special Meeting will be held for the following purposes:
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to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 28, 2021 (which we refer to, as amended from time to time, as the “Merger Agreement”), by and among New Senior, Ventas, Inc., a Delaware corporation (which we refer to as “Ventas”), and Cadence Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Ventas (which we refer to as “Merger Sub”), and the merger of Merger Sub with and into New Senior (which we refer to as the “Merger”), with New Senior continuing as the surviving corporation and a subsidiary of Ventas (which we refer to as the “Merger Proposal”);

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to consider and vote on a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of New Senior in connection with the Merger (which we refer to as the “Non-Binding Compensation Proposal”); and

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to consider and vote on a proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, (i) to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal or (ii) if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special Meeting if it has determined that it is necessary to pay a REIT Dividend (as defined in the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus) but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting (which we refer to as the “Adjournment Proposal”).

The approval by the New Senior stockholders of the Merger Proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to approve the Merger Proposal, the Merger and the other transactions contemplated by the Merger Agreement (which we refer to collectively as the “Transaction”) will not occur.
Because the vote on the Non-Binding Compensation Proposal is only advisory in nature, it will not be binding on New Senior or the board of directors of New Senior (which we refer to as the “New Senior Board”). Accordingly, because New Senior is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Transaction is consummated and regardless of the outcome of the Non-Binding Compensation Proposal.
Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Special Meeting.
Holders of record of New Senior common stock, par value $0.01 per share (which we refer to as “New Senior Common Stock”), at the close of business on August 6, 2021 are entitled to notice of, and to vote on, all proposals at the Special Meeting and any adjournments or postponements of the Special Meeting.
To be approved, the Merger Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of New Senior Common Stock entitled to vote thereon. To be approved, each of the Non-Binding Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the majority of the shares of New Senior Common Stock present in person (including virtually) or represented by proxy and entitled to vote on such proposal at the Special Meeting, assuming a quorum is present. If a quorum is not present, the holders of New Senior Common Stock present or by proxy at the Special Meeting may adjourn the meeting.
Your proxy is being solicited by the New Senior Board. After careful consideration, the New Senior Board has unanimously (i) approved the Merger Agreement and declared the Merger Agreement and the Transaction to be advisable and in the best interests of New Senior and its stockholders, (ii) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by the New Senior stockholders at the Special Meeting and (iii) resolved to recommend to the New Senior stockholders the adoption of the Merger Agreement. The New Senior Board unanimously recommends that you vote “FOR” the Merger Proposal, which approval is necessary to complete the Merger, “FOR” the Non-Binding Compensation Proposal, and “FOR” the Adjournment Proposal. The New Senior Board made its determination after evaluating the Transaction in consultation with New Senior’s management and legal and financial advisors and considering a number of factors.
We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 19 of this proxy statement/prospectus. In considering the recommendation of the New Senior Board, you should be aware that the directors and executive officers of New Senior have certain interests in the Transaction that may be different from or in addition to the interests of New Senior stockholders generally. See the sections entitled “New Senior Proposals — Proposal 2: Non-Binding Compensation Proposal” beginning on page 119 of this proxy statement/prospectus and “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus for a more detailed description of these interests.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF NEW SENIOR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
By Order of the Board of Directors,
Lori B. Marino
Executive Vice President,
General Counsel & Corporate Secretary
New Senior Investment Group Inc.
[ — ], 2021
New York, New York

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Ventas and New Senior from other documents that Ventas and New Senior have filed with the SEC and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from Ventas or New Senior, please see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Ventas or New Senior, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.
For information about Ventas: Ventas, Inc. 353 N. Clark Street, Suite 3300 Chicago, Illinois 60654 (877) 483-6827 Attn.: Corporate Secretary	For information about New Senior: New Senior Investment Group Inc. 55 West 46th Street, Suite 2204 New York, New York 10036 (646) 822-3700 Attn.: Investor Relations
Investors may also consult the websites of Ventas or New Senior for more information concerning the Merger and the other transactions described in this proxy statement/prospectus. The website of Ventas is www.ventasreit.com and the website of New Senior is www.newseniorinv.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
If you would like to request any documents, please do so by September 6, 2021, in order to receive them before the Special Meeting.
In addition, if you have questions about the Merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact New Senior’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 800-5190
Banks and Brokers Call Collect: (212) 750-5833
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Ventas (File No. 333-258177), constitutes a prospectus of Ventas under Section 5 of the Securities Act, with respect to the Ventas Common Stock to be issued to New Senior stockholders in connection with the Merger. This document also constitutes a proxy statement of New Senior under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the Special Meeting, at which New Senior stockholders will be asked to vote upon certain proposals to approve the Merger and other related matters.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Ventas and New Senior take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This proxy statement/prospectus is dated [ — ], 2021. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to New Senior stockholders nor the issuance of Ventas Common Stock in connection with the Merger will create any implication to the contrary.
New Senior stockholders should not construe the contents of this proxy statement/prospectus as legal, tax or financial advice. New Senior stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Ventas has been provided by Ventas and information contained in this proxy statement/prospectus regarding New Senior has been provided by New Senior.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN DEFINITIONS
Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to the following terms shall have the meanings set forth below.
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“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, to (i) solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (ii) if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special Meeting if it has determined that it is necessary to pay a REIT Dividend but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting. For more information on the Adjournment Proposal, see the section entitled “New Senior Proposals —
Proposal 3: Adjournment Proposal” beginning on page 120 of this proxy statement/prospectus.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“DGCL” means the General Corporation Law of the State of Delaware.

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“Effective Time” means the date and time the Merger becomes effective.

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“Exchange Act” means the Securities Exchange Act of 1934.

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“Exchange Agent” means a nationally recognized financial institution or trust company selected by Ventas and reasonably acceptable to New Senior to serve as the exchange agent pursuant to the Merger Agreement.

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“Exchange Ratio” means 0.1561.

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“Excluded Shares” means shares of New Senior Common Stock owned directly by New Senior, Ventas or Merger Sub.

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“GAAP” means United States generally accepted accounting practices.

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“Innisfree” means Innisfree M&A Incorporated.

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“Internalization” means the internalization of the management function of New Senior, effective January 1, 2019.

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“IRS” means the U.S. Internal Revenue Service.

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“Merger” means the merger of Merger Sub with and into New Senior, with New Senior continuing as the surviving corporation and a subsidiary REIT of Ventas, pursuant to the Merger Agreement.

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“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 28, 2021, by and among Ventas, Merger Sub and New Senior, as amended or otherwise modified from time to time.

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“Merger Consideration” means 0.1561 of a newly issued share of Ventas Common Stock per share of New Senior Common Stock.

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“Merger Proposal” means the proposal to adopt the Merger Agreement. For more information on the Merger Proposal, see the section entitled “New Senior Proposals — Proposal 1: Merger Proposal” beginning on page 118 of this proxy statement/prospectus.

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“Merger Sub” means Cadence Merger Sub LLC, a Delaware limited liability company and subsidiary of Ventas.

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“Morgan Stanley” means Morgan Stanley & Co. LLC, financial advisor to New Senior.

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“New Senior” means New Senior Investment Group Inc., a Delaware corporation.

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“New Senior Board” means the Board of Directors of New Senior.

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“New Senior Bylaws” means the Amended and Restated Bylaws, as amended, of New Senior.

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“New Senior Charter” means the Amended and Restated Certificate of Incorporation, as amended, of New Senior.

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“New Senior Common Stock” means common stock, par value $0.01 per share, of New Senior.

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“New Senior Preferred Stock” means Series A cumulative perpetual preferred stock, par value $0.01 per share, of New Senior.

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“New Senior Restricted Stock Awards” means the New Senior restricted stock awards.

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“New Senior RSU Awards” means the New Senior restricted stock unit awards (including time-based and performance-based awards).

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“New Senior Stock Options” means the New Senior stock options.

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“Non-Binding Compensation Proposal” means the proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of New Senior in connection with the Merger. For more information on the Non-Binding Compensation Proposal, see the section entitled “New Senior Proposals — Proposal 2: Non-Binding Compensation Proposal” beginning on page 119 of this proxy statement/prospectus.

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“non-U.S. holder” has the meaning set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 87 of this proxy statement/prospectus.

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“NYSE” means The New York Stock Exchange.

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“Outside Date” means 5:00 p.m., New York time, on January 20, 2022.

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“Record Date” means the close of business on August 6, 2021.

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“REIT” means a real estate investment trust within the meaning of the Code.

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“REIT Dividend” has the meaning set forth in the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Special Meeting” means the special meeting of New Senior stockholders to consider and vote upon the Merger Proposal, the Non-Binding Compensation Proposal and the Adjournment Proposal.

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“Transaction” means the Merger and the other transactions contemplated by the Merger Agreement.

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“U.S. holder” has the meaning set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 88 of this proxy statement/prospectus.

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“Ventas” means Ventas, Inc., a Delaware corporation.

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“Ventas Board” means the Board of Directors of Ventas.

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“Ventas Bylaws” means the Fifth Amended and Restated By-Laws, as amended, of Ventas.

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“Ventas Charter” means the Amended and Restated Certificate of Incorporation, as amended, of Ventas.

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“Ventas Common Stock” means common stock, par value $0.25 per share, of Ventas.

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“Ventas Preferred Stock” means preferred stock, par value $1.00 per share, of Ventas.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a stockholder of New Senior, may have regarding the proposed transaction between Ventas and New Senior and the other matters being considered at the Special Meeting. Ventas and New Senior urge you to carefully read this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:
What is the Merger?

A:
Ventas has agreed to acquire New Senior pursuant to the terms of the Merger Agreement, by and among Ventas, Merger Sub, and New Senior. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

If the Merger is completed, at the Effective Time, Merger Sub will merge with and into New Senior, with New Senior surviving the Merger as a subsidiary REIT of Ventas and each share of New Senior Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration of 0.1561 of a newly issued share of Ventas Common Stock. Holders of record of New Senior Common Stock will receive cash in lieu of fractional shares.
Q:
What will happen to New Senior as a result of the Merger?

A:
Following the Merger, New Senior will no longer be a publicly traded company and the New Senior Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. Merger Sub will merge with and into New Senior, with New Senior surviving the Merger as a subsidiary REIT of Ventas.

Q:
What happens if the market price of shares of Ventas Common Stock or New Senior Common Stock changes before the closing of the Merger?

A:
No change will be made to the Exchange Ratio of 0.1561 if the market price of shares of Ventas Common Stock or New Senior Common Stock changes before the Effective Time. Because the Exchange Ratio is fixed (other than in specified circumstances as discussed below), the value of the consideration to be received by New Senior stockholders in the Merger based on the market price of shares of Ventas Common Stock will depend on such market price at the Effective Time.

The Exchange Ratio may be adjusted if there is a change in the number of issued and outstanding shares of Ventas Common Stock or New Senior Common Stock, or securities convertible or exchangeable into shares of Ventas Common Stock or New Senior Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split) or stock dividend, recapitalization, merger, subdivision or other similar transaction occurring after the date of the Merger Agreement and prior to the Effective Time. For more information, see the section entitled “Risk Factors — Risks Relating to the Merger — The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Ventas or New Senior” beginning on page 20 of this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus?

A:
The Merger cannot be completed unless the holders of New Senior Common Stock vote to approve the Merger Proposal. New Senior will hold the Special Meeting to obtain approval for this and other related proposals as described herein.

This proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the Special Meeting, and you should read it carefully. It is a proxy statement because the New Senior Board is soliciting proxies from its stockholders. It is a prospectus because Ventas will issue shares of Ventas Common Stock in connection with the Merger, which issuance of shares of Ventas Common Stock is being registered under the Securities Act. If you are a holder of record of New Senior Common Stock, the enclosed voting materials allow you to vote your shares without attending the Special Meeting. If you hold your shares through a bank, broker or other nominee in “street name,” you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.
Your vote is important. Ventas and New Senior encourage you to vote as soon as possible.
Q:
Why is New Senior proposing the Merger?

A:
The New Senior Board believes that the Transaction will provide a number of significant benefits and opportunities that are in the best interests of New Senior and its stockholders. For more information regarding key factors the New Senior Board considered in determining to recommend the adoption of the Merger Agreement by New Senior’s stockholders, see the section entitled “The Merger — Recommendation of the New Senior Board; New Senior’s Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus.

Q:
When and where will the Special Meeting be held?

A:
In light of the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only, online via live audio webcast on September 14, 2021, at 9:00 a.m., Eastern Time. The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM (which we refer to as the “Special Meeting website”), where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person. New Senior stockholders of record will need the control number found on their proxy card in order to access the Special Meeting website. If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website.

Q:
How do I vote?

A:
If you are a New Senior stockholder of record, you may vote at the Special Meeting by proxy through the internet, by telephone or by mail, or by attending the Special Meeting and voting via the Special Meeting website, as described below.

•
By Internet:   By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•
By Telephone:   By calling the number located on the proxy card and following the recorded instructions.

•
By Mail:   If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•
Via the Special Meeting Website:   All stockholders of record may vote at the Special Meeting by attending the meeting via the Special Meeting website. Stockholders who plan to attend the Special Meeting will need the control number included on their proxy card in order to access the Special Meeting website and to attend and vote thereat.

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.
Q:
What am I being asked to vote upon?

A:
At the Special Meeting, New Senior stockholders will be asked to consider and vote on the following proposals:

1.
the Merger Proposal, pursuant to which New Senior stockholders are being asked to adopt the Merger Agreement;

2.
the Non-Binding Compensation Proposal, pursuant to which New Senior stockholders are being asked to approve by a nonbinding, advisory vote the compensation that may be paid or become payable to the named executive officers of New Senior in connection with the Merger; and

3.
the Adjournment Proposal, pursuant to which New Senior stockholders are being asked to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, (i) to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (ii) if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special meeting if it has determined that it is necessary to pay a REIT Dividend but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting.

The approval of the Merger Proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to approve the Merger Proposal, the Merger will not occur. The approval of the Non-Binding Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.
Q:
What vote is required to approve each proposal?

A:
Proposal 1:   Merger Proposal. The Merger Proposal requires the affirmative vote of the holders of a majority of outstanding shares of New Senior Common Stock entitled to vote thereon.

Proposal 2:   Non-Binding Compensation Proposal. The Non-Binding Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal.
Proposal 3:   Adjournment Proposal. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal.
The approval of the Merger Proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to approve the Merger Proposal, the Merger will not occur. The approval of the Non-Binding Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, you may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).
Q:
How does the New Senior Board recommend that I vote?

A:
The New Senior Board unanimously recommends that holders of New Senior Common Stock vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of New Senior Common Stock that you owned as of the close of business on August 6, 2021, the record date for the Special Meeting. As of the Record Date, there were 84,063,182 outstanding shares of New Senior Common Stock. As of the Record Date, the directors and executive officers of New Senior beneficially owned approximately 1.5% of the outstanding shares of New Senior Common Stock entitled to vote at the Special Meeting.

Q:
What constitutes a quorum?

A:
The presence, in person (including virtually) or represented by proxy, of the holders of a majority of New Senior Common Stock issued and outstanding and entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Shares of New Senior Common Stock represented at the Special Meeting by attendance via the Special Meeting website that have not previously voted and are not voted at the Special Meeting (which we refer to as “attending non-votes”), or shares for which a stockholder directs an “abstention” from voting, will each be counted for purposes of determining a quorum. Shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Special Meeting.
Q:
If my shares of New Senior Common Stock are held in “street name” by my broker, will my broker vote my shares for me?

A:
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine”. This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals at the Special Meeting are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, New Senior does not expect any broker non-votes at the Special Meeting and, if you hold your shares of New Senior Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals at the Special Meeting unless they have received voting instructions from the beneficial owners.
Q:
What will happen if I fail to instruct my bank, broker or other nominee how to vote?

A:
If you hold your shares of New Senior Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. Banks, brokers or other nominees will not be able to vote on any of the proposals at the Special Meeting unless they have received voting instructions from the beneficial owners.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
Attending non-votes or abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Non-Binding Compensation Proposal and the Adjournment Proposal. Shares of New Senior Common Stock not present (including virtually) at the Special Meeting and broker non-votes will count as a vote “AGAINST” the Merger Proposal but have no effect on the vote count for the Non-Binding Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:
What if I return my proxy card without indicating how to vote?

A:
If you properly sign your proxy card but do not mark the boxes showing how your shares of New Senior Common Stock should be voted on a matter, the shares of New Senior Common Stock represented by your properly signed proxy will be voted in accordance with the recommendations of the New Senior Board.

Q:
Can I change my vote?

A:
Any New Senior stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting.

If you are a stockholder of record, you may revoke your proxy by any of the following actions:
•
by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on September 13, 2021;

•
by sending a signed written notice of revocation to New Senior’s Corporate Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on September 13, 2021;

•
by submitting a properly signed and dated proxy card with a later date that is received by New Senior’s Corporate Secretary no later than 11:59 p.m., Eastern Time, on September 13, 2021; or

•
by attending the Special Meeting via the Special Meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy will be considered.
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Special Meeting via the Special Meeting website.
Q:
What are the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders of New Senior Common Stock?

A:
Ventas and New Senior intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to New Senior’s obligation to complete the Merger that New Senior receives an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, New Senior has received a legal opinion to the same effect. If the Merger so qualifies, then a U.S. holder of New Senior Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Ventas Common Stock in exchange for New Senior Common Stock in the Merger (other than gain or loss with respect to cash received in lieu of a fractional share of Ventas Common Stock, if any). The U.S. federal income tax consequences of the Merger to non-U.S. holders of New Senior Common Stock are expected to be similar to the U.S. federal income tax consequences to U.S. holders, except that any gain required to be recognized (including cash in lieu of fractional shares of Ventas Common Stock) will be subject to U.S. federal income tax only in limited circumstances.

The particular consequences of the Merger to each New Senior stockholder depend on such holder’s particular facts and circumstances. New Senior stockholders are urged to consult their tax advisors to understand fully the consequences to them of the Merger in their specific circumstances. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 87 of this proxy statement/prospectus.
Q:
Are there any conditions to the closing of the Merger that must be satisfied for the Merger to be completed?

A:
Yes. In addition to the approval by the New Senior stockholders of the Merger Proposal, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 81 of this proxy statement/prospectus.

Q:
When do you expect the Merger to be completed?

A:
Ventas and New Senior are working to complete the Merger during the week of September 20, 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of Ventas and New Senior could result in the Merger being completed at a later time, or not at all.

Q:
How will I receive the Merger Consideration to which I am entitled?

A:
The Merger Agreement provides that, promptly after the Effective Time (and in any event within five business days thereafter), Ventas will cause the Exchange Agent to mail to each holder of record of New

Senior Common Stock as of immediately prior to the Effective Time notice advising such holders of the effectiveness of the Merger, including a letter of transmittal, if applicable, and instructions for surrendering any certificates representing New Senior Common Stock or transferring shares of New Senior Common Stock held in book-entry form in exchange for the applicable Merger Consideration and, if applicable, cash in lieu of fractional shares.
Upon surrender of their shares of New Senior Common Stock, including, if applicable, any certificates representing the same, for cancellation along with the executed letter of transmittal, if applicable, and other required documents described in the instructions, holders of record of New Senior Common Stock will be entitled to receive in exchange, in respect of each share of New Senior Common Stock they hold, the Merger Consideration and, if applicable, cash in lieu of fractional shares of Ventas Common Stock.
Q:
What happens if the Merger is not completed?

A:
If the Merger Proposal is not approved by New Senior stockholders, or if the Merger is not completed for any other reason, New Senior stockholders will not receive any payment for their shares of New Senior Common Stock in connection with the Merger. Instead, New Senior will remain an independent public company, New Senior stockholders will continue to own their shares of New Senior Common Stock and the New Senior Common Stock will continue to be registered under the Exchange Act and listed on the NYSE. Under specified circumstances, if the Merger is not completed, New Senior may be obligated to pay Ventas a termination fee of $20.2 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus.

Q:
Are New Senior stockholders entitled to appraisal rights or dissenters’ rights in connection with the Merger?

A:
No. New Senior stockholders are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “The Merger — No Appraisal Rights” beginning on page 63 of this proxy statement/prospectus.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF NEW SENIOR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Q:
Will I receive any fractional shares of Ventas Common Stock in connection with the Merger?

A:
No fractional shares of Ventas Common Stock will be issued as Merger Consideration. Any holder of record of New Senior Common Stock otherwise entitled to receive a fractional share of Ventas Common Stock pursuant to the Merger will be entitled to receive a cash payment, without interest, in lieu of such fractional share, valued based on the closing price of shares of Ventas Common Stock on the NYSE on the last trading day immediately preceding the closing date. No holder of record of New Senior Common Stock receiving a cash payment in lieu of fractional shares of Ventas Common Stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Ventas Common Stock.

Q:
What happens if I sell my shares of New Senior Common Stock before the Special Meeting?

A:
If you are a holder of shares of New Senior Common Stock, in order to receive the Merger

Consideration in exchange for your shares of New Senior Common Stock, you must hold your shares of New Senior Common Stock immediately prior to the Effective Time. Consequently, if you transfer your shares of New Senior Common Stock before the Effective Time, you will have transferred your right to receive the Merger Consideration if the Merger is completed.
The Record Date, which determines the New Senior stockholders entitled to vote at the Special Meeting, is earlier than the Effective Time. If you are a holder of shares of New Senior Common Stock and you transfer your shares of New Senior Common Stock after the Record Date but prior to the Effective Time, you will retain any rights you hold to vote at the Special Meeting but will not have the right to receive the Merger Consideration.
Q:
What respective equity stakes will New Senior and Ventas stockholders hold in the combined company immediately following the Merger?

A:
Based on the number of shares of New Senior Common Stock and Ventas Common Stock and the number of New Senior equity awards, other than options, outstanding on August 6, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the Merger, former New Senior equityholders are expected to own approximately 3.4% of the outstanding shares of Ventas Common Stock and Ventas stockholders immediately prior to the Merger are expected to own approximately 96.6% of the outstanding shares of Ventas Common Stock. The relative ownership interests of Ventas stockholders and former New Senior equityholders in the combined company immediately following the Merger will depend on the number of shares of Ventas Common Stock and New Senior Common Stock and the number of New Senior equity awards outstanding immediately prior to the Effective Time.

Q:
Can I attend the Special Meeting in person?

A:
In light of the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only, online via live audio webcast on September 14, 2021, at 9:00 a.m., Eastern Time. The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person. New Senior stockholders of record will need the control number found on their proxy card in order to access the Special Meeting website. If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website.

Q:
Why am I being asked to consider and vote on a proposal to approve, by nonbinding, advisory vote, the transaction-related executive compensation?

A:
Under SEC rules, New Senior is required to seek a nonbinding, advisory vote with respect to the transaction-related executive compensation.

Q:
Who can help answer my questions?

A:
New Senior stockholders who have questions about the Merger or the other matters to be voted on at the Special Meeting or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 800-5190
Banks and Brokers Call Collect: (212) 750-5833

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. Ventas and New Senior urge you to read carefully this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Merger and the related matters being considered at the Special Meeting. See also the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus. Page references have been included to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
Ventas, Inc. (See page 31)
Ventas, a Delaware corporation, is a REIT operating at the intersection of healthcare and real estate. Ventas holds a highly diversified portfolio of senior housing, life science, research and innovation, and healthcare properties located throughout the United States, Canada and the United Kingdom. As of June 30, 2021, Ventas owned or had investments in approximately 1,200 properties (including properties classified as held for sale), consisting of senior housing communities, medical office buildings, life science, research and innovation centers, inpatient rehabilitation facilities and long-term acute care facilities, and health systems, which are generally referred to as “healthcare real estate”. Ventas was originally founded in 1983.
The principal executive offices of Ventas are located at 353 N. Clark Street, Suite 3300, Chicago, Illinois 60654, and its telephone number is (877) 483-6827.
Ventas Common Stock is listed on the NYSE, trading under the symbol “VTR”.
Additional information about Ventas and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
New Senior Investment Group Inc. (See page 31)
New Senior, a Delaware corporation, is a REIT with a geographically diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states.
The principal executive offices of New Senior are located at 55 West 46th Street, Suite 2204, New York, New York 10036, and its telephone number is (646) 822-3700.
New Senior Common Stock is listed on the NYSE, trading under the symbol “SNR”.
Additional information about New Senior and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
Cadence Merger Sub LLC (See page 31)
Merger Sub, a Delaware limited liability company, is a subsidiary of Ventas. Merger Sub was formed in Delaware on June 25, 2021 for the sole purpose of facilitating Ventas’s acquisition of New Senior.
The principal executive offices of Merger Sub are located at 353 N. Clark Street, Suite 3300, Chicago, Illinois 60654, and its telephone number is (877) 483-6827.
Risk Factors (See page 19)
Before voting at the Special Meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 19 of this proxy statement/prospectus, including the risks that:

•
the Merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•
a failure to complete the Merger could have a material adverse effect on New Senior or Ventas;

•
the Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger (other than in specified circumstances as discussed in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 66 of this proxy statement/prospectus);

•
Ventas may be unable to successfully integrate New Senior’s businesses in order to realize the anticipated benefits of the Merger;

•
Ventas and New Senior expect to incur substantial costs in connection with the Merger; and

•
Ventas may incur adverse tax consequences if Ventas or New Senior has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Merger
The Merger Agreement (See page 66)
Ventas and New Senior have entered into the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Ventas Board and the New Senior Board have both unanimously approved the Merger of Ventas and New Senior. Ventas and New Senior encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Merger.
Form of the Merger (See page 66)
Pursuant to the Merger Agreement, Ventas had the option to choose to have the Merger effectuated in one of two ways: either (i) New Senior would merge with and into Merger Sub, with Merger Sub surviving the Merger as a subsidiary of Ventas (which we refer to as the “Forward Merger”), or (ii) Merger Sub would merge with and into New Senior, with New Senior surviving the Merger as a subsidiary REIT of Ventas (which we refer to as the “Reverse Merger”). Prior to the date of this proxy statement/prospectus, Ventas elected the Reverse Merger.
Because Ventas selected the Reverse Merger, in order to permit New Senior to continue to qualify as a REIT, New Senior will issue shares of non-voting, preferred stock to Ventas and at least 100 other persons in a securities offering exempt from the registration requirements of the Securities Act that will take place promptly following the consummation of the Merger. New Senior will cooperate with Ventas and Merger Sub as reasonably requested by Ventas in connection with such offering.
Consideration to New Senior Stockholders in the Merger (See page 66)
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of New Senior Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration, which is 0.1561 of a newly issued share of Ventas Common Stock. Holders of record of New Senior Common Stock will receive cash in lieu of fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger (other than in specified circumstances as discussed herein). Because of this, the implied value of the consideration to New Senior stockholders in the Merger based on the trading price of shares of Ventas Common Stock will fluctuate between now and the completion of the Merger. Based on the closing price of Ventas Common Stock on the NYSE of $58.31 on June 25, 2021, the last trading day before public announcement of the Merger following the closing of trading on that day, the Exchange Ratio represented approximately $9.10 in Ventas Common Stock for each share of New Senior Common Stock. Based on the closing price of Ventas Common Stock on the NYSE of $58.30 on August 6, 2021, the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $9.10 in Ventas Common Stock for each share of New Senior Common Stock. For more information, see the section entitled “Comparative Per Share Market Price Information” beginning on page 18 of this proxy statement/prospectus.

The following table presents trading information for Ventas Common Stock and New Senior Common Stock on June 25, 2021, the last trading day before public announcement of the Merger following the closing of trading on that day, and August 6, 2021, the latest practicable date before the date of this proxy statement/prospectus. Equivalent per share value of the Merger Consideration for New Senior stockholders, giving effect to the Exchange Ratio of 0.1561, is also provided for each of these dates.
	Ventas Common Stock (Close)	New Senior Common Stock (Close)	Equivalent Per Share Value of Merger Consideration (giving effect to the Exchange Ratio) (Close)
June 25, 2021	$58.31	$6.91	$9.10
August 6, 2021	$58.30	$9.00	$9.10
The market prices of Ventas Common Stock and New Senior Common Stock fluctuate. As a result, we urge you to obtain current market quotations of Ventas Common Stock and New Senior Common Stock.
In addition, (i) if New Senior declares a REIT Dividend prior to the Effective Time, the Merger Consideration will be adjusted downward by the amount of the REIT Dividend (as defined in the section entitled (“The Merger  —  Dividends” beginning on page 63 of this proxy/prospectus), and (ii) if Ventas declares a REIT Dividend prior to the Effective Time, the Merger Consideration will be adjusted upward by the amount of the REIT Dividend, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.
Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger (See page 67)
At the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, outstanding New Senior equity awards will be treated as follows:
•
Stock Options.   Each New Senior Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and converted into the right to receive an amount in cash, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to such New Senior Stock Option and (ii) the excess (if any) of (a) the closing price on the NYSE for a share of Ventas Common Stock as of the last complete trading day prior to the Effective Time, multiplied by the Exchange Ratio (which we refer to as the “Merger Consideration Value”), over (b) the per share exercise price of such New Senior Stock Option. However, each New Senior Stock Option that has an exercise price that is greater than or equal to the Merger Consideration Value will be canceled for no consideration.

•
Restricted Stock Awards.   Each New Senior Restricted Stock Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and retired and be converted into the right to receive a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior Restricted Stock Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior Restricted Stock Award.

•
Restricted Stock Unit Awards.   Each New Senior RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will vest in full (based on the maximum number of shares of New Senior Common Stock subject to the New Senior RSU Award, if such award is subject to performance-based vesting conditions) and be canceled and converted into a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior RSU Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior RSU Award.

Recommendation of the New Senior Board; New Senior’s Reasons for the Merger (See page 41)
The New Senior Board carefully reviewed and considered the terms and conditions of the Merger Agreement and the Transaction and, on June 28, 2021, unanimously (i) approved the Merger Agreement and declared the Merger Agreement and the Transaction to be advisable and in the best interests of New Senior and its stockholders, (ii) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by New Senior stockholders at the Special Meeting and (iii) resolved to recommend to New Senior stockholders the adoption of the Merger Agreement.
The New Senior Board unanimously recommends that New Senior stockholders vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal.
For the factors considered by the New Senior Board in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see the section entitled “The Merger — Recommendation of the New Senior Board; New Senior’s Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus.
Opinion of New Senior’s Financial Advisor (See page 46)
In connection with the Merger, New Senior’s financial advisor, Morgan Stanley, rendered to the New Senior Board at a meeting of the New Senior Board on June 28, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion, dated as of June 28, 2021, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review set forth in such opinion, the Merger Consideration to be received by holders of New Senior Common Stock, other than Excluded Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders of New Senior Common Stock.
The full text of the opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in preparing the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Morgan Stanley is qualified in its entirety by reference to the full text of the opinion. The opinion was for the information of, and was directed to, the New Senior Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of New Senior to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the New Senior Board in connection with the Merger, and it does not constitute a recommendation to any holder of New Senior Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter.
For more information, see the section entitled “The Merger — Opinion of New Senior’s Financial Advisor” beginning on page 46 and Annex B to this proxy statement/prospectus.
Interests of New Senior Directors and Executive Officers in the Merger (See page 56)
In considering the recommendation of the New Senior Board, you should be aware that New Senior directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of New Senior stockholders generally. The members of the New Senior Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the New Senior stockholders that they vote to approve the proposals to be voted on the Special Meeting. These include:
•
each New Senior Stock Option will vest in full and be cash-settled in connection with the Merger and each New Senior Restricted Stock Award and New Senior RSU Award will vest in full and be converted into the right to receive a number of shares of Ventas Common Stock (in each case, as described below in the section entitled “The Merger — Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger” beginning on page 61 of this proxy statement/prospectus);

•
each of the New Senior executive officers is party to an employment agreement with New Senior that provides severance and other benefits in the case of a “qualifying termination” on or within one year following a change in control, which will include the consummation of the Merger (as described below in the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger — Severance Entitlements” beginning on page 57 of this proxy statement/prospectus);

•
each of the New Senior executive officers will be eligible for additional cash bonuses for the 2021 performance year following the Effective Time (as described below in the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger — 2021 Annual Cash Bonuses” beginning on page 58 of this proxy statement/prospectus); and

•
New Senior directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement (as described below in the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 85 of this proxy statement/prospectus).

See the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on 56 of this proxy statement/prospectus for further information regarding these interests.
Accounting Treatment (See page 62)
In accordance with GAAP, Ventas will account for the Merger as an asset acquisition, with Ventas treated as the acquirer of New Senior. GAAP requires the application of a screen test to evaluate if substantially all the fair value of the acquired entity is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, GAAP requires the identification of the acquirer, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors, the fair value of the gross assets acquired are concentrated in a group of similar identifiable assets, and therefore, the Merger will be treated as an asset acquisition under GAAP, with Ventas being the acquirer. For more information, see the section entitled “The Merger — Accounting Treatment” beginning on page 62 of this proxy statement/prospectus.
Regulatory Matters (See page 62)
In connection with the issuance of Ventas Common Stock in the Merger, pursuant to the Merger Agreement, as a condition to the closing of the Merger, Ventas must file a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that is declared effective by the SEC and must not be the subject of any stop order or proceedings seeking a stop order.
Expected Timing of the Merger (See page 12)
Ventas and New Senior are working to complete the Merger during the week of September 20, 2021. However, the Merger is subject to various conditions, and it is possible that a variety of factors (many of which are beyond the control of Ventas and New Senior) could result in the Merger being completed at a later time, or not at all. For more information, see the section entitled “Risk Factors — Risks Relating to the Merger” beginning on page 19 of this proxy statement/prospectus.
Conditions to Completion of the Merger (See page 81)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
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New Senior obtaining the required vote of its stockholders to adopt the Merger Agreement;

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the approval for listing on the NYSE of shares of Ventas Common Stock to be issued in connection with the Merger, subject to official notice of issuance;

•
the SEC having declared effective the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•
the absence of temporary or permanent injunctions or restraints preventing the Merger or other matters making the Merger illegal;

•
the representations and warranties of the other party being true and correct to the extent and as of the dates specified in the Merger Agreement, including that there have been no changes, effects, developments, circumstances, conditions, states of facts, events or occurrences since March 31, 2021 which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to such other party and the other party having performed in all material respects all of the obligations required to be performed by it under the Merger Agreement, and receipt of an officer’s certificate from the other party at or prior to the closing certifying that the conditions discussed in this bullet have been satisfied;

•
the receipt by Ventas of an opinion of REIT counsel to New Senior, in form and substance reasonably satisfactory to Ventas, to the effect that at all times commencing with New Senior’s taxable year ended December 31, 2014 and through the closing date, New Senior has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled New Senior to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code;

•
the receipt by New Senior of an opinion from counsel to New Senior to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt by New Senior of an opinion from REIT counsel to Ventas, in form and substance reasonably satisfactory to New Senior, to the effect that, at all times commencing with Ventas’s taxable year ended December 31, 2017 and through the closing date, Ventas has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled Ventas to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code.

Neither Ventas nor New Senior can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
No Solicitation; Change in New Senior Board Recommendation (See page 78)
New Senior has agreed that until the earlier of the Effective Time and the termination of the Merger Agreement, it will not, among other things and subject to specified exceptions, solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus) or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal. If at any time before the time the New Senior stockholders approve the Merger Proposal, the New Senior Board receives a bona fide written Acquisition Proposal that has not resulted from a willful breach of the Non-Solicitation Covenant (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus), the New Senior Board may, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, engage in negotiations or discussions with such third party and its representatives and financing sources.
In response to a Superior Proposal or an Intervening Event (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus), the New Senior Board may, subject to specified conditions and requirements, change its recommendation in favor of the Merger Proposal. Prior to effecting such change, the New Senior Board must provide Ventas with notice and four business days of good-faith negotiations (two business days in the case of amendments to the financial terms or other material terms of a Superior

Proposal), and must consider in good faith any revisions to the terms of the Merger Agreement proposed by Ventas and Merger Sub.
New Senior does not have the right to terminate the Merger Agreement to accept a Superior Proposal. Accordingly, notwithstanding a change in recommendation by the New Senior Board, unless Ventas terminates the Merger Agreement following such change in recommendation or the Merger Agreement is otherwise validly terminated, New Senior will still be required to convene the Special Meeting and submit the Merger Proposal to the New Senior stockholders for approval. For more information, see the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus.
Termination of the Merger Agreement (See page 83)
The Merger Agreement may be terminated prior to the Effective Time, whether before or after the required approval of the New Senior stockholders is obtained (subject to specified limitations and qualifications):
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by mutual written consent of Ventas and New Senior;

•
by either Ventas or New Senior, if the Merger is not consummated by January 20, 2022;

•
by either Ventas or New Senior, if a court or other governmental entity issues a final and nonappealable order permanently enjoining or otherwise prohibiting the Merger;

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by either Ventas or New Senior, if the requisite approval of the New Senior stockholders is not obtained at the Special Meeting or at any adjournment or postponement thereof, in each case, at which a vote on adoption of the Merger Agreement is taken;

•
by either Ventas or New Senior, if there is a breach or failure to perform of the representations, warranties, covenants or agreements of the other party, or if any representation or warranty of the other party shall have become untrue, which breach or failure to perform or to be true would result in the failure of the related closing conditions to be satisfied, subject to a cure period;

•
by Ventas, if the New Senior Board changes its recommendation in favor of the Merger Proposal;

•
by Ventas, upon a material breach by New Senior of the Non-Solicitation Covenant; or

•
by Ventas, following the commencement of a tender or exchange offer relating to the New Senior Common Stock by a third party, if the New Senior Board states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position, or fails to publicly affirm the New Senior Board’s recommendation that New Senior stockholders adopt the Merger Agreement and to recommend that New Senior stockholders reject such tender or exchange offer within 10 business days after the commencement of such tender offer or exchange offer (or, if earlier, five business days prior to the Special Meeting).

Expenses and Termination Fees (See page 82)
Generally, all fees and expenses incurred in connection with the Transaction will be paid by the party incurring those expenses, whether or not the Merger is completed. However, each party will share equally the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and in connection with any filings required under the laws governing antitrust or merger control matters related to the Transaction. For more information, see the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 82 of this proxy statement/prospectus.
The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, New Senior may be required to pay Ventas a termination fee of $20.2 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus.

No Appraisal Rights (See page 64)
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, the New Senior stockholders will not be entitled to appraisal rights in connection with the Merger with respect to their shares of New Senior Common Stock. Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because (i) New Senior Common Stock is listed on the NYSE, a national securities exchange, (ii) New Senior stockholders will receive as Merger Consideration only shares of Ventas Common Stock, which will be publicly listed on the NYSE upon the completion of the Merger and (iii) holders of record will receive cash in lieu of fractional shares, New Senior stockholders will not be entitled to appraisal rights in connection with the Merger.
Litigation Related to the Merger (See page 64)
As of August 9, 2021, one complaint has been filed by a purported New Senior stockholder in the United States District Court for the Eastern District of New York and two complaints have been filed by purported New Senior stockholders in the United States District Court for the Southern District of New York seeking to enjoin the Merger among other relief. On July 28, 2021, a complaint was filed against New Senior and the members of the New Senior Board captionedWang v. New Senior Investment Group, Inc. et al., Case No. 1:21-cv-06426 (S.D.N.Y.). On August 3, 2021, a complaint was filed against New Senior and the members of the New Senior Board captioned Morris v. New Senior Investment Group Inc., et al., Case No. 1:21-cv-04354 (E.D.N.Y.). On August 5, 2021, a complaint was filed against New Senior, the members of the New Senior Board, Ventas and Merger Sub captioned Hopkins v. New Senior Investment Group Inc., et al., Case No. 1:21-cv-06630 (S.D.N.Y.). These complaints allege that the registration statement filed in connection with the Merger on July 26, 2021 omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act and the related rules and regulations thereunder, rendering the registration statement false and misleading.
The defendants believe that these complaints are without merit and that no further disclosure is required to supplement the registration statement under applicable laws. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defendants’ defense of the actions will be successful. Additional lawsuits arising out of the Merger may also be filed in the future.
Material U.S. Federal Income Tax Consequences of the Merger (See page 88)
Ventas and New Senior intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to New Senior’s obligation to complete the Merger that New Senior receive an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, New Senior has received a legal opinion to the same effect. If the Merger so qualifies, then a U.S. holder of New Senior Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Ventas Common Stock in exchange for New Senior Common Stock in the Merger (other than gain or loss with respect to cash received in lieu of a fractional share of Ventas Common Stock, if any).
The U.S. federal income tax consequences of the Merger to non-U.S. holders of New Senior Common Stock are expected to be similar to the U.S. federal income tax consequences to U.S. holders, except that any gain required to be recognized (including cash in lieu of fractional shares of Ventas Common Stock)

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 88 of this proxy statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relevant to the Merger. The tax consequences of the Merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the Merger to you.
For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of Ventas Common Stock, see the sections entitled “Material U.S. Federal Income Tax Consequences to Holders of Ventas Common Stock” and “Material U.S. Federal Income Tax Considerations Regarding Ventas's Taxation as a REIT” beginning on page 105 and 90, respectively, of this proxy statement/prospectus.
The Special Meeting (See page 113)
In light of the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only, online via live audio webcast on September 14, 2021, at 9:00 a.m., Eastern Time. The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM, where New Senior stockholders will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.
New Senior has set the close of business on August 6, 2021 as the record date for the Special Meeting, and only holders of record of New Senior Common Stock on the Record Date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you are a stockholder of record of shares of New Senior Common Stock as of the Record Date. On the Record Date, there were 84,063,182 shares of New Senior Common Stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Special Meeting for each share of New Senior Common Stock that you owned on the Record Date.
At the Special Meeting, New Senior stockholders will be asked to consider and vote on (i) the Merger Proposal, (ii) the Non-Binding Compensation Proposal and (iii) the Adjournment Proposal.
The approval by the New Senior stockholders of the Merger Proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to approve the Merger Proposal, the Merger will not occur.
Because the vote on the Non-Binding Compensation Proposal is only advisory in nature, it will not be binding on New Senior or the New Senior Board. Accordingly, because New Senior is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Transaction is consummated and regardless of the outcome of the Non-Binding Compensation Proposal.
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of outstanding shares of New Senior Common Stock entitled to vote thereon. The approval of the Non-Binding Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal, assuming a quorum is present.
As of the Record Date, the directors and executive officers of New Senior beneficially owned approximately 1.5% of the outstanding shares of New Senior Common Stock entitled to vote at the Special Meeting. The directors and executive officers of New Senior have informed New Senior that they currently intend to vote all such shares of New Senior Common Stock “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal.
The New Senior Board unanimously recommends that New Senior stockholders vote “FOR” all of the proposals set forth above. For more information, see the section entitled “The Special Meeting” beginning on page 113 of this proxy statement/prospectus.

Rights of New Senior Stockholders Will Change as a Result of the Merger (See page 125)
New Senior stockholders will have different rights once they become stockholders of Ventas, due to differences between the governing documents of Ventas and New Senior. These differences are described in the section entitled “Comparison of Rights of Ventas Stockholders and New Senior Stockholders” beginning on page 125 of this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
Shares of Ventas Common Stock are listed on the NYSE under the trading symbol “VTR”. Shares of New Senior Common Stock are listed on the NYSE under the trading symbol “SNR”. As of August 6, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, there were 380,352,586 shares of Ventas Common Stock outstanding and 84,063,182 shares of New Senior Common Stock outstanding.
The following table presents trading information for Ventas Common Stock and New Senior Common Stock on June 25, 2021, the last trading day before public announcement of the Merger Agreement following the closing of trading on that day, and August 6, 2021, the latest practicable trading day before the date of this proxy statement/prospectus.
Date	Ventas Common Stock			New Senior Common Stock
	High	Low	Close	High	Low	Close
June 25, 2021	$58.35	$57.64	$58.31	$6.99	$6.91	$6.91
August 6, 2021	$60.78	$58.01	$58.30	$9.38	$8.96	$9.00
For illustrative purposes, the following table provides New Senior equivalent per share information on each of the specified dates. New Senior equivalent per share amounts are calculated by multiplying the per share price of each share of Ventas Common Stock by 0.1561, the Exchange Ratio, and rounded up or down to the nearest cent.
Date	Ventas Common Stock			New Senior Common Stock
	High	Low	Close	High	Low	Close
June 25, 2021	$58.35	$57.64	$58.31	$9.11	$9.00	$9.10
August 6, 2021	$60.78	$58.01	$58.30	$9.49	$9.06	$9.10
The Exchange Ratio in the Merger is fixed (other than in specified circumstances as discussed herein) and will not be adjusted for changes in the market value of Ventas Common Stock or New Senior Common Stock. Because of this, the implied value of the consideration to New Senior stockholders in the Merger based on the trading price of shares of Ventas Common Stock will fluctuate between now and the completion of the Merger. As a result, you should obtain recent market prices of Ventas Common Stock and New Senior Common Stock prior to voting your shares. For more information, see the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.
New Senior stockholders are encouraged to obtain current market quotations for Ventas Common Stock and New Senior Common Stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Ventas Common Stock before or after the effective date of the Merger. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” New Senior stockholders should read and consider the following risks before deciding how to vote. In addition, New Senior stockholders should read and consider the risks associated with each of the businesses of Ventas and New Senior because these risks will also affect Ventas, as the combined company, following completion of the transactions. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021 of Ventas and New Senior, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
Risks Relating to the Merger
The pending Merger may not be completed on the currently contemplated timeline or terms, or at all.
The completion of the Merger is subject to certain conditions, including: (1) adoption by the New Senior stockholders of the Merger Agreement; (2) approval for listing on the NYSE of Ventas Common Stock to be issued in connection with the Merger; (3) the SEC having declared effective the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement on Form S-4 not being the subject of any stop order or proceeding seeking a stop order; (4) the absence of any law or order prohibiting the closing of the Merger; (5) accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications; (6) the absence of any material adverse effect with respect to Ventas or New Senior; (7) compliance with each party’s covenants in all material respects; (8) receipt by New Senior of an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (9) receipt by Ventas of an opinion from New Senior’s REIT counsel to the effect that New Senior will qualify as a REIT under the Code; and (10) receipt by New Senior of an opinion from Ventas’s REIT counsel to the effect that Ventas will qualify as a REIT under the Code.
Neither Ventas nor New Senior can provide assurance that the conditions to completing the Merger will be satisfied or waived, and accordingly, that the Merger will be completed on the terms or timeline that the parties anticipate or at all. If any condition to the Merger is not satisfied, it could delay or prevent the Merger from occurring, which could negatively impact the price of New Senior Common Stock or Ventas Common Stock and the parties’ business, financial condition, results of operations and growth prospects. In addition, either Ventas or New Senior may terminate the Merger Agreement under specified circumstances, including, among other reasons, if the Merger is not completed by 5:00 p.m., New York time, on January 20, 2022 (which we refer to as the “Outside Date”).
In addition to the above risks, if the Merger Agreement is terminated and New Senior seeks an alternative transaction, New Senior stockholders cannot be certain that New Senior will be able to find a party willing to engage in a transaction on more attractive terms than the Merger. In addition, if the Merger Agreement is terminated under certain circumstances specified therein, New Senior may be required to pay Ventas a termination fee of $20.2 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus.
Failure to complete the pending Merger could have an adverse effect on New Senior or Ventas.
Either Ventas or New Senior may terminate the Merger Agreement in specified circumstances. If the Merger is not completed, the parties’ business, financial condition, results of operations and growth prospects may be adversely affected and, without realizing any of the benefits of having completed the Merger, Ventas and New Senior will be subject to a number of risks, including the following:
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the market price of the Ventas Common Stock or New Senior Common Stock could decline;

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Ventas and New Senior will have incurred substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger, which could adversely affect the parties’ business, financial condition, results of operations and growth prospects;
•
if the Merger Agreement is terminated and the Ventas Board or the New Senior Board seeks another transaction, the Ventas and New Senior stockholders cannot be certain that Ventas or New Senior, respectively, will be able to find another party willing to enter into a transaction as attractive as the Merger;

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Ventas or New Senior could be subject to litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against such party to perform its obligations under the Merger Agreement;

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Ventas and New Senior will not realize the benefit of the time and resources, financial and otherwise, committed by management to matters relating to the Merger that could have been devoted to pursuing other beneficial opportunities;

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Ventas or New Senior may experience reputational harm due to the adverse perception of any failure to successfully complete the Merger or negative reactions from the financial markets or from Ventas’s or New Senior’s tenants, managers, vendors, employees and other commercial relationships; and

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New Senior may be required, under specified circumstances, to pay Ventas a termination fee of $20.2 million.

Any of these risks could adversely affect Ventas’s or New Senior’s business, financial condition, results of operations and growth prospects. Similarly, delays in the completion of the Merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the Merger and could adversely affect Ventas’s or New Senior’s business, financial condition, results of operations and growth prospects after the Merger.
The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Ventas or New Senior.
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of New Senior Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration, which is 0.1561 of a newly issued share of Ventas Common Stock. Holders of record of New Senior Common Stock will receive cash in lieu of fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes of either Ventas Common Stock or New Senior Common Stock prior to the closing of the Merger, although it will be equitably adjusted in specified circumstances.
Changes in the price of Ventas Common Stock prior to the Merger will affect the market value of the Merger Consideration that New Senior stockholders will receive on the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Ventas and New Senior), including the following factors:
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the trajectory and future impact of the COVID-19 pandemic, including the impact of the Delta variant, or any other variant, and the ultimate recovery of the senior housing industry from the COVID-19 pandemic;

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changes in the respective businesses, operations, assets, liabilities and prospects of either company;

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changes in market assessments of the business, operations, financial position and prospects of either company;

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market assessments of the likelihood that the Merger will be completed;

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the expected timing of the Merger;

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interest rates, general market and economic conditions and other factors affecting the price of Ventas Common Stock and New Senior Common Stock;

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federal, state and local legislation, governmental regulation and legal developments in the businesses in which Ventas and New Senior operate; and

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other factors beyond the control of Ventas or New Senior, including those described under this “Risk Factors” heading.

The price of Ventas Common Stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus and on the date of the Special Meeting. As a result, the market value of the Merger Consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Ventas Common Stock during the period from June 25, 2021, the last trading day before public announcement of the Merger, through August 6, 2021, the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio of 0.1561 represented a market value per share of New Senior Common Stock ranging from a low of $8.91 to a high of $9.43. Because the Merger will be completed after the date of the Special Meeting, at the time of the Special Meeting, you will not know the exact market value of the Ventas Common Stock that New Senior stockholders will receive upon completion of the Merger. If the price of Ventas Common Stock declines between the date the Merger Agreement was signed or the date of the Special Meeting and the closing of the Merger, including for any of the reasons described above, New Senior stockholders will receive shares of Ventas Common Stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the Special Meeting, respectively.
Therefore, since the number of shares of Ventas Common Stock to be issued per share of New Senior Common Stock is generally fixed, New Senior stockholders cannot be sure of the market value of the Merger Consideration they will receive upon completion of the Merger.
New Senior stockholders will have a reduced ownership and voting interest in Ventas after the Effective Time and will exercise less influence over management.
The Merger will result in New Senior stockholders having an ownership stake in Ventas that is significantly smaller than their current ownership stake in New Senior. Immediately after the Effective Time, based on the number of shares of Ventas Common Stock and New Senior Common Stock and the number of New Senior equity awards, other than options, outstanding as of August 6, 2021, the latest practicable date before the date of this proxy statement/prospectus, former New Senior equityholders are expected to own approximately 3.4% of the issued and outstanding shares of Ventas Common Stock. The number of shares of Ventas Common Stock that will be issued in the Merger will depend on, among other factors, the number of shares of New Senior Common Stock and New Senior equity awards outstanding immediately prior to the Effective Time. Consequently, New Senior stockholders, as a general matter, will have less influence over the management and policies of Ventas after the Effective Time than they currently exercise over the management and policies of New Senior.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of New Senior or could result in any competing proposal being at a lower price than it might otherwise be.
New Senior is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide information to third parties, to enter into or continue discussions or negotiations with third parties regarding alternative acquisition proposals, to enter into any commitment with respect to any alternative acquisition proposal, to recommend or approve any alternative acquisition proposal or change in recommendation by the New Senior Board, subject to customary exceptions. In addition, New Senior may be required to pay Ventas a termination fee of $20.2 million in specified circumstances, including if the Merger Agreement is terminated in specified circumstances following New Senior’s receipt of an alternative acquisition proposal. New Senior does not have the right to terminate the Merger Agreement to accept an alternative acquisition proposal. Accordingly, notwithstanding a change in recommendation by the New Senior Board, unless Ventas terminates the Merger Agreement following such change in recommendation or the Merger Agreement is otherwise validly terminated, New Senior will still be required to convene the Special Meeting and submit the Merger Proposal to the New Senior stockholders for approval. For more information, see the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of New Senior from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect Ventas’s and/or New Senior’s businesses and operations.
In connection with the pending Merger, some tenants, managers, vendors or other parties with commercial relationships with each of Ventas and New Senior may delay or defer decisions, which could adversely affect the parties’ business, financial condition, results of operations and growth prospects, regardless of whether the Merger is completed. Similarly, current and prospective employees of Ventas and New Senior may experience uncertainty about their future roles with the combined company following the Merger, which may adversely affect the ability of each of Ventas and New Senior to attract and retain key personnel during the pendency of the Merger. In addition, due to covenants in the Merger Agreement, New Senior may be unable (without Ventas’s prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. Ventas is subject to a more limited set of operating covenants that may limit or restrict its ability to act in certain circumstances.
The directors and executive officers of New Senior may have interests in seeing the Merger completed that may be different from, or in addition to, those of New Senior stockholders generally.
The directors and executive officers of New Senior may have interests in the Merger that may be different from, or in addition to, those of New Senior stockholders generally. The members of the New Senior Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the New Senior stockholders that they vote to approve the Merger Proposal. For more information, see the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus.
If the Merger is not consummated by the Outside Date, either Ventas or New Senior may terminate the Merger Agreement.
Either Ventas or New Senior may terminate the Merger Agreement if the Merger has not been consummated by the Outside Date. However, this termination right will not be available to a party if that party failed to comply with any provision under the Merger Agreement and that failure was the principal cause of the failure to consummate the Merger before such date. Any termination of the Merger Agreement may adversely affect the parties’ business, financial condition, results of operations and growth prospects. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus.
If the Merger does not qualify as a “reorganization,” there may be adverse tax consequences.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to New Senior’s obligation to complete the Merger that New Senior receives an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, such opinion is not binding on the IRS and is not a guarantee that the Merger, in fact, will qualify as a “reorganization”. Moreover, neither Ventas nor New Senior has requested or plans to request a ruling from the IRS that the Merger qualifies as a “reorganization”. If the Merger were to fail to qualify as a “reorganization,” then each U.S. holder of New Senior Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Ventas Common Stock and cash in lieu of any fractional share of Ventas Common

Stock received by the New Senior stockholder in the Merger; and (ii) the New Senior stockholder’s adjusted tax basis in its New Senior Common Stock.
An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the Transaction, could have a material adverse impact on the businesses of Ventas and New Senior and their ability to consummate the Transaction.
Transactions like the Merger are frequently the subject of litigation or other legal proceedings, including actions alleging that either parties’ board of directors breached their respective duties to their stockholders or other equity holders by entering into a merger agreement, by failing to obtain a greater value in a transaction for their stockholders or any other claims (contractual or otherwise) arising out of a merger or the transactions related thereto. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse impact on Ventas’s or New Senior’s ability to consummate the Merger or their respective businesses, financial conditions, results of operations and growth prospects, including through the possible diversion of either company’s resources or distraction of key personnel.
New Senior stockholders will not have appraisal rights in the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, the New Senior stockholders will not be entitled to appraisal rights in connection with the Merger with respect to their shares of New Senior Common Stock. Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because (i) New Senior Common Stock is listed on the NYSE, a national securities exchange, (ii) New Senior stockholders will receive as Merger Consideration only shares of Ventas Common Stock, which will be publicly listed on the NYSE upon the completion of the Merger and (iii) holders of record will receive cash in lieu of fractional shares, New Senior stockholders will not be entitled to appraisal rights in connection with the Merger.
Risks Relating to Ventas After Completion of the Transaction
Ventas expects to incur substantial expenses related to the Transaction.
Ventas expects to incur substantial expenses in completing the Transaction and integrating the business, operations, practices, policies and procedures of New Senior. While Ventas and New Senior have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Transaction are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
Ventas may not realize the anticipated benefits and synergies from the pending Merger.
The Merger involves the combination of two companies which currently operate as independent public companies. While Ventas and New Senior will continue to operate independently until the completion of the Merger, the success of the Merger will depend, in part, on Ventas’s ability to realize the anticipated benefits from successfully combining its and New Senior’s businesses. Ventas plans on devoting substantial management attention and resources to integrating its and New Senior’s business practices and operations so that Ventas can fully realize the anticipated benefits of the Merger. Nonetheless, the business and assets acquired may not be successful or continue to grow at the same rate as when operated independently or may require greater resources and investments than originally anticipated. The Merger could also result in the assumption of unknown or contingent liabilities. Potential difficulties Ventas may encounter in the integration process include the following:
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the inability to successfully combine the businesses of Ventas and New Senior in a manner that permits Ventas to achieve the cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated, or at all;

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the failure to integrate operations and internal systems, programs and controls;

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the inability to successfully realize the anticipated value from some of New Senior’s assets;

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lost sales, loss of tenants and other commercial relationships;

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the complexities associated with managing the combined company;

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the additional complexities of combining two companies with different histories, cultures, markets, strategies and customer bases;

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the failure to retain key employees of either of the two companies that may be difficult to replace;

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the disruption of each company’s ongoing businesses or inconsistencies in services, standards, controls, procedures and policies;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transaction; and

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performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating Ventas’s and New Senior’s operations.

Any of these risks could adversely affect each company’s ability to maintain relationships with tenants, managers, vendors, employees and other commercial relationships. As a result, the anticipated benefits of the Merger may not be realized fully within the expected timeframe or at all or may take longer to realize or cost more than expected, which could adversely affect Ventas’s business, financial condition, results of operations and growth prospects. In addition, changes in laws and regulations could adversely impact Ventas’s business, financial condition, results of operations and growth prospects.
Following the Merger, Ventas’s asset concentration in senior housing real estate and Ventas’s reliance on a limited number of operators will increase.
New Senior’s investments are concentrated solely in the senior housing sector, with the majority of its assets managed by Harvest Management Sub LLC (doing business as Holiday Retirement Corp) (which we refer to as “Holiday Retirement”). On July 30, 2021, Atria Senior Living, Inc. (which we refer to as “Atria”) acquired the management services division of Holiday Retirement (which we refer to as the “Holiday Acquisition”). Prior to the Merger, approximately 44% of Ventas’s assets were concentrated in senior housing real estate (based on Ventas’s second quarter annualized adjusted net operating income) and following the Merger, approximately 48% of Ventas’s assets will be concentrated in senior housing real estate. As a result, any factors that affect senior housing real estate will have a more pronounced effect on Ventas’s portfolio following consummation of the Merger.
Additionally, as a result of the Holiday Acquisition and following the consummation of the Merger, Ventas’s concentration of property management in Atria will also increase and Ventas will have increased reliance on Atria’s personnel, expertise, technical resources and information systems, compliance procedures and programs, proprietary information, good faith and judgment to manage its senior housing operations efficiently and effectively. As a result, any failure or inability or unwillingness on the part of Atria to satisfy its obligations under its management agreements, or adverse developments in Atria’s business and affairs or financial condition that impacts or impairs its ability to manage Ventas’s properties efficiently and effectively and in compliance with applicable laws, could adversely affect Ventas’s business, financial condition, results of operations and growth prospects.

Following the Merger, Ventas will have a substantial amount of indebtedness and may need to incur more in the future.
As of June 30, 2021, Ventas had approximately $11.8 billion of outstanding indebtedness. This amount excludes the outstanding indebtedness of New Senior, which as of June 30, 2021 was $1.5 billion, which may be repaid or remain outstanding (or a combination thereof) in connection with the Transaction. The instruments governing Ventas’s existing indebtedness permit Ventas to incur substantial additional debt, including secured debt, and Ventas may satisfy its capital and liquidity needs through additional borrowings. A high level of indebtedness would require Ventas to dedicate a substantial portion of its cash flow from operations to the payment of debt service, thereby reducing the funds available to implement its business strategy and make distributions to Ventas stockholders. A high level of indebtedness on an absolute basis or as a ratio to its cash flow could also have the following consequences:
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potential limits on Ventas’s ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate or healthcare industries;

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potential impairment of Ventas’s ability to obtain additional financing to execute on its business strategy; and

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potential downgrade in the rating of Ventas’s debt securities by one or more rating agencies, which could have the effect of, among other things, limiting Ventas’s access to capital and increasing its cost of borrowing.

In addition, from time to time, Ventas mortgages certain of its properties to secure payment of indebtedness. If Ventas is unable to meet its mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a resulting loss of income and asset value.
Counterparties to certain agreements with New Senior may exercise contractual rights under such agreements in connection with the Merger.
New Senior is party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements, or which provide the counterparty with termination or other rights even in the absence of a change in control. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.
Risks Relating to the Status of Ventas and New Senior as REITs
Ventas may incur adverse tax consequences if New Senior has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
It is a condition to the obligation of Ventas to complete the Merger that Ventas receive an opinion from New Senior’s REIT counsel to the effect that, at all times commencing with its taxable year ended December 31, 2014 and through the closing date, New Senior has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled New Senior to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. The opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by New Senior. If any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If New Senior has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, Ventas generally would succeed to and may incur significant tax liabilities and Ventas could possibly fail to qualify as a REIT. In addition, if New Senior has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, for the five-year period following the Effective Time, upon a taxable disposition of any of New Senior’s assets, Ventas or the surviving company could be subject to corporate-level tax with respect to all or a portion of the gain so recognized.
REITs are subject to a range of complex organizational and operational requirements.
As REITs, each of Ventas and New Senior must distribute to their stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. In order to meet these tests, Ventas and New Senior may be required to forego investments they might otherwise make (including investments in their tenants) or to liquidate otherwise attractive investments. This limited investment scope could also lead to financial risks or limit their flexibility during times of operating instability. For any taxable year that Ventas or New Senior fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income, and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Ventas or New Senior, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Ventas or New Senior, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If Ventas failed to qualify as a REIT or if New Senior failed to qualify as a REIT and the Merger is completed, the market price of Ventas common stock may decline, and Ventas may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.
The tax imposed on REITs engaged in “prohibited transactions” may limit Ventas’s or New Senior’s ability to engage in certain transactions which would be treated as sales for U.S. federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, unless certain safe harbor exceptions apply. Although Ventas and New Senior do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of its business, such characterization is a factual determination and no guarantee can be given that the IRS would agree with Ventas’ characterization of its properties or that Ventas or New Senior will always be able to make use of the available safe harbors.
Risks Relating to an Investment in Ventas Common Stock Following the Merger
The market price of Ventas Common Stock may decline as a result of the Transaction.
The market price of Ventas Common Stock may decline as a result of the Transaction if, among other things, Ventas does not achieve the perceived benefits of the Merger or the effect of the Merger on Ventas’s results of operations or financial conditions is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Transaction, Ventas stockholders and New Senior stockholders will own interests in Ventas, which will operate an expanded business with, among other things, an increased asset concentration in senior housing real estate. Current stockholders of Ventas and New Senior may not wish to continue to invest in Ventas, or may wish to dispose of some or all of their shares of Ventas Common Stock. If, following the Effective Time or while the Merger is pending, large amounts of Ventas Common Stock are sold, the price of Ventas Common Stock could decline, perhaps substantially.
After the Transaction is completed, New Senior stockholders who receive shares of Ventas Common Stock in connection with the Merger will have different rights that may be less favorable than their current rights as New Senior stockholders.
After the Effective Time, New Senior stockholders who receive shares of Ventas Common Stock in connection with the Merger will have different rights, which may be less favorable than their current rights as New Senior stockholders. For more information, see the section entitled “Comparison of Rights of Ventas Stockholders and New Senior Stockholders” beginning on page 125 of this proxy statement/prospectus.
Following the Merger, Ventas may not continue to pay dividends at or above the rate currently paid by Ventas or New Senior.
Following the Merger, the stockholders of Ventas may not receive dividends at the same rate that they did as stockholders of Ventas or New Senior prior to the Merger for various reasons, including those discussed elsewhere in this section entitled “Risk Factors” and the following:
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Ventas may not have enough cash to pay such dividends due to changes in Ventas’s cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Ventas Board, which reserves the right to change Ventas’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

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the amount of dividends that Ventas’s subsidiaries may distribute to Ventas may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Ventas will have no contractual or other legal right to dividends that have not been declared by the Ventas Board.
Other Risks
The market price and trading volume of the Ventas common stock may be volatile.
Investors in shares of Ventas Common Stock may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to Ventas’s operating performance or prospects. In addition, United States stock markets, including the NYSE, on which Ventas Common Stock is listed under the trading symbol “VTR,” have experienced significant price volatility and may continue to experience similar volatility. Ventas and New Senior cannot assure you that the market price of Ventas Common Stock will not fluctuate or decline significantly in the future. In addition to the risks listed in this section entitled “Risk Factors” and the section entitled “Risk Factors” in Ventas’s most recently filed reports on Forms 10-K and 10-Q, a number of factors could negatively affect Ventas’s share price or result in fluctuations in the price or trading volume of Ventas Common Stock, including:
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the annual yield from distributions on Ventas Common Stock as compared to yields on other financial instruments;

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equity issuances by Ventas (including issuances of Ventas Common Stock in the Merger) or future sales of substantial amounts of Ventas Common Stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

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increases in market interest rates or a decrease in Ventas’s distributions to stockholders that lead purchasers of Ventas Common Stock to demand a higher yield;

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changes in market valuations of similar companies;

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fluctuations in stock market prices and volumes;

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additions or departures of key management personnel;

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Ventas’s operating performance and the performance of other similar companies;

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actual or anticipated differences in Ventas’s quarterly operating results;

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changes in expectations of future financial performance or changes in estimates of securities analysts;

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publication of research reports about Ventas or its industry by securities analysts;

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failure to qualify as a REIT;

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adverse market reaction to any indebtedness Ventas incurs in the future, including indebtedness to be assumed or incurred in connection with the Merger;

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strategic decisions by Ventas or its competitors, such as acquisitions, divestments, spinoffs, joint ventures, strategic investments or changes in business strategy;

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the passage of legislation or other regulatory developments that adversely affect Ventas or its industry or any failure by Ventas to comply with regulatory requirements;

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the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

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the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

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the inability of Ventas to sell properties if and when it would be appropriate to do so;

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risks and liabilities in connection with Ventas’s co-investment ventures and investment in new or existing co-investment ventures, including that Ventas’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

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speculation in the press or investment community;

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changes in Ventas’s results of operations, financial condition or prospects;

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failure to satisfy the listing requirements of the NYSE;

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failure to comply with the requirements of the Sarbanes-Oxley Act;

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actions by institutional stockholders of Ventas;

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changes in accounting principles;

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changes in environmental conditions or the potential impact of climate change;

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the trajectory and future impact of the COVID-19 pandemic, including the impact of the Delta variant, or any other variant;

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terrorist attacks or other acts of violence or war in areas in which Ventas’s properties are located or markets on which Ventas’s securities are traded; and

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general economic or market conditions, including the ultimate recovery of the senior housing industry or other factors unrelated to Ventas’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert Ventas’s management’s attention and resources, which could have a material adverse effect on Ventas’s business, financial condition, results of operations and growth prospects.
Ventas and New Senior face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the Merger, Ventas will face various other risks, including those discussed in reports filed by Ventas and New Senior with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding New Senior and Ventas, including, but not limited to, statements related to the Merger and the anticipated timing, results and benefits thereof; statements regarding the expectations and beliefs of the New Senior Board, New Senior management, the Ventas Board or Ventas management and other statements that are not historical facts. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of New Senior’s and Ventas’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond New Senior’s or Ventas’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with New Senior’s and Ventas’s ability to complete the Merger on the proposed terms or on the anticipated timeline, or at all, as those set forth in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus, as well as the following:
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risks and uncertainties related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the Merger;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

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risks related to diverting the attention of New Senior and Ventas management from ongoing business operations;

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failure to realize the expected benefits of the Merger; significant transaction costs and/or unknown or inestimable liabilities;

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the risk of litigation in connection with the Merger, including resulting expense or delay;

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the risk that New Senior’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

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risks related to future opportunities and plans for the combined company, including the uncertainty of financial performance and results of the combined company following completion of the Merger;

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the ability of the combined company to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes and the potentially onerous consequences that any such failure to maintain such qualification would have on the combined company’s business;

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disruption from the Merger, making it more difficult to conduct business as usual or maintain relationships with property managers, tenants, employees or other third parties;

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effects relating to the announcement of the Merger or any further announcements or the consummation of the Merger on the market price of New Senior Common Stock or Ventas Common Stock;

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the possibility that, if Ventas does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors or at all, the market price of Ventas Common Stock could decline;

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regulatory initiatives and changes in tax laws;

•
market volatility and changes in economic conditions; and

•
other risks and uncertainties affecting New Senior and Ventas, including those described from time to time under the caption “Risk Factors” and elsewhere in New Senior’s and Ventas’s SEC filings and reports, including New Senior’s Annual Report on Form 10-K for the fiscal year ended December 31,

2020, Ventas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent filings and reports by either company.
In addition, the trajectory and future impact of the COVID-19 pandemic remains highly uncertain and may change rapidly. The extent of the pandemic’s continuing and ultimate impact on the combined company’s ability to generate revenues from its operations and the operation of its facilities will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time. Moreover, other risks and uncertainties of which New Senior or Ventas are not currently aware may affect each company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Readers of this proxy statement/prospectus are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this proxy statement/prospectus are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by New Senior or Ventas on their respective websites or otherwise. Except as otherwise required by law, neither New Senior nor Ventas undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

INFORMATION ABOUT THE COMPANIES
Ventas, Inc.
Ventas, a Delaware corporation, is a REIT operating at the intersection of healthcare and real estate. Ventas holds a highly diversified portfolio of senior housing, life science, research and innovation, and healthcare properties located throughout the United States, Canada and the United Kingdom. As of June 30, 2021, Ventas owned or had investments in approximately 1,200 properties (including properties classified as held for sale), consisting of senior housing communities, medical office buildings, life science, research and innovation centers, inpatient rehabilitation facilities and long-term acute care facilities, and health systems, which are generally referred to as “healthcare real estate”. Ventas was originally founded in 1983.
The principal executive offices of Ventas are located at 353 N. Clark Street, Suite 3300, Chicago, Illinois 60654, and its telephone number is (877) 483-6827.
Ventas Common Stock is listed on the NYSE, trading under the symbol “VTR”.
Additional information about Ventas and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
New Senior Investment Group Inc.
New Senior, a Delaware corporation, is a REIT with a geographically diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states.
The principal executive offices of New Senior are located at 55 West 46th Street, Suite 2204, New York, New York 10036, and its telephone number is (646) 822-3700.
New Senior Common Stock is listed on the NYSE, trading under the symbol “SNR”.
Additional information about New Senior and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus and in the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
Cadence Merger Sub LLC
Merger Sub, a Delaware limited liability company, is a subsidiary of Ventas. Merger Sub was formed in Delaware on June 25, 2021 solely for the purpose of engaging in the Transaction.
The principal executive offices of Merger Sub are located at 353 N. Clark Street, Suite 3300, Chicago, Illinois 60654, and its telephone number is (877) 483-6827.

THE MERGER
The following is a discussion of the Merger and the material terms of the Merger Agreement by and among Ventas, Merger Sub and New Senior. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus.
Background of the Merger
Since completing the Internalization, prior to which New Senior had been externally managed by an affiliate of Fortress Investment Group LLC, the New Senior Board has regularly evaluated New Senior’s historical performance, current financial position, future growth prospects and long-term strategic plan. The New Senior Board has also considered various strategic opportunities available to New Senior as well as ways to enhance stockholder value and New Senior’s performance, capital structure and prospects, including in light of the business, competitive, regulatory, financing and economic environment and developments in New Senior’s industry and the constraints imposed by New Senior’s leverage profile. These reviews have included discussions as to whether New Senior should continue to execute on its strategy as a stand-alone company; pursue various acquisitions, business combinations or joint ventures; seek to improve its capital structure, including by deleveraging; diversify its operator base, form strategic partnerships with operators or build or acquire in-house operator capabilities; or pursue a sale of the entire company or certain of its assets. In considering the various available strategic opportunities, the New Senior Board has considered from time to time what would offer the best avenue to enhance stockholder value along with the potential associated benefits and risks.
In addition, from time to time since the Internalization, New Senior has received non-binding proposals or other inquiries from various parties (directly or through their financial advisors) relating to acquisitions of or other strategic transactions involving New Senior. While New Senior has not engaged in a sale process since the Internalization nor engaged a financial advisor to pursue a sale, the New Senior Board considered these proposals and inquiries along with management as part of its strategic reviews. These reviews included, among other things, the value proposition of the proposal or inquiry, an assessment of the overall strength of the counterparty, its strategic fit with New Senior, its financial position and ability to execute a transaction with New Senior and the track record and strength of its management team.
New Senior ultimately did not make available non-public due diligence information or engage in significant discussions with respect to any of these proposals or inquiries because it did not consider that any of them was likely to lead to a transaction more attractive than New Senior’s standalone business plan, other than with Ventas and “Party A”, as described in more detail below.
Also from time to time since the Internalization, Susan Givens, President and Chief Executive Officer of New Senior, has met privately or at industry functions with Debra Cafaro, Chairman and Chief Executive Officer of Ventas, and discussed various matters, including their respective views on the senior housing sector and its dynamics and trends, and on the potential merits of various strategic opportunities available to industry participants, including in certain cases opportunities involving both Ventas and New Senior.
On May 5, 2021, Ms. Cafaro emailed Ms. Givens and asked if she was available to meet for lunch during Ms. Cafaro’s upcoming visit to New York. Ms. Givens agreed to meet, and shortly thereafter notified Robert Savage, Chairman of the New Senior Board, of Ms. Cafaro’s outreach and stated she would update him on what was discussed at the lunch.
On May 10, 2021, Ms. Givens and Ms. Cafaro met for lunch in New York. The two discussed their respective companies, their views of the senior housing sector and its ongoing recovery from the effects of the COVID-19 pandemic, and the resulting impact on the competitive landscape. In the course of this conversation, Ms. Givens remarked that in her view there might be opportunities available for New Senior and Ventas to work together, although no specific transactions were discussed. Shortly after the conclusion of the lunch, Ms. Givens updated Mr. Savage regarding what had been discussed.
On May 25, 2021, Ms. Cafaro called Ms. Givens and indicated that Ventas may be interested in pursuing an acquisition of New Senior and asked if New Senior would be willing to provide Ventas with access to non-public information to facilitate Ventas’s review of a potential transaction. Ms. Givens replied that she did not think New Senior would be willing to provide non-public information until Ventas provided a proposed valuation, but that she would discuss internally and respond in due course.
On May 25, 2021, at a regularly scheduled meeting of the Ventas Board, management discussed the possibility of pursuing a transaction with New Senior, including the benefits and considerations of such a transaction, among other acquisition opportunities. Ms. Cafaro briefed the Ventas Board on her call with Ms. Givens earlier in the day.
Later on May 25, 2021, Ms. Givens notified Mr. Savage of her conversation with Ms. Cafaro and the two discussed appropriate next steps, determining that New Senior should not consider providing broad access to non-public information to Ventas or evaluate a potential transaction unless Ventas provided a proposed valuation, at which point a meeting of the New Senior Board would be convened to consider the proposal. Ms. Givens also contacted a representative of Morgan Stanley to begin discussing the outreach from Ventas and to see if Morgan Stanley would act as New Senior’s financial advisor were discussions to occur, subject to the New Senior Board’s ultimate approval of the engagement and its terms. Morgan Stanley was ultimately retained by New Senior based on its in-depth knowledge of New Senior gained from its longstanding relationship with New Senior and on Morgan Stanley’s qualifications, expertise, reputation and experience in providing financial advisory services in the REIT sector.
On May 26, 2021, Ms. Givens called Ms. Cafaro to confirm that New Senior would not engage in further discussions regarding a potential transaction or provide broad access to non-public information unless Ventas provided a proposed valuation, although New Senior would consider addressing any questions Ventas had been unable to answer based on publicly available information it believed were critical to formulating a proposal. Ms. Cafaro indicated that she understood and would discuss internally and get back to Ms. Givens after doing so.
On May 27, 2021, John Cobb, Executive Vice President and Chief Investment Officer of Ventas, emailed Ms. Givens and asked for her to call him.
On May 28, 2021, Ms. Givens and Mr. Cobb spoke by telephone, and Mr. Cobb requested a video conference later that day to discuss certain high-level questions related to New Senior’s outstanding debt and business operations. Later that day, Ms. Givens and Bhairav Patel, Executive Vice President of Finance and Accounting of New Senior, held a video conference with Mr. Cobb and other members of Ventas management regarding these topics. At the end of the call, Mr. Cobb said that Ventas would be in touch.
On June 2, 2021, Ms. Cafaro emailed Ms. Givens to arrange a video conference. Later that day, Ms. Givens held a video conference with Ms. Cafaro during which Ms. Cafaro delivered a non-binding proposal for Ventas to acquire New Senior in an all-stock transaction that valued each share of New Senior Common Stock at $8.75 per share, subject to the completion of due diligence and customary definitive transaction documentation. Ms. Cafaro also indicated that the proposal was conditioned upon New Senior agreeing to a 10-business day exclusivity period, during which Ventas expected to execute a confidentiality agreement, complete due diligence and negotiate and execute definitive transaction documentation, and that a written proposal was forthcoming. Ms. Givens replied that she would discuss the proposal with the New Senior Board and respond to Ms. Cafaro in due course. Shortly after the video conference, Ms. Cafaro sent Ms. Givens a written version of the non-binding proposal, which provided for a fixed exchange ratio to be determined based on a trailing volume-weighted average closing price of Ventas Common Stock on NYSE during a mutually agreed period preceding signing, indicated that the proposal was not subject to any financing contingency although Ventas did intend to assume certain fixed rate debt, and specified that any cash required to refinance New Senior’s outstanding debt would be funded with cash on hand, existing credit facilities and new Ventas debt issuance. On that day, Ms. Givens called each member of the New Senior Board to review the proposal with each of them, and she scheduled a meeting of the New Senior Board for the next day to review the proposal in more detail.
On June 3, 2021, the New Senior Board held a meeting via video conference with members of management and representatives of Morgan Stanley and Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), New Senior’s legal advisor, in attendance to discuss Ventas’s proposal. The New Senior Board reviewed the discussions to date with representatives of Ventas and Ventas’s request for exclusivity. A representative of Cravath reviewed the New Senior Board’s fiduciary duties generally and in the context of a potential sale of the company, including in an all-stock transaction involving a non-controlled public company acquirer like Ventas, and provided legal advice regarding how the New Senior Board might evaluate the request for exclusivity. Following discussion, the New Senior Board directed New Senior management and the representatives of Morgan Stanley to prepare additional financial and other analyses to facilitate a more detailed review and evaluation of the price and other terms of Ventas’s proposal, as well as of potential strategic alternatives, and agreed to reconvene in the coming days once management and the advisors had completed such analyses. The New Senior Board also considered that J. Justin Hutchens, Executive Vice President, Senior Housing, of Ventas had served on the New Senior Board from June 2019 through February 2020, and determined that Mr. Hutchens’s prior board service should not disqualify him from participating on the Ventas deal team in light of Mr. Hutchens’ short tenure of service on the New Senior Board and the time that had elapsed since he had left the New Senior Board. Immediately following the meeting, management shared Ventas’s written proposal with the New Senior Board by email.
On June 3, 2021, Ms. Cafaro called Matthew Lustig, the Chair of the Investment Committee of the Ventas Board, to provide an update with respect to Ventas’s conversations thus far with New Senior and to inform him that Ventas had submitted a non-binding proposal to acquire New Senior in an all-stock transaction.
On June 6, 2021, the New Senior Board held a meeting via video conference with members of management and representatives of Morgan Stanley and Cravath in attendance to continue the review of Ventas’s proposal and determine how to respond. Representatives of Morgan Stanley reviewed the key proposed transaction terms, including that the proposal implied a premium of 27% to New Senior’s closing stock price on June 4, 2021 and a total enterprise value for New Senior of approximately $2.3 billion and that former New Senior stockholders would own approximately 3.5% of the combined company pro forma for the transaction. The representatives of Morgan Stanley then reviewed preliminary financial information regarding Ventas, New Senior and the Ventas proposal, and the New Senior Board discussed with management and the advisors certain advantages to a potential transaction with Ventas, including that due to the parties’ shared operator relationships, similar portfolio of senior housing assets and general familiarity with the other, Ventas was uniquely positioned to be able to execute on a transaction quickly and at a valuation that was not likely to be impacted by the results of its due diligence exercise. The New Senior Board discussed with management and the advisors the debt and equity capitalization of the combined company pro forma for the potential transaction, noting that the combined company would have a significantly stronger leverage profile than New Senior’s current position and therefore greater operational and strategic flexibility and potential for growth and that Ventas was expected to have adequate sources of liquidity to fund the cash requirements of the transaction. The New Senior Board also discussed with management and the advisors the pros and cons of an all-stock transaction, noting that accepting Ventas stock as consideration in the transaction was attractive given that the transaction was expected to be tax-free to New Senior stockholders and that it would allow New Senior stockholders to participate in the potential growth of the combined company led by the experienced Ventas management team. The New Senior Board also discussed with management and the advisors that Ventas stock was sufficiently liquid that it would also allow New Senior stockholders that did not want to hold Ventas stock the ability to sell and obtain cash for their shares without negatively impacting Ventas’s stock price. The New Senior Board discussed with management and the advisors the likelihood that Ventas would improve upon its offer.
The representatives of Morgan Stanley also reviewed other strategic alternatives available to New Senior, including remaining as a standalone company and various sale alternatives (including a sale of the company or a combination or strategic partnership with a smaller company), and the relative benefits, risks and other considerations for each of these alternatives. A discussion ensued regarding the status of discussions with “Party A,” which was a non-publicly traded REIT that first engaged New Senior in discussions regarding a potential all-stock business combination beginning in December 2020. On March 29, 2021, New Senior and Party A had entered into a mutual confidentiality agreement, following which Party A shared a presentation with New Senior prepared by its financial advisor, which outlined a proposal for an “at market” (i.e., no or low premium) transaction, which would result in Party A’s stockholders holding a significant majority of the stock of the combined company. New Senior notified Party A shortly thereafter that New Senior would not enter into a transaction for an acquisition of New Senior without being paid an appropriate control premium, but that New Senior would be willing to facilitate Party A’s preparation of a revised proposal by exchanging limited non-public due diligence information. From that time through June 6,

2021, New Senior and Party A had engaged in various discussions directly and through their respective financial advisors regarding a potential transaction, although no revised written proposal was submitted by Party A during that period.
The New Senior Board then had a discussion with members of management and representatives of Morgan Stanley regarding other parties that might be interested in New Senior, and considered the view that it would take several weeks for other potential counterparties who might be interested in discussions (including Party A and other parties that had previously submitted proposals or made inquiries that New Senior had determined not to pursue) to engage in due diligence, and that it was unlikely that the Ventas proposal would remain open through that period. In addition, with respect to the other parties that had submitted proposals or made inquiries in the past, the New Senior Board considered that the nature of those proposals had not been compelling and it was not expected that engaging in discussions with them would result in them being able to put forth a proposal that was as attractive as the Ventas proposal. The New Senior Board noted that they believed Ventas’s current proposal was compelling and the price level and Ventas’s speed and certainty of execution would be difficult for another party to match.
The discussion then turned to a review of the forecasts that had been made available to the New Senior Board prior to the meeting, including the key underlying assumptions. These forecasts, which reflected the latest version of the forecasts maintained and periodically updated by New Senior management for use in discussions and reviews with the New Senior Board regarding New Senior’s strategic plan, are referred to as the “Forecasts” (as defined and further discussed in the section entitled “The Merger — Certain New Senior Forecasts” beginning on page 53 of this proxy statement / prospectus). The Forecasts were also provided to and approved for use by Morgan Stanley for purposes of its financial analyses. The representatives of Morgan Stanley then reviewed preliminary financial analyses based upon the Forecasts, and discussion ensued regarding the analyses and the drivers and assumptions underlying them.
A discussion ensued regarding granting exclusivity and the relatively short duration of the requested exclusivity period, the credibility of Ventas’s proposal and the potential for topping bids, including the New Senior Board’s belief, based on discussions with its advisors and management, that a potential break-up fee based on New Senior’s equity value (were Ventas to agree to such a break-up fee) would not unreasonably deter other potential bidders, among other reasons because the enterprise value of New Senior was substantially in excess of its equity value. The New Senior Board also discussed whether New Senior should ask Ventas to introduce a collar mechanism on the exchange ratio, discussing with management and the advisors the pros and cons of introducing a collar mechanism.
Following this discussion, the New Senior Board determined that, while Ventas was an attractive counterparty that had made a compelling proposal, it should direct Ms. Givens to seek an improvement in Ventas’s proposal before New Senior would agree to grant exclusivity or access to non-public due diligence. The New Senior Board authorized Ms. Givens to continue discussions with Ventas to try to improve Ventas’s proposed price and the other terms of Ventas’s proposal and to better define the other terms of a potential transaction with Ventas, and determined that it would consider whether to grant exclusivity or access to non-public due diligence to Ventas following such discussions. In particular, the New Senior Board instructed Ms. Givens to see if Ventas would be willing to introduce a collar mechanism in its proposal, and to also see if Ventas would agree to a break-up fee based upon equity value (as opposed to enterprise value). The New Senior Board also discussed the status of discussions with Party A since entering into the confidentiality agreement on March 29, following which it determined that, while it did not believe Party A would be able to submit a proposal that represented a viable alternative to Ventas’s proposal, management should continue discussions and facilitate Party A’s submission of a revised proposal. After management and the advisors were excused from the meeting, the independent members of the New Senior Board further discussed Ventas’s proposal and the conclusions reached during the meeting, and expressed support for those conclusions.
On June 7, 2021, Ms. Givens delivered to Ms. Cafaro the messages from the New Senior Board, specifically, the requests for an improvement on price and a two-way collar as well as more detail regarding the other key terms of the transaction, including Ventas’s position on the break-up fee, confirmation that New Senior would be able to continue paying its regular quarterly dividend, confirmation of the conditions to Ventas’s obligation to close the transaction and more information regarding Ventas’s due diligence requirements. Ms. Cafaro confirmed that New Senior would be permitted to continue its dividend and indicated she would respond in due course on the other points raised.
On June 8, 2021, Ms. Cafaro sent Ms. Givens a written revised non-binding proposal increasing the price per share to $9.00 per share, which represented a premium of 27% to New Senior’s closing price on June 7, 2021. The revised proposal also indicated that the definitive transaction documentation would permit New Senior to continue paying dividends through closing subject to a customary dividend coordination provision, and that the definitive transaction documentation, including the closing conditions, would otherwise be on customary terms for transactions of this type. The revised proposal was contingent upon New Senior agreeing to a 10-business day exclusivity period and enclosed a draft exclusivity agreement. The revised proposal did not include a collar mechanism and did not address Ms. Givens request regarding the break-up fee.
On June 9, 2021, Mr. Savage, Ms. Givens and other members of the New Senior management discussed, together with representatives of Morgan Stanley and Cravath, Ventas’s revised proposal. During the discussion, and based upon the perspectives of the New Senior Board that had been shared at its prior meeting, Mr. Savage and Ms. Givens determined to make a counterproposal to Ventas of $9.50 per share with a break-up fee of 2.5% of the equity value of New Senior at the transaction price. Later on June 9, 2021, Ms. Givens conveyed this counterproposal to Ms. Cafaro.
On June 10, 2021, Ms. Cafaro called Ms. Givens and indicated that Ventas was willing to accept the break-up fee of 2.5% of the equity value of New Senior, but that Ventas did not see a path to $9.50 per share or to providing a collar mechanism. After discussion, Ms. Cafaro agreed to increase Ventas’s proposed price to $9.10 per share and reiterated that the proposal was contingent upon New Senior agreeing to the 10-business day exclusivity period. Ms. Cafaro said that Ventas would not increase its price any further, as Ventas believed $9.10 represented fair value for New Senior. Ms. Givens stated that she would discuss Ventas’s revised proposal with the New Senior Board.
On June 11, 2021, the New Senior Board held a meeting via video conference with members of management and representatives of Cravath in attendance. Representatives of Cravath reviewed the relationship disclosure memorandum provided by Morgan Stanley, which described certain relationships between Morgan Stanley and certain of its affiliates, on the one hand, and New Senior and Ventas and certain of their respective affiliates, on the other hand. The New Senior Board confirmed that it did not believe these relationships would impair Morgan Stanley from acting as New Senior’s financial advisor in connection with a potential transaction with Ventas. The New Senior Board provided direction to management on acceptable terms for the engagement of Morgan Stanley. Representatives of Morgan Stanley then joined the meeting. Ms. Givens provided an overview of the discussions with Ventas since the June 6 meeting, noting that she had consulted with Mr. Savage and New Senior’s management and advisors during the negotiations. Ms. Givens also shared her assessment that Ventas’s insistence on conditioning its proposal on New Senior granting exclusivity was credible. The New Senior Board considered that Ventas had rejected the request to provide a collar to the exchange ratio and, after discussion with Morgan Stanley and Cravath regarding the pros and cons of collars in all-stock transactions and Ventas’s recent trading history and dynamics, the New Senior Board concluded that it was better to focus on the per share price and the break-up fee during their consideration of Ventas’s proposal and not push for a collar mechanism.
Representatives of Morgan Stanley summarized the key updates to Morgan Stanley’s preliminary financial analysis since the June 6 board meeting and in light of the increased $9.10 per share price proposed by Ventas. The representatives of Morgan Stanley noted that the determination of the exchange ratio for the transaction would be the subject of further negotiation with Ventas even after the parties came to agreement on the per share price. An extended discussion ensued regarding Ventas’s proposal, including the reasonableness of the price offered, Ventas’s strategic fit with New Senior, the likelihood that Ventas would be willing to further increase its price and the risks should New Senior continue to pursue further price increases, including Ventas deciding to withdraw its proposal and cease discussions.
The New Senior Board also considered again with Morgan Stanley and management other potential strategic and financial acquirers for New Senior and the risks associated with third-party outreach relative to the expected benefits, concluding that it was unlikely that any strategic or financial counterparties (including Party A) would have the desire or capability to submit a proposal superior to Ventas’s current proposal taking into account the speed and certainty of execution the New Senior Board believed Ventas’s proposal afforded, that the delay from such third party outreach would jeopardize keeping Ventas engaged in pursuing a transaction and that, if New Senior ultimately agreed to a transaction with Ventas, the break-up fee determined based on equity value (despite New Senior having a significantly larger enterprise value due to its leverage) agreed by Ventas would not deter an interloper that wanted to offer a higher price than Ventas was proposing. The New Senior Board also discussed the status of talks with Party A, noting the revised proposal still had not been received from Party A despite having had several weeks to put forth a revised proposal and expressing doubt that any revised proposal from Party A would be something New Senior would want to pursue.
During the course of this discussion, the New Senior Board determined that (1) a sale of New Senior on the terms proposed by Ventas was more attractive to New Senior and its stockholders than remaining a standalone company or pursuing other strategic alternatives, (2) Ventas was the most likely strategic buyer for New Senior given the similarity of its senior housing asset base, relationships with and understanding of New Senior’s key operators and overall familiarity with the Company and (3) it was supportive of transacting at the current price and granting Ventas a 10-business day exclusivity period without engaging in any proactive third party outreach. The New Senior Board agreed that it was important to convey to Ventas that the New Senior Board’s acceptance of the current price was predicated on there being no value reductions in Ventas’s proposal following the commencement of the exclusivity period.
The New Senior Board authorized management to work with Ventas towards finalizing a confidentiality agreement and exclusivity agreement over the coming days, and to touch base with the New Senior Board prior to executing the exclusivity agreement if Party A had not submitted a revised proposal prior to such time. After the non-director members of management and the representatives of Morgan Stanley were excused from the meeting, the New Senior Board further discussed Ventas’s proposal and the conclusions reached during the meeting, and expressed support for those conclusions. Ms. Givens followed up with Party A shortly after the meeting to encourage it to submit its revised proposal promptly.
On June 11, 2021, Ms. Givens and Ms. Cafaro discussed the status of New Senior’s consideration of Ventas’s proposal.
On June 12, 2021, Ms. Givens called Ms. Cafaro and informed her that the New Senior Board was prepared to move forward on the basis of Ventas’s latest proposal and that Cravath would be in contact with Ventas’s outside counsel to negotiate the terms of a confidentiality agreement and exclusivity agreement.
On June 12, 2021, a representative of Cravath sent Wachtell, Lipton, Rosen & Katz (“Wachtell”), counsel to Ventas, a markup of the draft exclusivity agreement Ms. Cafaro had provided to Ms. Givens on June 8.
On June 13, 2021, a representative of Cravath sent Wachtell a draft mutual confidentiality agreement, which included a customary standstill provision (without a “don’t ask, don’t waive” provision). From this time through their concurrent execution and delivery in the afternoon on June 14, 2021, representatives of Cravath and Wachtell negotiated the terms of this agreement and the exclusivity agreement.
On June 14, 2021, the Chief Executive Officer of Party A called Ms. Givens to deliver Party A’s proposal, which consisted of an all-stock combination valuing the New Senior Common Stock at $7.50 to $7.75 per share, with Party A controlling a majority of the combined company’s board of directors and management. Party A further indicated that a written proposal would not be immediately forthcoming and would take additional time to prepare and receive authorization from its board of directors to send. Shortly after receiving this call, Ms. Givens sent an email update to the New Senior Board outlining Party A’s proposal, and each of the other members of the New Senior Board confirmed their agreement to proceed with granting exclusivity to Ventas as previously discussed.
Later on June 14, 2021, New Senior and Ventas executed and delivered the exclusivity agreement and the confidentiality agreement. Shortly thereafter, New Senior made a virtual dataroom containing non-public due diligence materials available to Ventas and its representatives. From this time through the completion of Ventas’s due diligence shortly prior to the execution and delivery of the Merger Agreement, New Senior and its representatives responded to the due diligence requests of Ventas and its representatives by uploading responsive documents in the virtual dataroom, providing written responses and participating in numerous due diligence calls.
On June 15, 2021, Ms. Cafaro called Mr. Lustig to provide an update with respect to Ventas’s conversations with New Senior and to inform him that Ventas and New Senior had executed on the exclusivity and confidentiality agreements and that Ventas would now have a 10-business day exclusivity period.
On June 16, 2021, the Ventas Board held a meeting via video conference with members of Ventas management and representatives of Wachtell and Centerview Partners LLC (which we refer to as “Centerview”), Ventas’s financial advisor, in attendance to discuss the potential transaction with New Senior. Management provided an overview of New Senior and the proposed terms of and rationale for the transaction. Representatives of Wachtell also discussed the process, timeline and legal considerations relating to the proposed transaction.
On June 18, 2021, New Senior, Ventas and their respective legal and financial advisors held an in-person due diligence session requested by Ventas to cover certain business, operational, tax, finance, accounting, legal and insurance due diligence topics.
On June 19, 2021, the Compensation Committee of the New Senior Board (which we refer to as the “Compensation Committee”) held a meeting with Ms. Givens, Lori Marino, the General Counsel of New Senior, a representative of FPL Associates, L.P., New Senior’s compensation consultant (“FPL”), and representatives of Cravath in attendance to preview certain key compensation-related points that would need to be negotiated once Ventas provided a draft merger agreement. A representative of Cravath reviewed these key points with the Compensation Committee with input from Ms. Marino and FPL, noting for each the recommended starting negotiating position, and received feedback from the Compensation Committee on these positions. During the course of this discussion, the Compensation Committee noted that Ventas was unlikely to keep many (if any) of the members of New Senior’s executive management team after the closing of a transaction, and that New Senior’s management had been successful in putting the company in a position to receive a compelling offer from Ventas at a price significantly in excess of New Senior’s stock price following the Internalization. After excusing Ms. Givens and Ms. Marino, the Compensation Committee engaged in further discussion of the key points with Cravath and FPL and authorized them and the executive management team to negotiate with Ventas on the basis discussed and report back to either the Compensation Committee or the full New Senior Board if there were material developments that required further input.
On June 20, 2021, Ms. Cafaro called Ms. Givens to discuss the progress on the transaction to date, and indicated that a draft merger agreement would be forthcoming shortly.
On June 21, 2021, representatives of Wachtell sent a draft merger agreement to representatives of Cravath.
Later on June 21, 2021, Ms. Cafaro called Ms. Givens to discuss the status of the transaction. Ms. Cafaro and Ms. Givens also discussed Atria’s acquisition of Holiday Retirement, from an affiliate of Fortress Investment Group LLC and Centerbridge Partners LP and Welltower Inc.’s (which we refer to as “Welltower”) concurrent agreement to acquire Holiday Retirement’s 86-property senior housing portfolio (we refer to such portfolio as the “86-Property Portfolio” and such transactions as the “Other Senior Housing Transactions”), which had been announced earlier that day. Ms. Cafaro and Ms. Givens discussed the differences between New Senior’s portfolio and the 86-Property Portfolio, including in terms of markets, age and overall quality, the capital requirements of each and the value of the upside split provided to the operator of the 86-Property Portfolio, based on publicly available information. During the discussion, Ms. Givens stated that New Senior believed that the Other Senior Housing Transactions had no bearing on the potential transaction between Ventas and New Senior or New Senior’s valuation.
On June 22, 2021, New Senior and representatives of its legal and financial advisors held a business and legal due diligence call with members of Ventas management, including Ventas’s Chief Financial Officer, General Counsel and representatives of Ventas’s legal and financial advisors. From this time through the execution and delivery of the Merger Agreement, Ventas and its advisors responded to further inquiries made by New Senior and its advisors in connection with New Senior’s due diligence review of Ventas.
Later on June 22, 2021, Ms. Cafaro called Ms. Givens to discuss the status of the transaction, stating that Ventas’s due diligence was ongoing.
On June 23, 2021, the New Senior Board held a meeting via video conference with members of New Senior management and representatives of Morgan Stanley and Cravath in attendance for an update on the status of the transaction. Ms. Givens provided an overview of Ventas’s due diligence process to date as well as her discussions with Ms. Cafaro regarding the Other Senior Housing Transactions. Representatives of Morgan Stanley reported on the reverse due diligence on Ventas that had been conducted by the executive management team and advisors. The representatives of Morgan Stanley reported that, while Ventas was not providing the non-public forecasts that New Senior requested as part of its due diligence, Ventas’s Chief Financial Officer responded to questions regarding Ventas’s forecasted performance relative to analyst consensus forecasts, which Morgan Stanley reviewed with the New Senior Board. The representatives of Morgan Stanley also reviewed certain business and financial information regarding the Other Senior Housing Transactions, and a discussion ensued regarding the implications of the Other Senior Housing Transactions and appropriate next steps, if any. Following this discussion, the New Senior Board determined that management and the advisors should continue to advance the documentation and due diligence workstreams. Representatives of Cravath reviewed the key terms of the initial draft merger agreement provided by Wachtell early in the morning on June 21, 2021, including (1) the structure and economic terms of the transaction, including providing for the payment of New Senior’s quarterly dividends on dates typically used by Ventas; (2) the key closing conditions for the transaction; (3) the terms relating to the New Senior Board’s ability to respond to unsolicited competing acquisition proposals and change its recommendation to New Senior stockholders (including the draft’s inclusion of a “force the vote” provision which would not permit New Senior to terminate the merger agreement to accept an alternative acquisition proposal the New Senior Board determined constituted a superior proposal); (4) the termination rights of each party; (5) the amount of, and triggers for, the fees payable by New Senior in certain circumstances following the termination of the merger agreement; and (6) the proposed treatment of certain employee compensation and benefits matters, and a discussion ensued. Throughout these discussions, representatives of Cravath noted the key points that remained subject to negotiation, the parties’ current positions on each of these points and the range of potential outcomes, and received direction from the New Senior Board on acceptable resolutions for these points. Next, the New Senior Board excused management and the advisors (other than representatives of Cravath), and the independent members of the New Senior Board continued to discuss the information that had been shared during the meeting and reviewed the topics that had been discussed at the Compensation Committee meeting on June 19, 2021, and the New Senior Board expressed support for the positions adopted by the Compensation Committee.
Later on June 23, 2021, representatives of Cravath sent a revised draft merger agreement to representatives of Wachtell. From that time until the execution and delivery of the Merger Agreement, the parties’ respective legal advisors negotiated the terms of the Merger Agreement and held a number of discussions relating thereto.
On June 26, 2021, Ms. Cafaro called Ms. Givens and reported that Ventas had satisfactorily completed its due diligence review of New Senior and expected to be in a position to execute the merger agreement the next day. Ms. Cafaro went on to state that, in light of the favorable break-up fee that had been agreed, a fundamental issue for Ventas in the ongoing merger agreement negotiations was the “force the vote” provision, which Cravath had removed in its prior draft.
On June 26, 2021, the New Senior Board held a meeting via video conference with members of New Senior management and representatives of Morgan Stanley and Cravath in attendance for an update on the status of the transaction. The representatives of Cravath reviewed for the New Senior Board the “force the vote” provision. A discussion ensued, after which the New Senior Board determined that it would ultimately be willing to agree to the “force the vote” provision in the merger agreement so long as the rest of the key open points in the merger agreement were resolved in a manner that was satisfactory, taken together. Representatives of Cravath provided the New Senior Board with an update on the course of merger agreement negotiations and reviewed the other key open points and the New Senior Board provided perspective on those points. After representatives of Morgan Stanley were excused from the meeting, the representatives of Cravath and Ms. Givens reviewed the terms of the engagement letter that had been negotiated with Morgan Stanley and the updated relationship disclosure memorandum provided by Morgan Stanley, which contained no updates of note, and the New Senior Board unanimously approved the execution of the Morgan Stanley engagement letter.
Throughout the rest of June 26, 2021, New Senior and Ventas and their respective advisors negotiated transaction terms. During these negotiations, representatives of Wachtell notified representatives of Cravath that the inclusion of the “force the vote” provision in the merger agreement was fundamental for Ventas.
On June 27, 2021, the New Senior Board held a meeting via video conference with members of New Senior management and representatives of Morgan Stanley and Cravath in attendance for an update on the status of the transaction. Representatives of Cravath provided an update on discussions since the last meeting. They noted that the merger agreement negotiations were nearing completion and reviewed the key terms that had been agreed, including how the key open points reviewed with the New Senior Board at the prior meetings had been resolved and which points remained open, and received direction from the New Senior Board on acceptable resolutions for those points. Representatives of Morgan Stanley next provided an updated preliminary financial analysis with respect to Ventas’s proposal. A discussion ensued regarding next steps, and that the New Senior Board directed management and the advisors to attempt to resolve the open points with Ventas to facilitate a pre-market announcement on June 28, 2021, although the New Senior Board was amenable to announcing the transaction later if management needed more time to reach acceptable resolutions on the open points.
Also on June 27, 2021, the Ventas Board held a meeting via video conference with members of Ventas management and representatives of Wachtell and Centerview in attendance to review and potentially approve the execution of the Merger Agreement. Ms. Cafaro and members of Ventas management reviewed with the Ventas Board the terms of, strategic and financial rationale for and potential risks associated with the Transaction. Representatives of Centerview reviewed with the Ventas Board the financial aspects of the Transaction and representatives of Wachtell and Ventas in-house legal counsel reviewed with the Ventas Board the key terms of the transaction documentation and related matters. The Ventas Board engaged in a discussion regarding the Transaction and the benefits it afforded to Ventas and its stockholders. Following the discussion, the Ventas Board unanimously determined that the Merger Agreement and the Transaction were advisable and in the best interests of Ventas and its stockholders, and approved execution of the Merger Agreement, subject to satisfactory resolution of the remaining open points.
Later on June 27, 2021, representatives of Morgan Stanley and Centerview held a call to discuss certain economic points in the merger agreement. Representatives of Centerview suggested using Ventas’s closing price on NYSE on June 25, 2021, the last trading day prior to the expected announcement of the transaction on June 28, 2021, for purposes of establishing the fixed exchange ratio (which implied an exchange ratio of 0.1561 newly issued shares of Ventas common stock per share of New Senior common stock) and representatives of Morgan Stanley agreed to recommend this approach to New Senior.
Later on June 27 and through the morning of June 28, 2021, representatives of management of New Senior and Ventas, as well as of Cravath and Wachtell, negotiated and reached resolution on the remaining open points in the merger agreement, including by agreeing to the exchange ratio proposed by representatives of Centerview on the June 27 call with Morgan Stanley.
Prior to market open on June 28, 2021, the New Senior Board held a meeting via video conference with members of New Senior management and representatives of Morgan Stanley and Cravath in attendance to review and potentially approve the execution of the Merger Agreement. Ms. Givens and representatives of Cravath reviewed with the New Senior Board how the key open points identified at the previous meeting had been resolved, and reported that the merger agreement and other definitive transaction documentation were in agreed form. Representatives of Morgan Stanley reviewed Morgan Stanley’s financial analysis, and rendered to the New Senior Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of June 28, 2021, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review set forth in such opinion, the Merger Consideration to be received by the holders of New Senior Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of New Senior Common Stock. See the section entitled “The Merger — Opinion of New Senior’s Financial Advisor” beginning on page 46 and Annex B to this proxy statement/prospectus.
The New Senior Board engaged in a discussion regarding the Transaction and the benefits it afforded to New Senior and its stockholders. The New Senior Board recessed and the members of the Compensation Committee convened and unanimously approved the treatment of New Senior equity awards as provided for in the Merger Agreement and recommended that the New Senior Board submit to the stockholders of New Senior a non-binding, advisory proposal to approve the compensation that may be paid or become payable to New Senior’s named executive officers in connection with the Merger and recommend to such stockholders the approval of such proposal. The New Senior Board then reconvened and unanimously (1) approved the Merger Agreement and declared the Merger Agreement and Transaction to be advisable and in the best interests of New Senior and its stockholders, (2) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by New Senior’s stockholders at the Special Meeting and (3) resolved to recommend to New Senior’s stockholders the adoption of the Merger Agreement.
Following the conclusion of the New Senior Board meeting, representatives of Cravath and Wachtell finalized the transaction documentation for execution.
On June 28, 2021, prior to the opening of trading on NYSE, the parties executed and delivered the Merger Agreement and issued a joint press release announcing the Transaction.
Recommendation of the New Senior Board; New Senior’s Reasons for the Merger
At a meeting held on June 28, 2021, the New Senior Board unanimously (1) approved the Merger Agreement and declared the Merger Agreement and Transaction to be advisable and in the best interests of New Senior and its stockholders, (2) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by New Senior stockholders at the Special Meeting and (3) resolved to recommend to New Senior stockholders the adoption of the Merger Agreement.
As described in the section entitled “The Merger — Background of the Merger” beginning on page 32 of this proxy statement/prospectus, in evaluating the Merger, the New Senior Board consulted with and received the advice of New Senior’s outside legal and financial advisors, held discussions with New Senior’s management and considered a number of factors that it believed supported its decision to enter into the Merger Agreement and to recommend adoption by New Senior stockholders. These factors included, but were not limited to, the following (not necessarily in order of relative importance):
•
the Merger Consideration had an implied value per share of New Senior Common Stock of $9.10, which represented a premium of approximately 32% to the closing price of New Senior Common Stock on June 25, 2021, the last trading day prior to the public announcement of the Merger Agreement;

•
the possibility that the trading price of the New Senior Common Stock, absent the Merger, would not reach and sustain at least the level implied by the Merger Consideration in the near term, or at all;

•
the fact that the receipt of Ventas Common Stock as Merger Consideration provides New Senior stockholders with the opportunity to have an ownership stake in the combined company and to share in any future price appreciation of, and dividends declared on, Ventas Common Stock, and that the Transaction is expected to provide a number of significant strategic opportunities and benefits to the combined company to support such appreciation, including the following:

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the Transaction combines two strong and complementary portfolios of senior housing assets and positions the combined company to capitalize on the expected recovery of the senior housing industry from the COVID-19-driven downturn;

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the combined company will have a significantly stronger leverage profile than New Senior on a standalone basis, with Ventas expected to retain its investment grade credit rating following the completion of the Merger, which will provide the combined company with greater operational and strategic flexibility and potential for growth than New Senior on a standalone basis;

•
the combined company will be significantly more diversified than New Senior on a standalone basis, with a less concentrated operator portfolio within the senior housing segment and reduced reliance on the senior housing market through Ventas’s portfolio of other healthcare real estate assets; and

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the combined company will have meaningful scale which is expected to allow it to capitalize on corporate and operating cost efficiencies and synergies, gain more efficient access to less expensive capital and compete more effectively in a senior housing market that has experienced increased recent consolidation at both the property owner and operator levels;

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the benefits that New Senior was able to obtain as a result of negotiations with Ventas, including an increase in the price Ventas was willing to offer to acquire New Senior from an implied value of $8.75 per share of New Senior Common Stock in Ventas’s initial non-binding proposal to the final implied value per share of $9.10 per share of New Senior Common Stock, and the New Senior Board’s belief that this was the highest price per share that Ventas was willing to pay;

•
the relatively small percentage of the outstanding public float of the Ventas Common Stock represented by the Ventas Common Stock that will be issued to New Senior stockholders in the Transaction, which would accordingly account for a relatively small percentage of the average trading volume of Ventas Common Stock following the Merger, and the New Senior Board’s resulting expectation that former New Senior stockholders would be able to sell the Ventas Common Stock in the market after the closing of the Transaction, should they choose to, without significantly impacting the trading price of Ventas Common Stock;

•
the New Senior Board’s assessment of the trading dynamics for Ventas Common Stock, including that Ventas has consistently traded at a premium to its net asset value (which we refer to as “NAV”) and at a strong earnings multiple;

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the fixed Exchange Ratio reflected by the Merger Consideration is approximately 32% higher than the average implied exchange ratio for an “at market” (i.e., no premium) all stock combination of New Senior and Ventas over the period since New Senior announced the completion of the Internalization on January 3, 2019 (based on the daily closing price of each of New Senior and Ventas on NYSE for each trading day from the Internalization announcement date through June 25, 2021, the last trading day prior to the public announcement of the Merger Agreement);

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the potential strategic alternatives available to New Senior, and the risks associated with pursuing those potential alternatives, including the possibility of remaining a standalone entity and the anticipated value that New Senior’s standalone plan and prospects would deliver to New Senior stockholders relative to the risk adjusted value associated with the Transaction;

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the New Senior Board’s assessment, after considering the advice of Morgan Stanley, that it was unlikely that a third party would engage in a transaction with New Senior at the same or better price and other terms offered by Ventas and that the risks associated with third-party outreach outweighed the benefits;

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the result of New Senior’s due diligence investigation of Ventas, conducted with the assistance of New Senior’s financial and legal advisors, and the experience and extensive track record of Ventas and its management, including of successfully acquiring other companies and integrating past acquisitions;

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the fact that the Exchange Ratio is fixed and will not fluctuate as a result of changes in the market price of New Senior Common Stock or Ventas Common Stock, which provides certainty as to the pro forma percentage ownership of the combined company that the New Senior stockholders would receive in the Transaction and allows New Senior to receive the benefit of any share price appreciation prior to closing;

•
the oral opinion rendered by Morgan Stanley, financial advisor to New Senior, to the New Senior Board on June 28, 2021, subsequently confirmed by delivery of a written opinion, dated as of June 28, 2021, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review set forth in such opinion, the Merger Consideration to be received by holders of New Senior Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of New Senior Common Stock. See the section entitled “The Merger — Opinion of New Senior’s Financial Advisor” beginning on page 46 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus;
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the expectation that, for New Senior stockholders that are U.S. holders, the Merger will generally qualify as a tax-free transaction for United States federal income tax purposes;

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the likelihood that the Merger would be consummated and anticipated timing of closing based on, among other things:

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the limited scope of the conditions to closing, including that no merger control filings (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) or vote of the Ventas stockholders is required to consummate the Merger;

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the level of Ventas’s commitment to satisfy the conditions to closing, and the assessment of the New Senior Board, after considering the advice of its legal advisors, regarding the likelihood of such closing conditions being satisfied;

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the scope of what can constitute a material adverse effect under the Merger Agreement and the exceptions therefrom that were negotiated by New Senior; and

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that New Senior is entitled to specific enforcement of Ventas’s obligations under the Merger Agreement;

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other terms of the Merger Agreement, including, among other things:

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that the Merger Agreement permits New Senior to continue to pay its stockholders regular quarterly dividends of up to $0.065 per share of New Senior Common Stock until the consummation of the Transaction;

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that the Merger is subject to approval by holders of at least the majority of the outstanding shares of New Senior Common Stock, and that no termination fee or expense reimbursement is payable by New Senior if its stockholders do not vote to adopt the Merger Agreement at the Special Meeting, other than, among other circumstances, if the New Senior Board makes an adverse recommendation change or in specified circumstances following a third party making an acquisition proposal for New Senior, as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus;

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New Senior’s ability, prior to receipt of the requisite approval of the New Senior stockholders under certain circumstances, to consider and respond to an unsolicited alternative acquisition proposal, to furnish information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal;

•
the New Senior Board’s ability, under certain circumstances prior to receipt of the requisite approval of the New Senior stockholders, to effect an adverse recommendation change, including to withdraw, qualify or modify the New Senior Board’s recommendation in favor of the Merger Proposal or to approve or recommend an alternative acquisition proposal; and

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the New Senior Board’s assessment, after considering the advice of its financial and legal advisors, that the termination fee of $20.2 million, which represents approximately 2.5% of the equity value and approximately 0.88% of the enterprise value of New Senior based on the Merger Consideration, would not present a meaningful deterrent to a third party from making or consummating an alternative acquisition proposal for New Senior even in light of the fact that New Senior will not have the right to terminate the Merger Agreement to accept a Superior Proposal even after the New Senior Board makes an adverse recommendation change.

In the course of its deliberations, the New Senior Board also considered a variety of risks, uncertainties and other countervailing factors related to the Merger, including, but not limited to (not necessarily in order of relative importance):

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the potential upside in New Senior’s standalone strategic plan and that, following the completion of the Merger, New Senior would no longer exist as an independent public company and New Senior stockholders would be able to participate in any future earnings growth New Senior might have achieved solely through their ownership of Ventas Common Stock;

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that, because the Merger Consideration is a fixed Exchange Ratio of shares of Ventas Common Stock for each eligible share of New Senior Common Stock and the Merger Agreement does not provide for any adjustment of the Merger Consideration or value-based termination right if the market price of Ventas Common Stock declines prior to the consummation of the Merger, New Senior stockholders could receive Ventas Common Stock worth less than $9.10 per share as of the consummation of the Merger;

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that former New Senior stockholders are expected to own less than 4% of the outstanding Ventas Common Stock after the consummation of the Transaction and accordingly will have limited ability to directly influence Ventas’s corporate affairs;

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the risk that the cost savings, operational synergies and other benefits to the New Senior stockholders expected to result from the Transaction might not be fully realized or might not be realized at all;

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the risk that a different strategic alternative potentially could be more beneficial to New Senior stockholders than the Transaction;

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that the New Senior Board did not conduct an auction or other sales process for New Senior and, following receipt of Ventas’s initial proposal, discussed a potential strategic transaction involving New Senior with one other potential counterparty prior to entering into the exclusivity agreement and the Merger Agreement;

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the risk that the provisions of the Merger Agreement that restrict New Senior’s ability to solicit, participate in, facilitate, discuss, negotiate or furnish information in connection with alternative acquisition proposals, subject to certain exceptions, would dissuade third parties from making or consummating an alternative acquisition proposal for New Senior, including that:

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New Senior will be required to afford Ventas certain match rights prior to the New Senior Board being able to make an adverse recommendation change;

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New Senior will not be able to terminate the Merger Agreement to accept Superior Proposal even if the New Senior Board makes an adverse recommendation change and will instead, absent the valid termination of the Merger Agreement for another reason, still need to submit the Merger Agreement to the New Senior stockholders for adoption at the Special Meeting;

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Ventas will be entitled to the termination fee of $20.2 million in specified circumstances, including if the Merger Agreement is terminated following a material breach of New Senior’s non-solicitation obligations pursuant to the Merger Agreement, pursuant to the Fee Tail Provision (as defined in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 83 of this proxy statement/prospectus) or if Ventas exercises its right to terminate the Merger Agreement after the New Senior Board makes an adverse recommendation change, including to recommend an alternative acquisition proposal;

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the significant costs incurred by New Senior in connection with negotiating and entering into the Merger Agreement, which, if the Transaction is not consummated, will generally be borne by New Senior;

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that the announcement or pendency of the Transaction may impede New Senior’s ability to retain and hire key personnel and its ability to maintain relationships with its operators, tenants, customers and other business partners or negatively impact its operating results and business generally;

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that matters relating to the Transaction, including integration planning, may require substantial commitments of time and resources by New Senior’s management and employees and may divert the attention of management and employees, which may affect New Senior’s business operations;

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the risks and challenges inherent in the combination of two businesses, including the potential for unforeseen difficulties in integrating operations;

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that, if the Transaction is completed, the Merger will bind all New Senior stockholders, including those who did not vote to adopt the Merger Agreement at the Special Meeting, and that appraisal rights will not be available to the New Senior stockholders in connection with the Transaction;

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the risk of litigation in connection with the Transaction;

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the risk that governmental entities may impose conditions on the combined company that may adversely affect the ability of the combined company to realize the expected benefits of the Transaction;

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that provisions in the Merger Agreement placing certain restrictions on the operation of New Senior’s business during the period between the signing of the Merger Agreement and consummation of the Transaction may delay or prevent New Senior from pursuing business opportunities that may arise or other actions it would otherwise take with respect to its operations;

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that New Senior and Ventas may be obligated to complete the Transaction without having obtained appropriate consents, approvals or waivers from the counterparties under certain of New Senior’s contracts that require consent or approval to consummate the Transaction, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts; and

•
various other risks associated with the Transaction and the businesses of New Senior, Ventas and the combined company described in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

In addition, the New Senior Board was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of New Senior stockholders generally when approving the Merger Agreement and recommending that New Senior stockholders vote to adopt the Merger Agreement. For more information, see the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement.
The New Senior Board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the New Senior Board expects to achieve for New Senior stockholders as a result of the Transaction. The New Senior Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The foregoing discussion of the information and factors that the New Senior Board considered is not intended to be exhaustive, but is meant to include the material factors regarding the Transaction that the New Senior Board considered, which are not necessarily presented in order of relative importance. In light of the complexity and wide variety of factors that the New Senior Board considered, the New Senior Board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the New Senior Board. Rather, the New Senior Board made its recommendation based on the totality of the information available to the New Senior Board. In addition, individual members of the New Senior Board may have given different weights to different factors.
The foregoing description of New Senior’s consideration of the factors supporting the Transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 of this proxy statement/prospectus.
ACCORDINGLY, THE NEW SENIOR BOARD UNANIMOUSLY RECOMMENDS THAT NEW SENIOR STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE NON-BINDING COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Opinion of New Senior’s Financial Advisor
New Senior retained Morgan Stanley to provide it with financial advisory services in connection with a potential sale, transfer or other disposition of a majority or all of the outstanding New Senior Common Stock or assets of New Senior, whether by way of asset or stock sale, merger, business combination, joint venture or otherwise. New Senior selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the financial services industry, market and regulatory environment and business and affairs of New Senior.
In connection with the Merger, Morgan Stanley rendered to the New Senior Board at a meeting of the New Senior Board on June 28, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion, dated as of June 28, 2021, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review set forth in such opinion, the Merger Consideration to be received by holders of New Senior Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of New Senior Common Stock.
The full text of the opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in preparing the opinion, is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. The summary of the opinion of Morgan Stanley is qualified in its entirety by reference to the full text of the opinion. The opinion was for the information of, and was directed to, the New Senior Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of New Senior to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the New Senior Board in connection with the Merger, and it does not constitute a recommendation to any holder of New Senior Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of New Senior and Ventas, respectively;

•
reviewed certain internal financial statements and other financial and operating data concerning New Senior;

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reviewed certain Forecasts (as defined and summarized in the section entitled “The Merger — Certain New Senior Forecasts” beginning on page 53 of this proxy statement/prospectus) concerning New Senior prepared by the management of New Senior ;

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discussed the past and current operations and financial condition and the prospects of New Senior with senior executives of New Senior;

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discussed the past and current operations and financial condition and the prospects of Ventas with senior executives of Ventas;

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reviewed the reported prices and trading activity for New Senior Common Stock and Ventas Common Stock;

•
compared the financial performance of New Senior and Ventas and the prices and trading activity of New Senior Common Stock and Ventas Common Stock with that of certain other publicly traded companies comparable with New Senior and Ventas, respectively, and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions and negotiations among representatives of New Senior and Ventas and their financial and legal advisors;

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reviewed a draft, dated June 28, 2021, of the Merger Agreement and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by New Senior, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the Forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of New Senior of the future financial performance of New Senior. Morgan Stanley expressed no view as to such Forecasts or the assumption on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger would be treated as a tax-free reorganization pursuant to the Code and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.
Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of New Senior and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to New Senior, nor did it address the underlying business decision of New Senior to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of New Senior’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of New Senior Common Stock pursuant to the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of New Senior or Ventas, nor has Morgan Stanley been furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving New Senior. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Ventas Common Stock would trade following consummation of the Merger at any time and Morgan Stanley expressed no opinion or recommendation as to how the New Senior stockholders should vote at the Special Meeting.
Summary of Financial Analyses of Morgan Stanley & Co. LLC
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 28, 2021. The various financial analyses summarized below were based on closing prices of New Senior Common Stock and Ventas Common Stock on NYSE as of June 25, 2021, the last trading day prior to the execution of the Merger Agreement. For purposes of its analyses, Morgan Stanley assumed that the Merger Consideration pursuant to the Merger Agreement had an implied value of $9.10 per share per share (calculated by multiplying the exchange ratio of 0.1561x pursuant to the Merger Agreement by the closing price on NYSE of Ventas Common Stock of $58.31 as of June 25, 2021). Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
Selected Publicly Traded Comparable Companies Analysis
Morgan Stanley performed a selected publicly traded comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for New Senior with corresponding future financial information, ratios and public market multiples for other companies that shared certain similar characteristics to New Senior (which we refer to as the “Comparable Companies”). For purposes of this analysis, for each of the Comparable Companies and for New Senior Morgan Stanley analyzed (i) the aggregate value (which we refer to as the “AV”) to earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) multiples (which we refer to as “AV/EBITDA” multiples) for calendar years 2022 and 2023, (ii) share price to funds from operations (which we refer to as “FFO”) multiples (which we refer to as “P/FFO” multiples) for calendar years 2022 and 2023, (iii) share price to adjusted funds from operations (which we refer to as “AFFO”) multiples (which we refer to as “P/AFFO” multiples) for calendar years 2022 and 2023 and (iv) premium or discount to NAV ratios (which we refer to as “P/(D) to NAV”), with respect to each of the Comparable Companies and New Senior, based on publicly available financial information obtained from Wall Street research and company filings (and not, for the avoidance of doubt, the Forecasts). The Comparable Companies are as follows:
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Sabra Health Care REIT, Inc. (which we refer to as “Sabra”)

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National Health Investors, Inc. (which we refer to as “National Health”)

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CareTrust REIT (which we refer to as “CareTrust”)

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LTC Properties Inc. (which we refer to as “LTC”)

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Welltower

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Ventas

Results of the analysis were presented for the Comparable Companies and for New Senior, as indicated in the following table:
Comparable Company	AV / EBITDA Multiples		P / FFO Multiples		P /AFFO Multiples		P / (D) to NAV
	2022E	2023E	2022E	2023E	2022E	2023E
Sabra	13.2x	13.1x	10.8x	10.7x	11.2x	10.7x	17%
National Health	14.9x	14.2x	12.6x	12.3x	13.2x	13.0x	20%
CareTrust	15.5x	14.4x	15.0x	14.5x	14.4x	13.8x	37%
LTC	15.3x	15.7x	13.9x	14.2x	13.8x	13.7x	25%
Welltower	24.1x	22.1x	23.9x	21.4x	27.0x	24.0x	46%
Ventas	19.9x	18.3x	18.6x	16.7x	22.0x	19.5x	27%
New Senior	19.6x	18.2x	11.5x	11.1x	10.8x	10.0x	(7%)
Based on its analysis of the relevant metrics for each of the Comparable Companies and for New Senior and taking into consideration the different business, financial and operating characteristics of the Comparable Companies as compared to New Senior and upon the application of its professional judgment, Morgan Stanley selected representative ranges of AV/EBITDA, P/FFO, P/AFFO, and P/(D) to NAV multiples as set forth in the table below, and applied these ranges of multiples to estimates of EBITDA, FFO and AFFO for the respective year, as applicable, and to the NAV of New Senior, in each case, as based upon Wall Street consensus estimates (and not, in the case of New Senior, for the avoidance of doubt, the Forecasts). Morgan Stanley derived a range of estimated implied values per share of New Senior Common Stock as follows, as compared to the implied value of the Merger Consideration of $9.10 per share:
	New Senior Metric	Selected Comparable Company Multiple Range		Illustrative Share Price Range
		Low	High	Low	High
P / 2022E FFO Per Share	$0.60	11.2x	13.2x	$6.74	$7.94
P / 2023E FFO Per Share	$0.62	10.1x	12.1x	$6.24	$7.48
Average				$6.49	$7.71

	New Senior Metric	Selected Comparable Company Multiple Range		Illustrative Share Price Range
		Low	High	Low	High
P / 2022E AFFO Per Share	$0.64	12.4x	14.4x	$7.93	$9.21
P / 2023E AFFO Per Share	$0.69	10.8x	12.8x	$7.48	$8.86
Average				$7.71	$9.04
AV / 2022E EBITDA	$107 million	16.7x	17.7x	$3.31	$4.53
AV / 2023E EBITDA	$115 million	15.8x	16.8x	$3.71	$5.03
Average				$3.51	$4.78
Premium / (Discount) to Cons. NAV	$7.40	(10%)	5%	$6.66	$7.77
No company utilized in the selected publicly traded Comparable Companies analysis is identical to New Senior and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies. In evaluating Comparable Companies, Morgan Stanley made judgments and assumptions based on its professional judgment and experience with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of New Senior. Mathematical analysis is not in itself a meaningful method of using publicly traded Comparable Companies data.
Dividend Discount Analysis
Using the Forecasts, Morgan Stanley performed a dividend discount analysis for New Senior on a standalone basis. Morgan Stanley calculated a range of implied values per share of New Senior Common Stock based on the sum of the discounted present values of (a) projected dividends on shares of New Senior Common Stock for June 30, 2021 through December 31, 2024 and (b) a projected terminal value of New Senior Common Stock as of December 31, 2024.
Morgan Stanley based its analysis on a range of terminal NFFO (as defined in the section entitled “The Merger — Certain New Senior Forecasts” beginning on page 52 of this proxy statement/prospectus) multiples of 10.0x to 12.0x to New Senior’s NFFO per share for the fiscal year ending December 31, 2025 from the Forecasts and a range of discount rates of 9.7% to 11.7%, which Morgan Stanley estimated based on the capital asset pricing model. Utilizing the range of discount rates and terminal NFFO multiples, Morgan Stanley derived a range of estimated implied values per share of New Senior Common Stock of $7.27 to $9.11, as compared to the implied value of the Merger Consideration of $9.10 per share.
Private Levered Buyer Analysis
Morgan Stanley also analyzed New Senior from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a hypothetical leveraged buyout of New Senior. Morgan Stanley based its analysis on the Forecasts. Morgan Stanley assumed a transaction date as of June 30, 2021 and an investment period ending December 31, 2024. Morgan Stanley also made certain other assumptions, based on its professional judgment and experience, including (i) terminal capitalization rate range of 6.5% to 7.0%, (ii) that all free cash flow in the projection period would be used to pay down debt and (iii) a target range of annualized internal rates of return for the financial sponsor of 15% to 20%. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of New Senior Common Stock of $5.33 to $7.62 per share, as compared to the implied value of the Merger Consideration of $9.10 per share.
Precedent Transactions Analysis
Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected precedent transactions. Morgan Stanley compared publicly available statistics for certain transactions since 1998 with transaction AV above $150 million involving businesses that Morgan Stanley judged to be similar in certain respects to New

Senior’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience. For these transactions, Morgan Stanley reviewed the premium to the average stock price for the 10 trading days ending five trading days prior to the announcement of the transaction (such price, the “Unaffected Price”), based on publicly available financial information. The transactions Morgan Stanley reviewed for purposes of this analysis and the respective premium to Unaffected Price, were as follows:
Announcement Date	Acquirer	Target	Premium to Unaffected Price
January 2, 2019	Omega Healthcare	MedEquities Realty	51.6%
April 26, 2018	Welltower	Quality Care Properties	5.6%
October 8, 2015	Blackstone	BioMed Realty	17.5%
May 7, 2017	Sabra	Care Capital Properties	7.8%
October 31, 2014	Omega Healthcare	Aviv REIT	22.2%
August 13, 2014	Health Care REIT	HealthLease	30.8%
June 2, 2014	Ventas	American Realty Healthcare Trust	16.2%
December 27, 2011	Ventas	Cogdell Spencer	13.6%
February 28, 2011	Ventas	Nationwide Health Properties	19.2%
January 19, 2007	Ventas	Sunrise Senior Living REIT	41.8%
September 12, 2006	Health Care REIT	Windrose Medical	20.1%
November 19, 2003	Ventas	ElderTrust	20.3%
August 4, 1999	Health Care Property Inc.	American Health Prop.	8.7%
June 8, 1998	Healthcare Realty Trust	Capstone Cap	3.2%
The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, the observed premiums to unaffected price for the precedent transactions listed above, the different business, financial and operating characteristics of the companies in such transactions as compared to New Senior and the prevailing market trends for the valuation and performance companies in New Senior’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied a range of premiums of 13.6% to 22.2% to New Senior’s closing price on NYSE as of June 25, 2021 of $6.91. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of New Senior Common Stock as follows, as compared to the implied value of the Merger Consideration of $9.10 per share:
	Selected Range		New Senior Share Price	Implied Share Price
	1st Quartile	3rd Quartile		Low	High
Premium to Unaffected Price	13.6%	22.2%	$6.91	$7.85	$8.45
No company or transaction utilized in the precedent transactions analysis is identical to New Senior or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of New Senior, such as the impact of competition on New Senior’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of New Senior or the industry, or in the financial markets in general.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the New Senior Board, including, among other things, the following:

Historical Trading Prices Analysis for New Senior
Morgan Stanley reviewed the historical high and low trading prices of New Senior Common Stock over the 52 weeks prior to June 25, 2021. Morgan Stanley noted that New Senior Common Stock traded in a low to high range from $3.07 to $7.42.
Broker Price Targets Analysis for New Senior
Morgan Stanley reviewed the price targets for shares of New Senior Common Stock based on information obtained from Wall Street research as of June 25, 2021. The mean of broker price targets for New Senior Common Stock was $7.94 per share, and the high and low price targets per share were $9.00 per share and $7.00 per share.
Broker Price NAV per Share Analysis for New Senior
Morgan Stanley reviewed the NAV per share estimates for New Senior based on information obtained from Wall Street research as of June 25, 2021. The mean of NAV per share estimates for New Senior was $7.40 per share, and the high and low NAV per share estimates for New Senior were $7.79 per share and $7.20 per share.
Broker Price Targets Analysis for Ventas
Morgan Stanley reviewed the price targets for shares of Ventas Common Stock based on information obtained from Wall Street research as of June 25, 2021. The mean of broker price targets for Ventas Common Stock was $59.05 per share, and the high and low price targets per share were $68.00 per share and $45.00 per share.
Broker Price NAV per Share Analysis for Ventas
Morgan Stanley reviewed the NAV per share estimates for Ventas based on information obtained from Wall Street Research as of June 25, 2021. The mean of NAV per share estimates for Ventas was $46.06 per share, and the high and low NAV per share estimates for Ventas were $56.56 per share and $38.00 per share.
Historical Trading Overview of Ventas
Morgan Stanley reviewed the historical trading ranges of shares of Ventas Common Stock since June 2011 and noted that the P/D to NAV ratio as of June 25, 2021 was 10.3%, the average P/D to NAV for such 10-year period was 17.5% and the next-12-months FFO multiple as of June 25, 2021 was 20.0x.
Historical Exchange Ratio Analysis
Morgan Stanley then performed a historical exchange ratio analysis for the period from January 3, 2019, the day New Senior announced completion of its Internalization, through June 25, 2021, by dividing the historical trading price of shares of New Senior Common Stock on each trading day during such period by the historical trading price of shares of Ventas Common Stock on each trading day during such period. For the period reviewed, Morgan Stanley observed the following implied exchange ratios (rounded to four decimal places) as set forth in the following table, which Morgan Stanley compared to the exchange ratio of 0.1561x pursuant to the Merger Agreement:
Metrics	Implied Exchange Ratio
High	0.1402x
Last three-month Average	0.1212x
Current (June 25, 2021)	0.1185x
Last Year Average	0.1093x
Average	0.1048x
Low	0.0741x

General
In connection with the review of the Merger by the New Senior Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of New Senior. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of New Senior. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to holders of New Senior Common Stock (other than Excluded Shares) of the Merger Consideration to be received by the holders of shares of New Senior Common Stock pursuant to the Merger Agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to the New Senior Board. These analyses do not purport to be appraisals or to reflect the prices at which New Senior Common Stock or Ventas Common Stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the New Senior stockholders should vote at the Special Meeting.
The Merger Consideration to be received by the holders of shares of New Senior Common Stock was determined through arm’s-length negotiations between New Senior and Ventas and was approved by the New Senior Board. Morgan Stanley provided advice to New Senior during these negotiations but did not, however, recommend any specific form, mix or amount of Merger Consideration to New Senior, or that any specific form, mix or amount of Merger Consideration constituted the only appropriate Merger Consideration for the Merger.
Morgan Stanley’s opinion and its presentation to the New Senior Board were among many of the factors taken into consideration by the New Senior Board in deciding to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated thereby. See the section entitled “The Merger — Recommendation of the New Senior Board; New Senior’s Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the New Senior Board with respect to the Merger Consideration to be received by the holders of shares of New Senior Common Stock pursuant to the Merger Agreement or of whether the New Senior Board would have been willing to agree to different Merger Consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.
The New Senior Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of New Senior, Ventas or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, as compensation for its services relating to the Merger, New Senior has agreed to pay Morgan Stanley a fee of approximately $17 million in the aggregate, $3 million of which was payable upon the rendering of its opinion and the remainder of which is contingent upon the consummation of the Merger, as well as an additional discretionary fee of up to approximately $6 million, payable, if at all, at the New Senior Board’s sole discretion on or before the closing. New Senior has also agreed to reimburse Morgan Stanley for certain of its reasonable out-of-pocket expenses incurred in performing its services. In addition, New Senior has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have provided financing services to Ventas for which Morgan Stanley and its affiliates have received fees in connection with such services in the amounts of approximately $2 — 5 million. In the two years prior to the date of its opinion, except for its current engagement as financial advisor to New Senior, Morgan Stanley has not provided financial advisory or financing services to New Senior or its affiliates and has not received any fee for such services during such time. Morgan Stanley may also seek to provide financial advisory and financing services to New Senior, Ventas and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Certain New Senior Forecasts
Although New Senior has periodically issued limited financial guidance to investors, New Senior does not as a matter of course publicly disclose financial forecasts or projections as to future revenues or other results of its operations due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as described further in the section entitled “The Merger — Background of the Merger” beginning on page 32 of this proxy statement/prospectus, New Senior management has historically prepared and periodically updated financial forecasts for use in discussions and reviews with the New Senior Board of New Senior’s strategic plan. New Senior management reviewed financial forecasts for fiscal years 2021 through 2025 (which we refer to as the “Forecasts”) with the New Senior Board in June 2021 following receipt of Ventas’s initial non-binding proposal as part of the New Senior Board’s evaluation of the proposal. The Forecasts are summarized below. Ventas’s financial forecasts were not provided to New Senior or Morgan Stanley given that New Senior stockholders were expected to own less than 4% of the outstanding Ventas Common Stock following the consummation of the Transaction and the liquid market for Ventas Common Stock, and accordingly no internal Ventas forecasts were relied upon by the New Senior Board in approving the Transaction or by Morgan Stanley for purposes of its financial analyses and fairness opinion, respectively.
The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither New Senior’s independent registered public accounting firm, nor any other independent registered accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of New Senior’s independent registered public accounting firm incorporated by reference into this proxy statement/prospectus relate to New Senior’s historical financial information, and no such report (or report of any other independent accounting firm incorporated by reference herein) extends to the Forecasts or should be read to do so.
The Forecasts were provided to the New Senior Board and Morgan Stanley. The Forecasts (with certain updates to (1) reflect New Senior’s actual results for May 2021 and New Senior management’s updated expectations based on facts and circumstances as of the time of the update and (2) exclude any forecasts for fiscal year 2025 and certain metrics for each year presented) were also provided to Ventas and its financial advisor in connection with Ventas’s due diligence process. In connection with the Transaction, the New Senior Board and New Senior’s management authorized Morgan Stanley to use and rely on the Forecasts in connection with its financial analysis and opinion as described in the section entitled “The Merger — Opinion of New Senior’s Financial Advisor” beginning on page 46 of this proxy statement/prospectus. The Forecasts are presented in this proxy statement/prospectus solely to give New Senior stockholders access to the information that was made available to the New Senior Board, Ventas and their respective financial advisors to the extent described above.
The Forecasts are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the Forecasts reflect numerous estimates and assumptions made by New Senior’s management at the time the Forecasts were prepared that are difficult to predict and that are beyond New Senior’s control and are subject to change. The assumptions and estimates underlying the Forecasts are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the Forecasts, including, among others, risks and uncertainties relating to New Senior’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods); industry performance; the regulatory and competitive environment; general global business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 29 and 19, respectively, of this proxy statement/prospectus and Part I, Item 1A in New Senior’s Annual Report on Form 10-K for the year ended December 31, 2020 which is incorporated by reference into this proxy statement/prospectus. Some or all of the estimates and assumptions underlying the Forecasts may have changed since the date the Forecasts were prepared.
Accordingly, New Senior cannot assure readers that the Forecasts are necessarily predictive of the future performance of New Senior or that actual results will not differ materially from those presented in the Forecasts. Additionally, the Forecasts cover a number of years into the future and such information by its nature becomes less predictive with each successive year. The inclusion of the Forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Forecasts would be achieved or that the results achieved would not exceed those reflected in the Forecasts, if the Transaction is not consummated.
The Forecasts were developed for New Senior on a standalone basis without giving effect to the Transaction or entry into the Merger Agreement, including any potential synergies that may be achieved by the combined company as a result of the Transaction, any changes to New Senior’s strategy or operations that may be implemented after the consummation of the Transaction or any costs incurred in connection with the Transaction. The New Senior Board did not quantify synergies that may be achieved by the combined company as a result of the Transaction. Furthermore, the Forecasts do not take into account the effect of any failure of the Transaction to be completed and should not be viewed as relevant or continuing in that context.
The Forecasts include non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled measures used by other companies. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to and were not relied on by Morgan Stanley for purposes of its financial analysis and opinion or by the New Senior Board in connection with its consideration of the Transaction, nor were they provided to Ventas or its financial advisor. Accordingly, New Senior has not provided a reconciliation of these non-GAAP financial measures.
New Senior does not intend to update or otherwise revise the Forecasts after the date of this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
By including the Forecasts in this proxy statement/prospectus, neither New Senior nor Ventas nor any of their respective directors, officers, employees or other representatives has made or makes any representation to any person regarding the ultimate performance of New Senior compared to the information contained in the Forecasts. Accordingly, the Forecasts should not be construed as financial guidance, nor relied on as such. The Forecasts are not included in this proxy statement/prospectus in order to induce any New Senior stockholder to vote in favor of the proposals contained in this proxy statement/prospectus or to influence any New Senior stockholder or any other person to make any investment decision with respect to the Transaction or otherwise, but rather solely because the Forecasts or portions thereof were made available to the New Senior Board, Ventas and their respective financial advisors as described above. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Forecasts. New Senior has not made any representation and warranties in the Merger Agreement concerning the Forecasts.
The following table presents a summary of the Forecasts:
Forecasts of New Senior Management
($ in millions, except per share data)
	Fiscal Year Ending December 31,(1)
	2021 E (1)	2022 E	2023 E	2024 E	2025 E
Total Cash Revenue (2)	$321.6	$348.8	$374.8	$396.8	$415.5
Cash NOI (3)	$118.2	$134.6	$147.5	$159.7	$171.6
Normalized Funds From Operations (NFFO) (4)	$35.4	$58.0	$70.6	$78.8	$88.1
Adjusted Funds From Operations (AFFO) (5)	$45.9	$67.3	$80.2	$88.6	$96.9
Dividends Per Share	$0.26	$0.26	$0.26	$0.26	$0.26

(1)
Actual results through April 30, 2021; management projections through December 31, 2021. The forecasts made available to Ventas were updated to reflect actual results through May 31, 2021 and New Senior management’s updated expectations based on facts and circumstances at the time of the update, which resulted in the following differences from the Forecasts presented above: total cash revenue of $321.7 million, $349.4 million, $375.1 million and $397.0 million for the fiscal years ending 2021 through 2024, respectively, Cash NOI of $119.1 million, $135.2 million, $147.9 million and $160.0 million for the fiscal years ending 2021 through 2024, respectively, and AFFO of $47.0 million, $68.2 million, $81.2 million and $89.9 million for the fiscal years ending 2021 through 2024, respectively.

(2)
Cash Revenue, a non-GAAP financial measure, is defined as total revenues excluding the effects of straight-line rental revenue, amortization of above/ below market lease intangibles and the amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

(3)
Cash NOI, a non-GAAP financial measure, is defined as cash revenue less property level operating expenses, which include property management fees and travel cost reimbursements.

(4)
NFFO, a non-GAAP financial measure, is defined as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures and excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write-off of unamortized discounts, premiums, deferred financing costs, or additional costs, make-whole payments and penalties or premiums incurred as the result of early repayment of debt; (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in New Senior’s Consolidated Statements of Operations.

(5)
AFFO, a non-GAAP financial measure, is defined as NFFO excluding the impact of the following: (a) straight-line rental revenue; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives; and (f) amortization of equity-based compensation expense.
Interests of New Senior Directors and Executive Officers in the Merger
New Senior directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of New Senior stockholders generally. The members of the New Senior Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the New Senior stockholders that they vote to approve the Merger Proposal. J. Justin Hutchens, who was a member of the New Senior Board until his resignation effective as of February 24, 2020, and Stuart McFarland and Virgis Colbert, who were members of the New Senior Board until their retirement effective as of the 2021 annual meeting of New Senior stockholders, have been omitted from the discussion and tables below, since they are not expected to receive any enhanced benefits in connection with the Merger.
New Senior’s executive officers for purposes of the discussion below are Susan Givens (Chief Executive Officer, President and Director); Bhairav Patel (Executive Vice President, Finance and Chief Accounting Officer and Interim Chief Financial Officer) and Lori B. Marino (Executive Vice President, General Counsel and Corporate Secretary).
Treatment of Equity and Equity-Based Awards
For information regarding beneficial ownership of New Senior Common Stock, other than the equity-based awards described below, by each of New Senior’s directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 123 of this proxy statement/prospectus. Each of New Senior’s directors and executive officers will be entitled to receive, for each share of New Senior Common Stock he or she holds, the same Merger Consideration in the same manner as other New Senior stockholders.
As described further in the section entitled “The Merger — Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger” beginning on page 61 of this proxy statement/prospectus, each New Senior Stock Option will vest in full and be cash settled in connection with the Merger. Each New Senior Restricted Stock Award and New Senior RSU Award will vest in full and be converted into the right to receive a number of shares of Ventas Common Stock.
The following table sets forth (i) the number of shares of New Senior Common Stock subject to unvested New Senior Stock Options, New Senior Restricted Stock Awards, time-based New Senior RSU Awards and performance-based New Senior RSU Awards held by each New Senior director and named executive officer as of August 6, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, and (ii) the value of such awards. The values in the table below have been determined assuming a share price of $8.85, which is the average closing price of a share of New Senior Common Stock over the first five trading days following the first public announcement of the Merger on June 28, 2021. The amounts reflected in the table below exclude any New Senior Stock Options, New Senior Restricted Stock Awards and New Senior RSU Awards that are vested or are expected to vest in accordance with their terms prior to September 30, 2021 (the assumed closing date of the Merger solely for purposes of this compensation-related disclosure).

Name	New Senior Stock Options (#)	Value ($)	New Senior Restricted Stock Awards and/or New Senior RSU Awards (time- based) (#)(1)	Value ($)(2)	New Senior RSU Awards (performance- based) (#)(3)	Value ($)(4)
Directors
Frances Aldrich Sevilla-Sacasa	—	—	15,129	$133,892	—	—
Norman Jenkins	—	—	15,129	$133,892	—	—
Michael Malone	—	—	15,129	$133,892	—	—
David Milner	—	—	15,129	$133,892	—	—
Robert Savage	—	—	15,129	$133,892	—	—
Cassia van der Hoof Holstein	—	—	15,129	$133,892	—	—
Executive Officers
Susan Givens	666,666	$3,716,663	390,542	$3,653,507	2,050,114	$19,212,816
Bhairav Patel	111,100	$619,383	74,741	$694,163	204,416	$1,927,051
Lori Marino	104,166	$338,019	57,851	$534,829	239,297	$2,226,161

(1)
Consists of time-based New Senior RSU Awards and with respect to Ms. Givens, Mr. Patel and Ms. Marino, in addition to their respective holdings of time-based New Senior RSU Awards, New Senior Restricted Stock Awards of 161,813, 26,971 and 21,097 shares, respectively.

(2)
Includes accrued and unpaid dividends with respect to shares of New Senior Common Stock subject to New Senior Restricted Stock Awards and time-based New Senior RSU Awards, as applicable, for Ms. Givens, Mr. Patel and Ms. Marino in the amounts of (a) with respect to New Senior Restricted Stock Awards, $157,768, $26,297 and $17,827, respectively, and (b) with respect to time-based New Senior RSU Awards, $39,443, $6,409 and $5,021, respectively.

(3)
Reflects maximum number of shares of New Senior Common Stock subject to such New Senior RSU Award (i.e., 200% (with respect to Ms. Givens) and 150% (with respect to Mr. Patel and Ms. Marino) of the target number of shares of New Senior Common Stock subject to such New Senior RSU Award).

(4)
Includes accrued and unpaid dividends with respect to shares of New Senior Common Stock subject to performance-based New Senior RSU Awards for Ms. Givens, Mr. Patel and Ms. Marino in the amount of $1,069,307, $117,969, and $108,383, respectively.

Severance Entitlements
Each of New Senior’s executive officers is party to an employment agreement with New Senior (which we refer to as the “New Senior Executive Agreements”), each of which will be amended as described in the section entitled “— 2021 Annual Cash Bonuses” beginning on page 58 of this proxy statement/prospectus. Each of the New Senior Executive Agreements, giving effect to the amendments, provides that if an executive officer is terminated by New Senior without “cause” (including non-renewal of the New Senior Executive Agreement by New Senior) or by the executive officer for “good reason” (each, a “qualifying termination”) within one year after a change in control, the executive officer will be entitled to receive:
•
a lump sum payment equal to three times (in the case of Ms. Givens ) and two times (in the case of Mr. Patel and Ms. Marino) the sum of such executive officer’s base salary and target bonus;

•
a lump sum payment equal to the annual bonus for 2021, payable at maximum level, without pro-ration; and

•
a lump sum payment equal to the cost of 18 months of health and welfare premiums.

The New Senior Executive Agreements for Mr. Patel and Ms. Marino also provide that if such executive officer incurs a qualifying termination after the end of a given year but before the date that annual bonuses in respect of such year are paid, such executive officer will receive the annual bonus such executive officer would have received had such executive officer remained employed through the payment date.
The Merger will constitute a change in control for purpose of the New Senior Executive Agreements.
For purposes of the New Senior Executive Agreements, “cause” generally means the executive officer’s (i) commission of an act of fraud (including, in the case of Ms. Givens, dishonesty) in the course of such executive officer’s service to New Senior; (ii) indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) commission of an act which would make such executive officer subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) willful misconduct (including in the case of Ms. Givens, gross negligence) in connection with such executive officer’s employment by New Senior, including through the violation of any written code of conduct or other similar policy of New Senior; (v) willful breach of certain restrictive covenants; or (vi) commission of any material breach of any of the provisions or covenants in the New Senior Executive Agreement (excluding those set forth in clause (v)), subject to a cure right to the extent curable.
For purposes of the New Senior Executive Agreements, “good reason” generally means (i) a material reduction in the executive officer’s base salary or target annual cash bonus opportunity or target equity award value; (ii) a material reduction of such executive officer’s duties, authority, responsibilities or reporting relationship, relative to such executive officer’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; (iii) a relocation of such executive officer’s work location by more than 35 miles; or (iv) New Senior’s material breach of the New Senior Executive Agreement. If an event constituting good reason is alleged to exist, New Senior will be provided the opportunity to cure such alleged event.
The table below summarizes the estimated value of cash severance benefits payable to each New Senior executive officer in the event of a qualifying termination on or within one year following the Effective Time, taking into account the amendments to the employment agreements described in the section entitled “— 2021 Annual Cash Bonuses” beginning on page 58 of this proxy statement/prospectus.
Name	Salary and Target Bonus ($)(1)	2021 Bonus ($)(2)	Value ($)
Susan Givens	$5,625,000	$1,875,000	$7,500,000
Bhairav Patel	$1,400,000	$525,000	$1,925,000
Lori Marino	$1,700,000	$637,500	$2,337,500

(1)
Represents the lump sum payment of: (a) in the case of Ms. Givens, three times the sum of her annual base salary of $750,000 and annual target cash bonus of $1,125,000; (b) in the case of Mr. Patel, two times the sum of his annual base salary of $350,000 and annual target cash bonus of $350,000; and (c) in the case of Ms. Marino, two times the sum of her annual base salary of $425,000 and annual target cash bonus of $425,000.

(2)
Represents the Maximum Bonus for 2021, without pro-ration, as described in the section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger — 2021 Annual Cash Bonuses” beginning on page 58 of this proxy statement/prospectus.

The New Senior Executive Agreements also provide that the executive officer will be subject to certain non-competition and non-solicitation restrictions, including with respect to a qualifying termination, consisting of 18 months (in the case of Ms. Givens) and 12 months (in the case of Mr. Patel and Ms. Marino) following a qualifying termination.
2021 Annual Cash Bonuses
Under the Merger Agreement, Ventas has agreed that New Senior may amend each of the New Senior Executive Agreements to provide that, in lieu of the pro-rata annual bonus payable at target upon a qualifying termination of employment, each New Senior executive officer will receive an annual cash bonus for the

2021 performance year equal to the maximum annual cash bonus for which such executive officer is eligible pursuant to such executive officer’s New Senior Executive Agreement and based on New Senior’s 2020 annual incentive plan (which we refer to as the “Maximum Bonus”), without pro-ration, subject to the additional conditions described in this paragraph, to be reflected in the amendments to the New Senior Executive Agreements. If, prior to the closing of the Merger, Ventas requests transition services from a New Senior executive officer, such executive officer’s receipt of the excess of the value of such executive officer’s Maximum Bonus, without pro-ration, over the value of such executive’s target bonus without pro-ration provided for under such executive officer’s unamended New Senior Executive Agreement will be contingent on such executive officer remaining employed with New Senior and providing transition services until the earlier of December 31, 2021 and the date that is 60 days following the closing of the Merger, unless the closing occurs on or after January 1, 2022, in which case such executive officer will not be required to remain employed with New Senior for any period. In addition, as a further condition to receiving severance under the applicable New Senior Executive Agreement (including the prorated target bonus or the Maximum Bonus without pro-ration, as applicable), each New Senior executive officer will agree to execute (and not revoke during the applicable revocation period) a release of claims against Ventas and New Senior in customary form and substance. The value of the Maximum Bonus for each of the executive officers is reflected in the table above describing cash severance benefits under the heading entitled “2021 Bonus”.
280G-Related Further Actions
Subject to certain conditions, New Senior is expected to enter into an agreement with each New Senior executive officer providing that, to the extent any payment or benefit in connection with the Merger would be subject to the excise tax under Section 4999 of the Code, New Senior will provide a tax gross-up to such executive officer so that such executive officer will retain, on an after-tax basis, 100% of the amount that such executive officer would have received in connection with the Merger if Section 4999 of the Code did not apply. In consideration of such tax gross-up commitment by New Senior, each executive officer is required to agree to certain specified expansions of the term and scope of the non-compete covenants in the New Senior Executive Agreements if such executive officer would otherwise be subject to the excise tax under Section 4999 of the Code. As of the date of this proxy statement/prospectus, the determination has not been made as to whether any payment or benefit in connection with the Merger would be subject to the excise tax under Section 4999 of the Code.
Director and Officer Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, New Senior directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 85 of this proxy statement/prospectus.
Continuing Employee Benefits
As described in the section entitled “The Merger Agreement — Employee Matters” beginning on page 77 of this proxy statement/prospectus, the Merger Agreement requires Ventas to continue to provide certain compensation and benefits for one year following the completion of the Merger to all New Senior employees, including New Senior’s executive officers, who remain employed by New Senior following completion of the Merger.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of New Senior’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may be paid or become payable to the named executive officer either immediately at the Effective Time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the Merger (i.e., on a “double-trigger” basis). New Senior stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either New Senior, the New Senior Board or Ventas. Accordingly, if the proposal to adopt the Merger Agreement is approved by the New Senior stockholders and the Merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under this section entitled “The Merger — Interests of New Senior Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the Merger is completed on September 30, 2021, (ii) the value of a share of New Senior Common Stock assuming a share price of $8.85, which is the average closing price of a share of New Senior Common Stock over the first five trading days following the first public announcement of the Merger Agreement on June 28, 2021, (iii) the named executive officers’ salary and total eligible cash bonus levels as in effect as of the date of this proxy statement/prospectus, (iv) the number of unvested New Senior awards held by the named executive officers as of August 6, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, and excluding any New Senior awards that are expected to vest or be paid in accordance with their terms prior to September 30, 2021 and (v) an assumption that each named executive officer experiences a “qualifying termination” immediately following the completion of the Merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Payments to New Senior Named Executive Officers
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3) (4)	Total ($)
Susan Givens	$7,500,000	$26,582,986	$34,674	$34,117,660
Bhairav Patel	$1,925,000	$3,240,597	$34,674	$5,200,271
Lori Marino	$2,337,500	$3,099,009	$34,674	$5,471,183

(1)
As described in the section entitled “— Severance Entitlements” beginning on page 57 of this proxy statement/prospectus, the cash payments payable to each of Ms. Givens, Mr. Patel and Ms. Marino under the New Senior Executive Agreements consist of (i) a lump sum severance payment in an amount equal to three times (in the case of Ms. Givens) and two times (in the case of Mr. Patel and Ms. Marino) the sum of (A) the named executive officer’s annual base salary and (B) annual target cash bonus and (ii) a prorated cash bonus for the fiscal year in which the qualifying termination occurs, which for purposes of this table uses the Maximum Bonus, without pro-ration, as described in the section entitled “— 2021 Annual Cash Bonuses” beginning on page 58 of this proxy statement/prospectus. The payments under clause (i) are “double-trigger,” as they will only be payable in the event of a “qualifying termination” following the Effective Time. The payment under clause (ii) is “single trigger” as it will be payable in accordance with its terms regardless of whether the executive officer’s employment is terminated.

(2)
The estimated amounts shown in this column represent the aggregate value of the named executive officers’ unvested New Senior Stock Options, New Senior Restricted Stock Awards and New Senior RSU Awards (assuming for performance-based New Senior RSU Awards, maximum level of performance), including, as described in the section entitled “— Treatment of Equity and Equity-Based Awards” beginning on page 56 of this proxy statement/prospectus, accrued and unpaid dividends with respect to shares of New Senior Common Stock subject to New Senior Restricted Stock Awards and New Senior RSU Awards, as applicable, as of September 30, 2021 (the assumed closing date of the Merger solely for purposes of this compensation-related disclosure). As described in the sections entitled “— Treatment of Equity and Equity-Based Awards” and “—  Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger” beginning on page 56 and 61, respectively, of this proxy statement/prospectus, each New Senior Stock Option will vest in full and be cash settled in connection with the Merger and each New Senior Restricted Stock Award and New Senior RSU Award will vest in full and be converted into the right to receive a number of shares of Ventas Common Stock. The estimated payments in respect of the named executive officers’ unvested New Senior awards shown in the above table are “single-trigger” benefits in that they will be payable shortly following the Effective Time, whether or not such named executive officer is later terminated.
(3)
The estimated amounts shown in this column represent the company-paid portion of the continued health, prescription drug, dental and vision coverage at the active employee rate for 18 months following termination. These are “double-trigger” benefits as they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment on or within one year following the Effective Time.

(4)
As described in the section entitled “—  280G-Related Further Actions” beginning on page 59 of this proxy statement/prospectus, subject to certain conditions, New Senior is expected to enter into an agreement with each New Senior executive officer providing that, to the extent any payment or benefit in connection with the Merger would be subject to the excise tax under Section 4999 of the Code, New Senior will provide a tax gross-up to such executive officer so that such executive officer will retain, on an after-tax basis, 100% of the amount that such executive officer would have received in connection with the Merger if Section 4999 of the Code did not apply. As of the date of this proxy statement/prospectus, the determination has not been made as to whether any payment or benefit in connection with the Merger would be subject to the excise tax under Section 4999 of the Code.

Directors and Management Following the Merger
There will be no change to the Ventas Board as a result of the Merger, and the directors of Ventas as of immediately prior to the Effective Time will continue to serve as the directors of Ventas after completion of the Merger.
The executive officers of Ventas immediately prior to the Effective Time will continue to serve as the executive officers of Ventas after completion of the Merger, with Debra Cafaro expected to serve as Ventas’s Chief Executive Officer.
Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger
At the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, outstanding New Senior equity awards will be treated as follows:
•
Stock Options.   Each New Senior Stock Options that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and converted into the right to receive an amount in cash, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to such New Senior Stock Option and (ii) the excess (if any) of (a) the Merger Consideration Value over (b) the per share exercise price of such New Senior Stock Option. However, each New Senior Stock Option that has an exercise price that is greater than or equal to the Merger Consideration Value will be canceled for no consideration.

•
Restricted Stock Awards.   Each New Senior Restricted Stock Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and retired and be converted into the right to receive a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior Restricted Stock Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior Restricted Stock Award.

•
Restricted Stock Unit Awards.   Each New Senior RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will vest in full (based on the maximum number of shares of New Senior Common Stock subject to the New Senior RSU Award, if such award is subject to performance-based vesting conditions) and be canceled and converted into a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior RSU Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior RSU Award.
Accounting Treatment
In accordance with GAAP, Ventas will account for the Merger as an asset acquisition, with Ventas treated as the acquirer of New Senior. GAAP requires the application of a screen test to evaluate if substantially all the fair value of the acquired entity is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, GAAP requires the identification of the acquirer, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors, the fair value of the gross assets acquired are concentrated in a group of similar identifiable assets, and therefore, the Merger will be treated as an asset acquisition under GAAP, with Ventas being the acquirer.
Regulatory Matters
Ventas and New Senior have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the Transaction.
There can be no assurances that all requisite regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Ventas’s and New Senior’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see the section entitled “Risk Factors,” beginning on page 19 of this proxy statement/prospectus.
The parties’ respective obligations to complete the Merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (ii) the absence of action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal; and (iii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceeding seeking a stop order.
Exchange of Shares in the Merger
The Merger Agreement provides that, at or prior to the Effective Time, Ventas will deposit with the Exchange Agent for the benefit of the holders of New Senior Common Stock (other than Excluded Shares), (i) a number of shares of Ventas Common Stock comprising the number of shares of Ventas Common Stock to be issued as Merger Consideration and (ii) an aggregate amount of cash comprising at least the amount required to be delivered to holders of record of New Senior Common Stock (other than Excluded Shares) in lieu of fractional shares of Ventas Common Stock.
The Merger Agreement provides that, promptly after the Effective Time (and in any event within five business days thereafter), Ventas will cause the Exchange Agent to mail to each holder of record of New Senior Common Stock (other than Excluded Shares) as of immediately prior to the Effective Time a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal, if applicable, and instructions for surrendering any certificates representing New Senior Common Stock or transferring shares of New Senior Common Stock held in book-entry form in exchange for the applicable Merger Consideration and cash in lieu of fractional shares.
Upon surrender of their shares of New Senior Common Stock, including, if applicable, any certificates representing the same, for cancellation along with the executed letter of transmittal, if applicable, and other required documents described in the instructions, such holders of record of New Senior Common Stock will be entitled to receive in exchange, in respect of each share of New Senior Common Stock they hold, the Merger Consideration and cash in lieu of fractional shares of Ventas Common Stock.
Holders of shares of Ventas Common Stock are not required to take any action with respect to their shares of Ventas Common Stock.
No fractional shares of Ventas Common Stock will be issued as Merger Consideration. Any holder of record of New Senior Common Stock otherwise entitled to receive a fractional share of Ventas Common Stock pursuant to the Merger will be entitled to receive a cash payment, without interest, in lieu of such fractional share, valued based on the closing price of shares of Ventas Common Stock on the NYSE on the last trading day immediately preceding the closing date. No holder of record of New Senior Common Stock receiving a cash payment in lieu of fractional shares of Ventas Common Stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Ventas Common Stock.
Dividends
Under the Merger Agreement, between June 28, 2021 and the earlier of the Effective Time and the termination of the Merger Agreement, neither Ventas nor New Senior may declare, make or pay any dividend without the consent of the other party other than a regular quarterly cash dividend of up to $0.065 per share of New Senior Common Stock in the case of New Senior and up to $0.45 per share of Ventas Common Stock in the case of Ventas. The first such dividend for each party will have a record date of October 1, 2021 and a payment date of October 14, 2021. The second such dividend for each party will have a record date of the first business day of January 2022 and a payment date in mid-January 2022 to be selected by Ventas in consultation with New Senior.
In addition, if either New Senior or Ventas (in each case in consultation with the other party) determines that it is necessary to declare a dividend in order to maintain its qualification as a REIT under the Code and to avoid to the extent possible the incurrence of entity level income or excise tax (which we refer to as a “REIT Dividend”), the declaring party must notify the other party in writing and publicly announce such determination at least 10 business days prior to the Special Meeting. The record date and payment date for any such REIT Dividend will be the close of business on the business day prior to the closing date.
If New Senior declares a REIT Dividend in accordance with the immediately preceding paragraph, the Merger Consideration will be adjusted downward by the amount of the REIT Dividend, which will be effected by reducing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the quotient obtained by dividing the per share amount of such REIT Dividend by $9.10. If Ventas declares a REIT Dividend in accordance with the immediately preceding paragraph, the Merger Consideration will be adjusted upward by the amount of the REIT Dividend, which will be effected by increasing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the per share amount of such REIT Dividend.
If New Senior declares a dividend that has a record date and time prior to the Effective Time and that has not been paid as of the Effective Time, holders of New Senior Common Stock, New Senior Restricted Stock Awards and New Senior RSU Awards will be entitled to receive such dividend (or dividend equivalent rights, as applicable) on the applicable payment date after the Effective Time.
Subject to the terms of the Merger Agreement, decisions by either New Senior or Ventas as to whether, when and in which amounts to declare and pay any future dividend, whether fixed, variable or any combination thereof, will remain in the full discretion of the board of directors of that party. Subject to the terms of the Merger Agreement, any dividend payment amounts for the applicable party will be determined by the board of directors of that party on a quarterly or other periodic basis, and it is possible that such board of directors may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. For more information regarding risks associated with future dividends, see the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Listing of Ventas Common Stock in the Merger
It is a condition to the completion of the Merger that the Ventas Common Stock to be issued in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
De-Listing and Deregistration of New Senior Common Stock
If the Merger is completed, the New Senior Common Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act, and New Senior will no longer be required to file periodic reports with the SEC with respect to New Senior Common Stock.
No Appraisal Rights
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, the New Senior stockholders will not be entitled to appraisal rights in connection with the Merger with respect to their shares of New Senior Common Stock. Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because New Senior Common Stock is listed on the NYSE, a national securities exchange, and because New Senior stockholders will receive as Merger Consideration only shares of Ventas Common Stock, which will be publicly listed on the NYSE upon the completion of the Merger, and cash in lieu of fractional shares, New Senior stockholders will not be entitled to appraisal rights in connection with the Merger.
Litigation Related to the Merger
As of August 9, 2021, one complaint has been filed by a purported New Senior stockholder in the United States District Court for the Eastern District of New York and two complaints have been filed by purported New Senior stockholders in the United States District Court for the Southern District of New York seeking to enjoin the Merger among other relief. On July 28, 2021, a complaint was filed against New Senior and the members of the New Senior Board captionedWang v. New Senior Investment Group, Inc. et al., Case No. 1:21-cv-06426 (S.D.N.Y.). On August 3, 2021, a complaint was filed against New Senior and the members of the New Senior Board captioned Morris v. New Senior Investment Group Inc., et al., Case No. 1:21-cv-04354 (E.D.N.Y.). On August 5, 2021, a complaint was filed against New Senior, the members of the New Senior Board, Ventas and Merger Sub captioned Hopkins v. New Senior Investment Group Inc., et al., Case No. 1:21-cv-06630 (S.D.N.Y.). These complaints allege that the registration statement filed in connection with the Merger on July 26, 2021 omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the registration statement false and misleading.
Among other remedies, the complaints seek an order enjoining the defendants from proceeding with the Merger, requiring the defendants to disclose allegedly material information that was allegedly omitted from the registration statement, rescinding the Merger in the event that it is consummated or awarding rescissory damages, declaring that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and the related rules and regulations thereunder, awarding costs, including attorneys’ fees, and granting such other and further relief as the court may deem just and proper.
The defendants believe that the three complaints are without merit and that no further disclosure is required to supplement the registration statement under applicable laws. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defendants’ defense of the actions will be successful. Additional lawsuits arising out of the Merger may also be filed in the future.

Treatment of Indebtedness and Preferred Stock
For a description of Ventas’s and New Senior’s existing indebtedness, see Ventas’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 6, 2021, and New Senior’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on July 30, 2021, each of which is incorporated by reference into this proxy statement/prospectus, and any subsequent report filed with the SEC and incorporated by reference.
For more details on the treatment of New Senior’s existing indebtedness under the Merger Agreement, see the section entitled “The Merger Agreement — Other Covenants and Agreements” beginning on page 75 of this proxy statement/prospectus. The terms and timing of any amendments to New Senior’s debt agreements or any other approach chosen by Ventas to the assumption, defeasance, satisfaction or discharge of New Senior’s debt agreements and the indebtedness incurred pursuant thereto discussed in this proxy statement/prospectus have not been determined as of the date of this proxy statement/prospectus.
Prior to the execution and delivery of the Merger Agreement on June 28, 2021, New Senior issued a notice of redemption in respect of all of the outstanding New Senior Preferred Stock. On July 13, 2021, New Senior completed the redemption of all of the outstanding New Senior Preferred Stock at an aggregate redemption price of $20,289,315.07.
This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Ventas or New Senior. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Ventas shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

THE MERGER AGREEMENT
The following section summarizes certain material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.
The summary of the Merger Agreement is included in this proxy statement/prospectus only to provide you with information regarding certain terms and conditions of the Merger Agreement, and not to provide any other factual information about Ventas, Merger Sub or New Senior or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
The representations, warranties and covenants contained in the Merger Agreement and described in this proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates set forth therein and may be subject to more recent developments, were made solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures and exceptions and by each parties’ filings with the SEC, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement do not survive the Effective Time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Ventas, Merger Sub, New Senior or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Ventas or New Senior.
Form of the Merger
Pursuant to the Merger Agreement, Ventas had the option, to be exercised no later than two business days prior to the initial filing date of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, to choose to have the Merger effectuated in one of two ways: either (i) New Senior would merge with and into Merger Sub, with Merger Sub surviving the Merger as a subsidiary of Ventas (which we refer to as the “Forward Merger”), or (ii) Merger Sub would merge with and into New Senior, with New Senior surviving the Merger as a subsidiary REIT of Ventas (which we refer to as the “Reverse Merger”, and the option selected by Ventas from between the Forward Merger and the Reverse Merger, the “Merger”). Prior to the date of this proxy statement/prospectus, Ventas selected the Reverse Merger.
Because Ventas selected the Reverse Merger, in order to permit New Senior to continue to qualify as a REIT, New Senior will issue shares of non-voting, preferred stock to Ventas and at least 100 other persons in a securities offering exempt from the registration requirements of the Securities Act that will take place promptly following the consummation of the Merger. New Senior will cooperate with Ventas and Merger Sub as reasonably requested by Ventas in connection with such offering.
Merger Consideration
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of New Senior Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration, which is 0.1561 of a newly issued share of Ventas Common Stock. Holders of record of New Senior Common Stock will receive cash in lieu of fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. If there is a change in the number of issued and outstanding shares of Ventas Common Stock or New Senior Common Stock, or securities convertible or exchangeable into shares of Ventas Common Stock or New Senior Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split) or stock dividend, recapitalization, merger, subdivision or other similar transaction during the period from the date of the Merger Agreement through the Effective Time, the Exchange Ratio will be equitably adjusted to provide the holders of New Senior Common Stock (other than Excluded Shares) and Ventas the same economic effect as contemplated by the Merger Agreement prior to such event. For more information, see the section entitled “The Merger — Exchange of Shares in the Merger” beginning on page 62 of this proxy statement/prospectus.
In addition, if New Senior or Ventas declares a REIT Dividend in accordance with the terms of the Merger Agreement, the Merger Consideration will be adjusted downward or upward, respectively, by the amount of such REIT Dividend. For more information, see the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus.
Treatment of New Senior Stock Options, Restricted Stock and RSU Awards in the Merger
At the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, outstanding New Senior equity awards will be treated as follows:
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Stock Options.   Each New Senior Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and converted into the right to receive an amount in cash, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to such New Senior Stock Option and (ii) the excess (if any) of (a) the Merger Consideration Value over (b) the per share exercise price of such New Senior Stock Option. However, each New Senior Stock Option that has an exercise price that is greater than or equal to the Merger Consideration Value will be canceled for no consideration.

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Restricted Stock Awards.   Each New Senior Restricted Stock Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will vest in full and be canceled and retired and be converted into the right to receive a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior Restricted Stock Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior Restricted Stock Award.

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Restricted Stock Unit Awards.   Each New Senior RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will vest in full (based on the maximum number of shares of New Senior Common Stock subject to the New Senior RSU Award, if such award is subject to performance-based vesting conditions) and be canceled and converted into the right to receive a number of shares of Ventas Common Stock, less applicable withholdings, equal to the product of (i) the number of shares of New Senior Common Stock subject to the New Senior RSU Award and (ii) the Exchange Ratio, plus a cash payment for any accrued and unpaid dividends corresponding to such New Senior RSU Award.

Closing; Effective Time
Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place at 8:00 a.m., New York time, on the date that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the Merger Agreement (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (subject to applicable law) of those conditions at closing).
Upon the terms and subject to the conditions of the Merger Agreement, the Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Office of the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties in writing and specified in the certificate of merger.

Charter and Bylaws
Upon the Effective Time, the New Senior Charter and the New Senior Bylaws as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of New Senior, as the surviving corporation in the Merger.
Directors and Officers
Upon the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of New Senior, as the surviving corporation in the Merger.
Exchange of Shares in the Merger
At or prior to the Effective Time, Ventas will deposit with the Exchange Agent for the benefit of the holders of New Senior Common Stock (other than Excluded Shares), (i) a number of shares of Ventas Common Stock comprising the number of shares of Ventas Common Stock to be issued as Merger Consideration and (ii) an aggregate amount of cash comprising at least the amount required to be delivered to holders of record of New Senior Common Stock (other than Excluded Shares) in lieu of fractional shares of Ventas Common Stock.
Promptly after the Effective Time (and in any event within five business days thereafter), Ventas will cause the Exchange Agent to mail to each holder of record of New Senior Common Stock (other than Excluded Shares) as of immediately prior to the Effective Time a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal, if applicable, and instructions for surrendering any certificates representing New Senior Common Stock or transferring shares of New Senior Common Stock held in book-entry form in exchange for the applicable Merger Consideration and cash in lieu of fractional shares.
Upon surrender of their shares of New Senior Common Stock, including, if applicable, any certificates representing the same, for cancellation along with the executed letter of transmittal, if applicable, and other required documents described in the instructions, such holders of record of New Senior Common Stock will be entitled to receive in exchange, in respect of each share of New Senior Common Stock they hold, the Merger Consideration and cash in lieu of fractional shares of Ventas Common Stock.
Holders of shares of Ventas Common Stock are not required to take any action with respect to their shares of Ventas Common Stock.
No fractional shares of Ventas Common Stock will be issued as Merger Consideration. Any holder of record of New Senior Common Stock otherwise entitled to receive a fractional share of Ventas Common Stock pursuant to the Merger will be entitled to receive a cash payment, without interest, in lieu of such fractional share, valued based on the closing price of shares of Ventas Common Stock on the NYSE on the last trading day immediately preceding the closing date. No holder of record of New Senior Common Stock receiving a cash payment in lieu of fractional shares of Ventas Common Stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Ventas Common Stock.
Representations and Warranties of New Senior
The Merger Agreement contains representations and warranties made by New Senior. These representations and warranties are subject to qualifications and limitations agreed to by Ventas and New Senior in connection with negotiating the terms of the Merger Agreement. Some of the significant representations and warranties of New Senior contained in the Merger Agreement relate to, among other things:
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organization, standing, corporate or other power and authority and organizational documents;

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capital structure;

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authority relative to the execution and delivery of, and performance of obligations under, the Merger Agreement;

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absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution and delivery of, and performance under, the Merger Agreement and the consummation of the Merger and required governmental filings and consents;

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SEC documents, financial statements, internal controls, SEC correspondence, absence of claims regarding accounting or auditing practices and no undisclosed liabilities (subject to certain exceptions) or off-balance sheet arrangements where the result, purpose or effect of such contract is to avoid public disclosure of any material transaction involving, or material liabilities of, New Senior or any subsidiary of New Senior or any of their financial statements;

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accuracy of information supplied or to be supplied by New Senior in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

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compliance with applicable laws;

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absence of certain litigation;

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tax matters, including qualification as a REIT;

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matters relating to certain material contracts;

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benefits plan and Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”), matters;

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employment and labor matters;

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absence of certain changes, effects, developments, circumstances, conditions, states of facts, events or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on New Senior since March 31, 2021;

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conduct of business in the ordinary course in all material respects and absence of certain other changes in the conduct of business from December 31, 2020 through the date of the Merger Agreement;

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board approval of the Merger Agreement and the Transaction, including the Merger;

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required stockholder approval;

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real property matters;

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environmental matters;

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intellectual property matters;

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possession of and compliance with certain permits, licenses and other approvals from governmental entities;

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possession of and compliance with certain healthcare-related licenses and approvals from governmental entities;

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insurance matters;

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inapplicability of the Investment Company Act of 1940;

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brokers’ and finders’ fees in connection with the Transaction;

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receipt of opinion from New Senior’s financial advisor;

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absence of related party transactions; and

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relationship with the former manager of New Senior and delivery of a notice of redemption in respect of the New Senior Preferred Stock.

Representations and Warranties of Ventas and Merger Sub
The Merger Agreement contains representations and warranties made by Ventas and Merger Sub. These representations and warranties are subject to qualifications and limitations agreed to by Ventas and

New Senior in connection with negotiating the terms of the Merger Agreement. Some of the significant representations and warranties of Ventas and/or Merger Sub contained in the Merger Agreement relate to, among other things:
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organization, standing, corporate or other power and authority and organizational documents;

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capital structure;

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authority relative to the execution and delivery of, and performance of obligations under, the Merger Agreement;

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absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution and delivery of, and performance under, the Merger Agreement and the consummation of the Merger and required governmental filings and consents;

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SEC documents, financial statements, internal controls, SEC correspondence, absence of claims regarding accounting or auditing practices and no undisclosed liabilities (subject to certain exceptions) or off-balance sheet arrangements where the result, purpose or effect of such contract is to avoid public disclosure of any material transaction involving, or material liabilities of, Ventas or any subsidiary of Ventas or any of their financial statements;

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accuracy of information supplied or to be supplied by Ventas in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

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compliance with applicable laws;

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absence of certain litigation;

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certain tax matters, including qualification as a REIT;

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absence of certain changes, effects, developments, circumstances, conditions, states of facts, events or occurrences that have had or would reasonably be expected to have individually or in the aggregate, a material adverse effect on Ventas since March 31, 2021;

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board approval of the Merger Agreement and the Transaction, including the Merger;

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inapplicability of the Investment Company Act of 1940;

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brokers’ and finders’ fees in connection with the Transaction; and

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activities of Merger Sub since formation.

Definition of “Material Adverse Effect”
Many of the representations of Ventas and New Senior are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect,” for purposes of the Merger Agreement, means, with respect to Ventas or New Senior, any change, effect, development, circumstance, condition, state of facts, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities or results of operations of such party and its subsidiaries, taken as a whole, except that no change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent arising out of or resulting from any of the following will constitute a material adverse effect with respect to the applicable party:
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any general changes in the United States or global economy or capital, financial or securities markets, including in interest, inflation or exchange rates;

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any changes in conditions generally affecting the industry in which the applicable party operates;

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any change or proposed change in law or the interpretation thereof or GAAP or the interpretation thereof;

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the commencement, escalation or worsening of a war or armed hostilities, civil unrest or the occurrence of acts of terrorism or sabotage or cyberattacks;

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any epidemic or pandemic (including COVID-19), earthquake, hurricane, tornado or other natural disaster or calamity;

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with certain exceptions, the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement, the pendency or consummation of the Transaction, the taking of any action required by the Merger Agreement, or the identity of, or any facts or circumstances related to, the other party or any of its subsidiaries, including the impact of the foregoing on relationships of the applicable party with governmental entities, customers, tenants, operators, suppliers, partners, officers, employees or other material business relations;

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any failure by the applicable party to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (however, the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect on the applicable party);

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any change in the price or trading volume of the applicable party’s common stock or any publicly traded securities of such party (however, the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect on the applicable party);

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any reduction in the credit rating of the applicable party or its subsidiaries (however, the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect on the applicable party); and

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any claims, actions, suits or proceedings arising from allegations of breach of fiduciary duty or violation of securities laws relating to the Merger Agreement or the Transaction.

However, any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of or resulting from the matters described in any of the first five bullets above that disproportionately affects the applicable party and its subsidiaries, taken as a whole, relative to other participants in the industry or industries in which such party and its subsidiaries operate may be taken into account solely to the extent of such disproportionality.
Conduct of New Senior’s Business Pending the Merger
Under the Merger Agreement, between June 28, 2021 and the earlier of the Effective Time and the termination of the Merger Agreement, unless (i) expressly contemplated or required by the Merger Agreement, (ii) set forth in the applicable section of New Senior’s confidential disclosure letter provided to Ventas in connection with the execution of the Merger Agreement, (iii) required by applicable law or (iv) consented to by Ventas (which consent may not be unreasonably withheld, conditioned or delayed), New Senior has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in all material respects and to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, managers, operators, distributors, creditors, lessors and tenants, and has agreed to maintain its status as a REIT (however, the foregoing restrictions do not require New Senior to change its practices, classifications, or tax positions in order to maintain its status as a REIT and do not prohibit New Senior or its subsidiaries from taking commercially reasonable actions in response to the actual or anticipated effects of COVID-19 or any COVID-19 measures promulgated by any governmental entity, subject to consultation with Ventas to the extent practicable), and has agreed not to, and to cause its subsidiaries not to (subject to specified exceptions, including, but not limited to, those outlined below):
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amend the organizational documents of New Senior or any of its subsidiaries, or waive any provision thereunder;

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split, combine, subdivide or reclassify any shares of capital stock or other equity interests;

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enter into any new material line of business or create any new operating partnerships or significant subsidiaries;

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declare, set aside or pay any dividend or make any other distributions with respect to shares of capital stock, except for (i) the declaration and payment by New Senior of its regular quarterly dividend or REIT Dividends as described in the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus, (ii) quarterly cash dividends on New Senior Preferred Stock as and when required by the certificate of designation therefor and (iii) the declaration and payment of dividends or other distributions to New Senior or a wholly owned subsidiary by a wholly owned subsidiary;

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issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital stock or other equity interests or securities convertible into common stock, debt having the right to vote with stockholders (which we refer to as “Voting Debt”), stock appreciation rights, stock options, restricted shares or other equity-based awards or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, except for (i) issuances of New Senior Common Stock pursuant to New Senior’s equity awards in accordance with New Senior’s equity plans as in effect on the date of the Merger Agreement and (ii) issuances by a wholly owned subsidiary of its capital stock to its parent or to another wholly owned subsidiary of New Senior;

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repurchase, redeem or otherwise acquire any of its capital stock or other equity interests or securities convertible into or exercisable for any shares of capital stock or other equity interests, except for (i) the acquisition of New Senior Common Stock tendered by holders of New Senior equity awards in order to pay the exercise price of such equity awards and/or satisfy tax withholding obligations, (ii) transactions solely between New Senior and a wholly owned subsidiary or between wholly owned subsidiaries, (iii) as may be required to effect the redemption of New Senior Preferred Stock or (iv) acquisitions of shares pursuant to Article XI of the New Senior Charter;

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liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of New Senior or any of its subsidiaries), or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant subsidiaries of New Senior;

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acquire (whether by merger, share exchange, consolidation, tender or exchange offer, acquisition of securities or assets, partnership, joint venture or otherwise) (i) securities, equity interests or assets comprising a business or any corporation, partnership, association or other business organization or division thereof, or engage in any mergers, consolidations or business combinations or (ii) any real property or other material assets with a fair market value or purchase price in excess of $1 million individually or $2 million in the aggregate, except for transactions solely between New Senior and a wholly owned subsidiary or between wholly owned subsidiaries;

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sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, other than (i) transactions solely between New Senior and its wholly owned subsidiaries, (ii) dispositions of immaterial personal property no longer useful to New Senior in the ordinary course of business, (iii) any encumbrances that constitute a permitted lien and (iv) sales, leases, assignments or dispositions with a fair market value and sale price of less than $1 million individually and $2 million in the aggregate for all such transactions;

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replace, renew, make any material changes to or terminate the insurance policies that New Senior and its subsidiaries have obtained and maintain as of the date of the Merger Agreement, except for (i) any termination or renewal in accordance with the terms of any existing insurance policies that occurs automatically without any action (other than ministerial actions) by New Senior or any of its subsidiaries or (ii) renewals of such insurance policies on substantially the same coverage terms at then applicable market rates;

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incur, create, assume, refinance, prepay or replace any indebtedness (including issuance, amendment or modification of the terms of debt securities, as well as assumption, guaranteeing or becoming responsible for the indebtedness of any other person), other than (i) revolving indebtedness under New Senior’s existing credit agreements not to exceed $10 million in aggregate principal amount at any time, (ii) indebtedness owed by New Senior’s wholly owned subsidiaries to New Senior or between wholly owned subsidiaries and (iii) repayment of existing indebtedness at its scheduled maturity or expiration of the applicable term;
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incur, assume, guarantee or otherwise become liable for, modify in any material respects the terms of or terminate (other than at the maturity or expiration of such instruments or arrangements in accordance with their respective terms) any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements);

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redeem, repurchase, defease or prepay any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) other than at the maturity or expiration of such instruments or arrangements in accordance with their respective terms;

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make any material change in its methods of financial accounting or financial accounting policies, except as required by changes in GAAP or in applicable law or SEC rules;

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make, or enter into, any contract providing for any capital expenditure, except (i) as set forth in New Senior’s capital budget as provided to Ventas or (ii) in an amount not to exceed 10% of such capital budget in the aggregate incurred in the ordinary course of business consistent with past practice (except New Senior may make further capital expenditures in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident in the ordinary course of business consistent with past practice to the extent that New Senior reasonably determines such expenditures are necessary to repair or replace such facilities, properties or assets);

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under specified types of material contracts or material leases, other than (i) terminations or renewals in accordance with the terms of the material contract or material lease that occur automatically without action by New Senior, (ii) any waiver, release or compromise of rights or claims under a contract made in the ordinary course of business consistent with past practice that is not material to New Senior (or in the case of a contract related to the management of a New Senior property, the property) or (iii) to effect transactions expressly permitted by the exceptions to the covenants described in the other bullets in this paragraph;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by New Senior or its wholly owned subsidiaries to New Senior or another wholly owned subsidiary, (ii) loans or advances required to be made under New Senior’s leases (iii) advances for reimbursable employee expenses made in the ordinary course of business consistent with past practice and (iv) the extension of trade credit in the ordinary course of business consistent with past practice;

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take any action, or fail to take any action, which would reasonably be expected to cause New Senior or any of its subsidiaries to fail to qualify as a REIT (except that in no event will New Senior be required to change its practices, classifications or tax positions as of the date of the Merger Agreement absent changes in applicable law) or, except as requested by Ventas, change certain U.S. federal income tax classifications;

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take or knowingly fail to take any action which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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make, change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle or compromise any material U.S. federal, state, local or foreign income tax liability, audit, claim or assessment, file any material tax return that is materially inconsistent (other than as a result of any change in (or enactment of any new) applicable tax law) with a previously filed tax return of the same type of a prior taxable period (taking into account any amendment prior to the date hereof), enter into any material closing agreement related to taxes, consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or surrender any right to claim any material tax refund, in each case, except as necessary or appropriate to: (i) preserve the REIT qualification of New Senior or (ii) preserve the status of any subsidiary of New Senior as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
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waive, release, assign, settle or compromise any claim, suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other), other than waivers, releases, assignments, settlements or compromises that (i) involve only the payment of monetary damages (excluding the portion payable under existing property-level insurance policies) that do not exceed $250,000 individually or $1 million in the aggregate, (ii) do not involve the imposition of injunctive relief against or other obligations on New Senior or any of its subsidiaries (other than the payment of monetary damages or customary confidentiality and de minimis contractual obligations applicable to the compromise or settlement agreement that are incidental to the award of monetary damages) and (iii) do not provide for any admission of any liability by New Senior or any of its subsidiaries;

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except as required by New Senior’s benefit plans as in effect as of June 28, 2021, (i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards or long-term cash awards to, any current or former directors, employees or other individual service providers of New Senior or any of its subsidiaries, (ii) grant or provide any change of control, severance or retention payments or benefits to any director, employee or other individual service provider of New Senior or any of its subsidiaries, (iii) establish, adopt, enter into or materially amend any New Senior benefit plan, policy, program, agreement or arrangement that would be a New Senior benefit plan if in effect on June 28, 2021, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) hire, promote or terminate the employment (other than for cause) of any employee of New Senior or any of its subsidiaries, other than the hiring or promotion of an employee of New Senior or any of its subsidiaries in the ordinary course of business to fill a vacancy that arises due to an employee departure after June 28, 2021, which hiring and promotion are subject to the other restrictions in this bullet and with base compensation and benefits no greater than the base compensation and benefits provided to the departed employee that created the vacancy or (vi) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any New Senior benefit plan;

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enter into any contract with, or engage in any transactions with, any of its affiliates (other than its subsidiaries), directors or stockholders (in the case of stockholders, that are known to own more than 5% of the outstanding New Senior Common Stock) or their known affiliates, other than transactions with directors and officers in the ordinary course of business consistent with past practice as long as such transactions are applicable for all directors or all officers, or to the extent permitted by the covenant described in the immediately preceding bullet;

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enter into, amend or modify any tax protection agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any tax protection agreement to which New Senior or any of its subsidiaries is a party;

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adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to Ventas or any of its affiliates; or

•
agree to, or make any commitment to, take or authorize any of the foregoing.

The foregoing restrictions do not prohibit New Senior or any of its subsidiaries from taking any action that, in the reasonable judgment of the New Senior Board and upon the advice of counsel, is reasonably necessary for New Senior to maintain its qualification as a REIT under the Code and avoid to the extent possible the incurrence of entity level income or excise tax, in each case for any period or portion thereof ending on or prior to the Effective Time (including paying a REIT Dividend).
Conduct of Ventas’s Business Pending the Merger
Under the Merger Agreement, between June 28, 2021 and the earlier of the Effective Time and the termination of the Merger Agreement, unless (i) expressly contemplated or required by the Merger

Agreement, (ii) set forth in the applicable section of Ventas’s confidential disclosure letter provided to New Senior in connection with the execution of the Merger Agreement, (iii) required by applicable law or (iv) consented to by New Senior (which consent may not be unreasonably withheld, conditioned or delayed), Ventas has agreed not to, and to cause its subsidiaries not to (subject to specified exceptions including, but not limited to, those outlined below):
•
amend the organizational documents of Ventas, or waive any provision thereunder, in a manner that would materially and adversely affect the rights of the holders of Ventas Common Stock or would prevent or materially delay or impair the ability of Ventas and Merger Sub to perform their obligations under the Merger Agreement;

•
split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Ventas;

•
declare, set aside or pay any dividend or make any other distributions with respect to shares of capital stock of Ventas, except the declaration and payment by Ventas of its regular quarterly dividend or REIT Dividends as described in the section entitled “The Merger — Dividends” beginning on page 63 of this proxy statement/prospectus;

•
repurchase, redeem or otherwise acquire any shares of capital stock of Ventas, except for (i) the acquisition of Ventas Common Stock tendered by holders of Ventas equity awards in order to pay the exercise price of such equity awards and/or satisfy tax withholding obligations, (ii) transactions solely between Ventas and a wholly owned subsidiary or between wholly owned subsidiaries, (iii) acquisitions of shares pursuant to Article IX of the Ventas Charter (as defined in the section entitled “Description of Ventas Capital Stock” beginning on page 121 of this proxy statement/prospectus) or (iv) in de minimis amounts;

•
take any action, or fail to take any action, which would reasonably be expected to cause Ventas to fail to qualify as a REIT (except that in no event will Ventas be required to change its practices, classifications or tax positions as of the date of the Merger Agreement absent changes in applicable law);

•
take or knowingly fail to take any action which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Ventas or any of its subsidiaries), or adopt any plan or resolution, or take any other action providing for any of the foregoing, in each case with respect to Ventas; or

•
agree to, or make any commitment to, take or authorize any of the foregoing.

The foregoing restrictions do not prohibit Ventas from taking any action that, in the reasonable judgment of the Ventas Board and upon the advice of counsel, is reasonably necessary for Ventas to maintain its qualification as a REIT under the Code and avoid to the extent possible the incurrence of entity level income or excise tax, in each case for any period or portion thereof ending on or prior to the Effective Time (including paying a REIT Dividend).
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to (subject in each case to specific exceptions and qualifications):
•
each party’s agreement to cooperate to prepare this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

•
New Senior’s agreement to afford the representatives of Ventas reasonable access to its properties, books, contracts, records and representatives during normal business hours;

•
each party’s agreement to use reasonable best efforts to cooperate to prepare the applicable filings, or obtain the applicable clearances, consents, approvals or authorizations with respect to the Transaction under any applicable laws;

•
Ventas’s agreement to take all necessary action to cause the shares of Ventas Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance;

•
each party’s agreement to consult with the other party prior to issuing press releases and other public statements with respect to the Merger;

•
each party’s agreement to use reasonable best efforts to (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain an opinion from its counsel regarding its qualification as a REIT (including by delivering an officer’s certificate containing representations as shall be necessary or appropriate to enable its counsel to render such opinion);

•
New Senior’s agreement to use reasonable best efforts to obtain the opinion to be delivered to New Senior that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including by delivering an officer’s certificate containing representations as shall be necessary or appropriate to enable Cravath to render such opinion);

•
Ventas’s agreement to deliver an officer’s certificate containing representations as shall be necessary or appropriate to enable Cravath to render the opinion to be delivered to New Senior that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
in the case of a Reverse Merger, Ventas’s agreement to certain covenants contained in the confidential disclosure schedules prepared by Ventas and provided to New Senior;

•
New Senior’s agreement to provide all cooperation reasonably requested by Ventas in connection with financing arrangements, and use commercially reasonable efforts, if requested by Ventas, to seek amendments to New Senior’s debt agreements or pursue any approach chosen by Ventas to the assumption, defeasance, satisfaction or discharge of New Senior’s debt agreements and the indebtedness incurred pursuant thereto;

•
New Senior’s agreement to give Ventas the opportunity to participate in the defense or settlement of any demand, suit, action, investigation or proceeding (including in respect of derivative claims) against New Senior or any of its subsidiaries, directors, officers or employees relating to the Transaction;

•
New Senior’s agreement to use its commercially reasonable efforts to cause to be delivered to Ventas resignations executed by each New Senior director and officer in office as of immediately prior to the Effective Time, effective upon the Effective Time;

•
each party’s agreement to cooperate in connection with the delisting of the New Senior Common Stock from the NYSE and termination of its registration under the Exchange Act; and

•
New Senior’s agreement to take reasonably necessary and advisable steps to cause any disposition of New Senior securities pursuant to the Merger Agreement by New Senior’s directors or officers to be exempt under Rule 16b-3 under the Exchange Act.

The Special Meeting
New Senior has agreed to establish a record date for, call, give notice of, convene and hold the Special Meeting as promptly as practicable following the date on which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC (with the date initially set for the Special Meeting to be no more than 45 days following such effective date), and that New Senior and the New Senior Board will not propose any matters to be voted on at the Special Meeting other than the proposals contained in this proxy statement/prospectus.
Unless the New Senior Board has made a New Senior Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in New Senior Board Recommendation” beginning on page 78 of this proxy statement/prospectus) in accordance with the Merger Agreement (i) New Senior and the New Senior Board have agreed to use their reasonable best efforts to obtain from the stockholders of New Senior the approval of the Merger Proposal and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Ventas to assist in obtaining the approval of the Merger Proposal and (ii) New Senior has agreed that the New Senior Board will recommend to New Senior’s stockholders the approval of the Merger Proposal (which we refer to as the “New Senior Board Recommendation”).
New Senior has agreed not to postpone or adjourn the Special Meeting without the consent of Ventas, except that the Special Meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if New Senior reasonably expects that there will be insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or if a quorum is not present at the Special Meeting. However, the Merger Agreement provides that New Senior may not adjourn the Special Meeting without Ventas’s prior written consent to a date that is (i) more than 10 business days after it is then scheduled, (ii) more than 60 days after the date for which the Special Meeting was originally scheduled or (iii) less than 10 business days prior to the Outside Date. New Senior may also adjourn the Special Meeting without Ventas’s consent in certain additional circumstances if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special Meeting if it has determined that it is necessary to pay a REIT Dividend but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting.
Unless the Merger Agreement has been terminated, New Senior has agreed to hold the Special Meeting and submit the Merger Proposal to its stockholders, notwithstanding a New Senior Adverse Recommendation Change.
Employee Matters
For a period of one year following the Effective Time, Ventas will provide to each employee of New Senior who continues to be employed by Ventas following the Effective Time (which we refer to as the “Continuing Employees”) (i) an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate that was provided to such Continuing Employees immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less favorable than is provided to similarly situated employees of Ventas and, subject to certain exceptions, for the 2021 performance year such Continuing Employees will receive an annual cash bonus at least equal to the annual cash bonus paid to such Continuing Employee by New Senior for the 2020 performance year; (iii) severance benefits that are no less favorable than the severance benefits that would have been provided to such Continuing Employee under the applicable severance benefit practices of New Senior as in effect immediately prior to the Effective Time; and (iv) employee benefits (other than annual base salary or wage rate, annual cash bonus opportunities and severance benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Ventas.
For purposes of any Ventas benefit plans providing benefits to any Continuing Employees after the Effective Time, Ventas will (i) waive all preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents, except to the extent such preexisting conditions or exclusions would apply under the analogous New Senior benefit plan; (ii) use commercially reasonable efforts to credit Continuing Employees and their eligible dependents for any co-payments deductibles and similar expenses incurred during the portion of the New Senior plan year ending on the date such Continuing Employee’s participation in the Ventas benefit plan begins (to the same extent that such credit was given under the analogous New Senior benefit plan) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) subject to certain exceptions, recognize all service of the Continuing Employees with New Senior and its subsidiaries for all purposes in any Ventas benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous New Senior benefit plan prior to the date that the Continuing Employee first participates in such Ventas benefit plan.
Dividends
Under the Merger Agreement, between June 28, 2021 and the earlier of the Effective Time and the termination of the Merger Agreement, neither Ventas nor New Senior may declare, make or pay any dividend without the consent of the other party other than a regular quarterly cash dividend of up to $0.065 per share of New Senior Common Stock in the case of New Senior and up to $0.45 per share of Ventas Common Stock in the case of Ventas. The first such dividend for each party will have a record date of October 1, 2021 and a payment date of October 14, 2021. The second such dividend for each party will have a record date of the first business day of January 2022 and a payment date in mid-January 2022 to be selected by Ventas in consultation with New Senior.
In addition, if either New Senior or Ventas (in each case in consultation with the other party) determines that it is necessary to declare a REIT Dividend, the declaring party must notify the other party in writing and publicly announce such determination at least 10 business days prior to the Special Meeting. The record date and payment date for any such REIT Dividend will be the close of business on the business day prior to the closing date.
If New Senior declares a REIT Dividend in accordance with the immediately preceding paragraph, the Merger Consideration will be adjusted downward by the amount of the REIT Dividend, which will be effected by reducing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the quotient obtained by dividing the per share amount of such REIT Dividend by $9.10. If Ventas declares a REIT Dividend in accordance with the immediately preceding paragraph, the Merger Consideration will be adjusted upward by the amount of the REIT Dividend, which will be effected by increasing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the per share amount of such REIT Dividend.
If New Senior declares a dividend that has a record date and time prior to the Effective Time and that has not been paid as of the Effective Time, holders of New Senior Common Stock, New Senior Restricted Stock Awards and New Senior RSU Awards will be entitled to receive such dividend (or dividend equivalent rights, as applicable) on the applicable payment date after the Effective Time.
Subject to the terms of the Merger Agreement, decisions by either New Senior or Ventas as to whether, when and in which amounts to declare and pay any future dividend, whether fixed, variable or any combination thereof, will remain in the full discretion of the board of directors of that party. Subject to the terms of the Merger Agreement, any dividend payment amounts for the applicable party will be determined by the board of directors of that party on a quarterly or other periodic basis, and it is possible that such board of directors may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. For more information regarding risks associated with future dividends, please see the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.
No Solicitation; Change in New Senior Board Recommendation
New Senior has agreed that until the earlier of the Effective Time and the termination of the Merger Agreement, it will not, and will cause its subsidiaries and its and their directors, officers, employees, agents or representatives not to, subject to certain exceptions, directly or indirectly:
i.
solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal (as defined below) or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal;

ii.
(A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any third party any information in connection with any of the foregoing;

iii.
enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal other than an acceptable confidentiality agreement referred to below;

iv.
recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal;

v.
withhold or withdraw, or qualify, amend or modify in a manner adverse to Ventas or Merger Sub (or publicly propose to do any of the foregoing), the New Senior Board Recommendation, or resolve or agree to take any such action;

vi.
fail to include the New Senior Board Recommendation in this proxy statement/prospectus;

vii.
take any affirmative actions to make any applicable “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations or any applicable provisions of the organizational documents of New Senior inapplicable to any Acquisition Proposal; or

viii.
resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), a “New Senior Adverse Recommendation Change”).

For purposes of the Merger Agreement, an “Acquisition Proposal” means any indication of interest, proposal or offer from any person or group, other than Ventas or any of its subsidiaries, relating to any:
•
direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of New Senior or any of its subsidiaries (including securities of subsidiaries) equal to 20% or more of the consolidated assets of New Senior and its subsidiaries, taken as a whole, or to which 20% or more of the revenues or earnings of New Senior and its subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available;

•
direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting or equity securities of New Senior (whether by voting power or number of shares);

•
tender offer or exchange offer that, if consummated, would result in such person or group beneficially owning 20% or more of the outstanding voting or equity securities of New Senior (whether by voting power or number of shares); or

•
merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving New Senior or any of its subsidiaries pursuant to which persons other than the stockholders of New Senior immediately preceding such transaction would hold 20% or more of the voting or equity securities in New Senior or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (in each case whether by voting power or number of shares).

The foregoing notwithstanding, if at any time before the time the New Senior stockholders approve the Merger Proposal, the New Senior Board receives a bona fide written Acquisition Proposal made after June 28, 2021 that has not resulted from a willful breach of the obligations described in this section (which we refer to as the “Non-Solicitation Covenant”), the New Senior Board may, if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law:
•
engage in negotiations or discussions with such third party and its representatives and financing sources; and

•
furnish to such third party and its representatives and financing sources information relating to New Senior or any of its subsidiaries pursuant to an acceptable confidentiality agreement, a copy of which will be provided to Ventas promptly after its execution, so long as all such non-public information is provided or made available to Ventas substantially concurrently with the time it is provided or made available to such third party.

A “Superior Proposal” means any bona fide, written Acquisition Proposal made after June 28, 2021, by any person (or persons acting in concert) or group (other than Ventas or its subsidiaries) (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the New Senior Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the New Senior Board considers to be appropriate (including the identity of the person or group making the Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), (A) is more favorable from a financial point of view to holders of New Senior Common Stock than the Merger, and (B) is reasonably capable of being completed on the terms proposed.
The Merger Agreement requires that New Senior will notify Ventas as promptly as practicable (but in no event later than 24 hours) after receipt by New Senior or any of its subsidiaries or, to New Senior’s knowledge, its representatives, of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to New Senior or any of its subsidiaries in connection with any of the foregoing, which notice will be provided in writing and will identify the person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request (and will include unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between New Senior or any of its subsidiaries or representatives and the person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its affiliates or its or their representatives). New Senior will thereafter (i) keep Ventas reasonably informed, on a reasonably current basis, of any material developments or changes in the status and details of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Ventas unredacted copies of any written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request.
At any time prior to obtaining the approval of the Merger Proposal, if the New Senior Board receives a bona fide written Acquisition Proposal made after June 28, 2021 that has not resulted from a willful breach of the Non-Solicitation Covenant and the New Senior Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the New Senior Board may, subject to compliance with its obligations under the Non-Solicitation Covenant, make a New Senior Adverse Recommendation Change. New Senior does not have the right to terminate the Merger Agreement to accept a Superior Proposal. Accordingly, notwithstanding a change in recommendation by the New Senior Board, unless Ventas terminates the Merger Agreement following such change in recommendation or the Merger Agreement is otherwise validly terminated, New Senior will still be required to convene the Special Meeting and submit the Merger Proposal to the New Senior stockholders for approval.
Prior to making a New Senior Adverse Recommendation Change in response to a Superior Proposal, New Senior will:
•
first notify Ventas and Merger Sub in writing at least four business days before taking such action that New Senior intends to take such action, which notice will include an unredacted copy of such proposal and a copy of any financing commitments relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the person(s) making any such Acquisition Proposal);

•
together with its representatives, negotiate in good faith with Ventas, Merger Sub and their representatives during such four business day notice period, if Ventas and Merger Sub wish to negotiate and make themselves reasonably available to do so, to enable Ventas and Merger Sub to propose revisions to the terms of the Merger Agreement; and

•
at the end of such notice period, have the New Senior Board consider in good faith any revisions to the terms of the Merger Agreement committed to in a binding written proposal by Ventas and Merger Sub, following which the New Senior Board must determine, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under applicable law.
In the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal (including as a result of any proposed amendment to the terms of the Merger Agreement in response to such Superior Proposal), New Senior will, in each case, deliver to Ventas and Merger Sub an additional notice and a new notice period consistent with the foregoing will commence each time, except each such notice period will be two business days (instead of four business days).
Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Proposal, the New Senior Board may make a New Senior Adverse Recommendation Change of the type described in the above clauses (v), (vi) or, if related to the foregoing, clause (viii) in response to an Intervening Event (as defined below) if the New Senior Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such New Senior Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law.
Prior to making a New Senior Adverse Recommendation Change in response to an Intervening Event, New Senior will:
•
first notify Ventas and Merger Sub in writing at least four business days before taking such action that New Senior intends to take such action, which notice will include a reasonably detailed description of such Intervening Event;

•
together with its representatives, negotiate in good faith with Ventas, Merger Sub and their representatives during such four business day period, if Ventas and Merger Sub wish to negotiate and make themselves reasonably available to do so, to enable Ventas and Merger Sub to propose revisions to the terms of the Merger Agreement;

•
together with its representatives, provide to Ventas, Merger Sub and their representatives all applicable information with respect to such Intervening Event reasonably requested by Ventas and/or Merger Sub to permit it to propose revisions to the terms of the Merger Agreement; and

•
at the end of the notice period, have the New Senior Board consider in good faith any such revisions to the terms of the Merger Agreement committed to in a binding written proposal by Ventas and Merger Sub, following which the New Senior Board must determine in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such New Senior Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” means any event, change, development or occurrence that is material to New Senior and its subsidiaries (taken as a whole) that (i) was not known or reasonably foreseeable to the New Senior Board as of or prior to June 28, 2021 and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the New Senior Common Stock, the Ventas Common Stock or any other securities of New Senior, Ventas or any of their respective subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).
Conditions to Completion of the Merger
The respective obligations of each of Ventas and New Senior to effect the Merger are subject to the satisfaction or waiver by Ventas and New Senior in writing, at or prior to the closing, of the following conditions:
•
New Senior obtaining the required vote of its stockholders to adopt the Merger Agreement;

•
the approval for listing on the NYSE of shares of Ventas Common Stock to be issued in connection with the Merger, subject to official notice of issuance;

•
the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; and

•
the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal.

In addition, the obligation of Ventas and Merger Sub to effect the Merger is subject to the satisfaction or waiver by Ventas in writing, at or prior to the closing, of the following additional conditions:
•
the representations and warranties of New Senior being true and correct to the extent and as of the dates specified in the Merger Agreement, including that there have been no changes, effects, developments, circumstances, conditions, states of facts, events or occurrences since March 31, 2021 which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to New Senior;

•
New Senior having performed in all material respects all of the obligations required to be performed by it under the Merger Agreement at or prior to the closing;

•
the receipt by Ventas of a certificate signed on behalf of New Senior by the chief executive officer or the executive vice president of finance and accounting of New Senior, certifying that the conditions set forth in the two immediately preceding bullets have been satisfied; and

•
the receipt by Ventas of an opinion of REIT counsel to New Senior, in form and substance reasonably satisfactory to Ventas, to the effect that at all times commencing with New Senior’s taxable year ended December 31, 2014 and through the closing date, New Senior has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled New Senior to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code.

The obligation of New Senior to effect the Merger is subject to the satisfaction or waiver by New Senior in writing, at or prior to the closing, of the following additional conditions:
•
the representations and warranties of Ventas being true and correct to the extent and as of the dates specified in the Merger Agreement, including that there have been no changes, effects, developments, circumstances, conditions, states of facts, events or occurrences since March 31, 2021 which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Ventas;

•
Ventas and Merger Sub having performed in all material respects all of the obligations required to be performed by them under the Merger Agreement at or prior to the closing;

•
the receipt by New Senior of a certificate signed on behalf of Ventas by the chief executive officer or chief financial officer of Ventas, certifying that the conditions set forth in the two immediately preceding bullets have been satisfied;

•
the receipt by New Senior of an opinion from counsel to New Senior to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt by New Senior of an opinion from REIT counsel to Ventas, in form and substance reasonably satisfactory to New Senior, to the effect that, at all times commencing with Ventas’s taxable year ended December 31, 2017 and through the closing date, Ventas has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled Ventas to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code.

Fees and Expenses
Other than as provided below, all fees and expenses incurred in connection with the Transaction will be paid by the party incurring those expenses, whether or not the Merger is completed. However, each party will share equally the expenses incurred in connection with filing, printing and mailing of this proxy statement/

prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and in connection with any filings required under the laws governing antitrust or merger control matters related to the transactions contemplated by the Merger Agreement.
Termination of the Merger Agreement
Termination.   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the requisite New Senior stockholder approvals, under the following circumstances:
•
by mutual written agreement of Ventas and New Senior;

•
by either Ventas or New Senior:

•
if any governmental entity of competent jurisdiction has issued a final and nonappealable order, decree or ruling, in each case that permanently enjoins or otherwise prohibits the consummation of the Merger; however, this right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of such order, decree or ruling;

•
if the approval of the Merger Proposal by the New Senior stockholders was not obtained at the Special Meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken (which we refer to as the “Stockholder Vote-Down Termination Right”);

•
if the Merger has not been consummated by the Outside Date; however, this right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of the failure of the Merger to be consummated before such date (which we refer to as the “Outside Date Termination Right”);

•
if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of the other party shall have become untrue, which breach or failure to perform or to be true would result in the failure of any of the conditions related to the accuracy of the other party’s representations and warranties or performance of the other party’s covenants or agreements not being satisfied, and such breach is not curable by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to the other party of such breach (however, this right to terminate will not be available to any party who is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach would cause any of the conditions related to the accuracy of such party’s representations and warranties or performance of such party’s covenants or agreements not being satisfied); or

•
by Ventas:

•
if a New Senior Adverse Recommendation Change has occurred;

•
if a material breach by New Senior of the non-solicitation covenant has occurred; or

•
if, following the commencement of a tender or exchange offer relating to New Senior Common Stock by a third party, the New Senior Board states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position with respect to such tender or exchange offer, or fails to publicly affirm the New Senior Board Recommendation and fails to recommend that the New Senior stockholders reject such tender or exchange offer within 10 business days after the commencement of such tender offer or exchange offer (or, if earlier, five business days prior to the Special Meeting) (with the termination rights in this bullet and the preceding two bullets being referred to as the “Non-Solicitation/Recommendation Change Termination Rights”).

Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, it will become void and of no effect without liability of any party (or any of its affiliates or its or their respective stockholders, as applicable, or representatives) to the other parties to the Merger Agreement other than as described immediately below in the section entitled “Termination Fees and Expense Reimbursement,” except that no party will be released from any liabilities or damages arising out of any fraud with respect to the representations and warranties of such party set forth in the Merger Agreement or willful breach of the Merger Agreement by such party. Notwithstanding the foregoing, certain provisions of the Merger Agreement relating to fees and expenses, effects of termination, termination fees, expense reimbursement, indemnification and certain general provisions will survive any termination of the Merger Agreement. In addition, the termination of the Merger Agreement will not affect the respective obligations of Ventas and New Senior under the confidentiality agreement, dated as of June 14, 2021, by and between Ventas and New Senior.
Termination Fees and Expense Reimbursement.   New Senior has agreed to pay a termination fee of $20.2 million to Ventas in the following circumstances:
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if Ventas terminates the Merger Agreement pursuant to the Non-Solicitation/Recommendation Change Termination Rights or the Merger Agreement is otherwise terminated at a time it is terminable pursuant to the Non-Solicitation/Recommendation Change Termination Rights;

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if Ventas or New Senior terminates the Merger Agreement pursuant to (i) the Outside Date Termination Right if the Special Meeting has not been held at such time or (ii) the Stockholder Vote-Down Termination Right or the Merger Agreement is otherwise terminated at a time it is terminable pursuant to the Outside Date Termination Right (if the Special Meeting has not been held at such time) or the Stockholder Vote-Down Termination Right; so long as, in the case of this bullet, (A) an Acquisition Proposal has been publicly announced or made publicly known (or, in the case of clause (i), shall have been otherwise made known to the New Senior Board) after June 28, 2021 and shall not have been withdrawn (publicly, in the case of clause (ii)) without qualification at least four business days prior to the Special Meeting (in the case of clause (ii)) or such termination (in the case of clause (i)) and (B) within 12 months of the date the Merger Agreement is so terminated, New Senior (x) enters into a definitive agreement providing for an Acquisition Proposal, or (y) an Acquisition Proposal is consummated (except that for purposes of this bullet, all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”) (with the circumstances in this bullet being referred to as the “Fee Tail Provision”).

If New Senior fails to promptly pay the termination fee pursuant to the Merger Agreement, New Senior will also pay any reasonable and documented out-of-pocket costs and expenses incurred by Ventas in connection with a legal action to enforce the Merger Agreement that results in a judgment for such amount against New Senior. Any termination fee not paid when due will bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of fraud with respect to the representations and warranties set forth in the Merger Agreement or willful breach, the termination fee and other amounts payable by New Senior pursuant to the termination fee provisions of the Merger Agreement shall be the sole and exclusive monetary remedy of Ventas, Merger Sub and their affiliates and representatives, in the event of a termination of the Merger Agreement in connection with which any termination fee pursuant to the Merger Agreement is payable by New Senior and such termination fee and any such additional amounts payable are actually paid to Ventas, for any and all losses and damages suffered as a result of the failure of the Transaction to be consummated or for a breach or failure to perform by New Senior of its covenants and agreements in the Merger Agreement.
The termination fee payable by New Senior to Ventas may also be reduced to the maximum amount, if any, that can be paid to Ventas without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code (which we refer to as the “REIT Requirements”) for such year. In the event that Ventas is not able to receive the full termination fee payable pursuant to the Merger Agreement due to the above limitations, New Senior will place the unpaid amount in escrow and shall not release any portion thereof to Ventas unless and until Ventas receives either (x) a letter from Ventas’s independent accountants indicating the maximum amount that can be paid at that time to Ventas without causing Ventas to fail to meet the REIT Requirements or (y) a reasoned opinion from counsel or other tax advisor or a ruling from the IRS providing that Ventas’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligation of New Senior to pay any unpaid portion of the termination fee pursuant to the Merger

Agreement shall terminate on December 31, 2026. Amounts remaining in escrow after the obligation of New Senior to pay such termination fee terminates will be released to New Senior.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that, for six years from and after the Effective Time, Ventas will, and will cause the surviving company in the Merger to, indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors and officers of New Senior and its subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each such indemnified party to the fullest extent permitted by applicable law; except that such indemnified party must return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger) in connection with such indemnified parties serving as a director, officer, employee, agent or other fiduciary of New Senior or any of its subsidiaries or of any other person if such service was at the request or for the benefit of New Senior or any of its subsidiaries.
For six years after the Effective Time, Ventas is required to maintain in effect (i) the provisions in the organizational documents of the surviving company in the Merger or any subsidiary of New Senior and (ii) any agreements (other than insurance contracts and contracts that provide for an earlier termination) of New Senior and its subsidiaries with any indemnified party, in each case, regarding elimination of liability and indemnification of indemnified parties and advancement of expenses thereof that are in existence on the date of the Merger Agreement, and to ensure that no such provision is amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger).
Prior to the Effective Time, in consultation with Ventas, New Senior will purchase a six-year prepaid “tail” policy for the extension of coverage of New Senior’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other terms no less favorable to the indemnified parties than New Senior’s policies as of the date of the Merger Agreement, and which policy shall provide coverage with respect to matters arising or alleged to have occurred on or before the Effective Time (including acts or omissions on or prior to the Effective Time in connection with the transactions contemplated by the Merger Agreement), provided that New Senior will not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by New Senior prior to the date of the Merger Agreement. After the Effective Time, Ventas is required to maintain the “tail” policy in full force and effect.
Amendment, Extension and Waiver of the Merger Agreement
Amendment.   Subject to the provisions of applicable laws, at any time prior to the Effective Time, the Merger Agreement may be amended or modified if such amendment or modification is in writing and signed by both Ventas and New Senior.
Waiver.   Subject to the provisions of applicable laws, at any time prior to the Effective Time, the Merger Agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware (without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction).

Specific Performance; Remedies
Ventas and New Senior agreed that irreparable harm would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that, in addition to any other remedy to which each party would be entitled at law or in equity, each party will be entitled to an injunction or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware). Each party further agreed to waive any requirement for the securing or posting of any bond in connection with such remedy and not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) and non-U.S. holders (as defined below) of New Senior Common Stock that exchange their shares of New Senior Common Stock for shares of Ventas Common Stock in the Merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, except as specifically discussed below, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to U.S. holders and non-U.S. holders of shares of New Senior Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, holders who acquired New Senior Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of New Senior Common Stock, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of New Senior Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of New Senior Common Stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of New Senior Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds New Senior Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds New Senior Common Stock and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the Merger to their specific circumstances.
This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Ventas or New Senior. You should consult your own independent tax advisor as to the specific tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws and of changes in those laws.
Material U.S. Federal Income Tax Consequences of the Merger
Ventas and New Senior intend for the Merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to New Senior’s obligation to complete the Merger that New Senior receive an opinion from its counsel, in form and substance reasonably satisfactory to New Senior, dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on customary assumptions and representations from Ventas and New Senior, as well as certain covenants and undertakings by Ventas and New Senior. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the Merger could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Ventas nor New Senior intends to obtain a ruling from the IRS regarding any matter relating to the Merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, New Senior has received an opinion from Cravath regarding the qualification of the Merger as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.
Taxation of U.S. Holders of New Senior Common Stock
On the basis of the opinion described above, the U.S. federal income tax consequences of the Merger to U.S. holders of New Senior Common Stock generally will be as follows:
Upon exchanging New Senior Common Stock for Ventas Common Stock, a U.S. holder generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Ventas Common Stock (as discussed below). A U.S. holder’s aggregate tax basis in the Ventas Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of New Senior Common Stock surrendered in the Merger. A U.S. holder’s holding period for the shares of Ventas Common Stock received in the Merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include such U.S. holder’s holding period for the shares of New Senior Common Stock surrendered in the Merger. If a U.S. holder acquired different blocks of New Senior Common Stock at different times or at different prices, the basis and holding period of each block of Ventas Common Stock received by such U.S. holder in the Merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of New Senior Common Stock exchanged for such Ventas Common Stock. U.S. holders that acquired different blocks of New Senior Common Stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of Ventas Common Stock received in the Merger.
In general, a U.S. holder that receives cash in lieu of a fractional share of Ventas Common Stock will be treated as having received such fractional share of Ventas Common Stock pursuant to the Merger and then as having sold such fractional share of Ventas Common Stock for cash. As a result, such U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and such U.S. holder’s tax basis allocable to such fractional share of Ventas Common Stock as set forth above. Any such capital gain or loss generally will be long-term capital gain or loss if, as of the Effective Time, the U.S. holder’s holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Holders of New Senior Common Stock
On the basis of the opinion described above, the U.S. federal income tax consequences of the Merger to non-U.S. holders of New Senior Common Stock generally will be as follows:
Upon exchanging New Senior Common Stock for Ventas Common Stock, a non-U.S. holder generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Ventas Common Stock. Any gain recognized by a non-U.S. holder on the receipt of cash in lieu of fractional shares of Ventas Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder's net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Information Reporting and Backup Withholding
In general, information reporting requirements will apply to any cash received pursuant to the Merger. Certain holders of New Senior Common Stock may be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding will not apply, however, to a holder of New Senior Common Stock that (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (ii) provides a properly completed IRS Form W-8BEN or W-8BEN-E, or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS
This preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the Merger. Holders of New Senior Common Stock should consult their tax advisors regarding the specific tax consequences to them of the Merger, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING VENTAS’S TAXATION AS A REIT
The following is a general summary of certain material U.S. federal income tax considerations regarding Ventas’s election to be taxed as a REIT and the acquisition, ownership and disposition of Ventas Common Stock. This summary is for general information only and is not tax advice. The information in this summary is based on:
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the Code;

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current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);

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the legislative history of the Code;

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administrative interpretations and practices of the IRS; and

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court decisions;

in each case, as of the date of this proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect Ventas’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in Ventas, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. Ventas has not requested, and does not plan to request, any rulings from the IRS that it qualifies as a REIT, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Thus, Ventas can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the acquisition, ownership or disposition of Ventas Common Stock, or Ventas’s election to be taxed as a REIT.
You are urged to consult your tax advisor regarding the tax consequences to you of:
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the acquisition, ownership and disposition of Ventas Common Stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

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Ventas’s election to be taxed as a REIT for U.S. federal income tax purposes; and

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potential changes in applicable tax laws.

Taxation of Ventas
General.   Ventas has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1999. Ventas believes that it has been organized and has operated in a manner that has allowed it to qualify for taxation as a REIT under the Code commencing with such taxable year, and Ventas intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon Ventas’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that Ventas has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See the section entitled “— Failure to Qualify” beginning on page 102 of this proxy statement/prospectus for potential tax consequences if Ventas fails to qualify as a REIT.
It is a condition to Ventas’s obligation to complete the Merger that Ventas and New Senior receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with its taxable year ending December 31, 2014 and through the Closing Date, New Senior has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and New Senior’s actual method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by New Senior in a factual certificate provided by one or more of its officers.
It is a condition to New Senior’s obligation to complete the merger that New Senior receive an opinion of Hogan Lovells US LLP to the effect that, commencing with its taxable year ending December 31, 2017 and through the Closing Date, Ventas has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Ventas’s actual method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by Ventas in a factual certificate provided by one or more of its officers.
Neither of the opinions described above will be binding on the IRS or the courts. Ventas intends to continue to operate in a manner to qualify as a REIT following the Merger. Ventas’s qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Hogan Lovells US LLP. Accordingly, no assurance can be given that Ventas’s actual results of operations for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
Provided Ventas qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Ventas will, however, be required to pay U.S. federal income tax as follows:
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First, Ventas will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

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Second, if Ventas has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Ventas will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property Ventas acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See the section entitled “— Foreclosure Property” beginning on page 102 of this proxy statement/prospectus.

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Third, Ventas will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if Ventas fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, Ventas will be required to pay a tax equal to (1) the greater of (A) the amount by which Ventas fails to satisfy the 75% gross income test and (B) the amount by which Ventas fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.
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Fifth, if Ventas fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and Ventas nonetheless maintains its REIT qualification because of specified cure provisions, Ventas will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

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Sixth, if Ventas fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, Ventas may retain its REIT qualification but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, Ventas will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if Ventas acquires any asset from a corporation that is or has been a C corporation in a transaction in which its tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which Ventas acquired the asset, and Ventas subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which Ventas acquired the asset, then Ventas generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) Ventas’s adjusted tax basis in the asset, in each case determined as of the date on which Ventas acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which Ventas acquires the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property Ventas acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

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Ninth, Ventas’s subsidiaries that are C corporations and are not qualified REIT subsidiaries, including Ventas’s “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

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Tenth, Ventas will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below in the section entitled “— Penalty Tax” beginning on page 98 of this proxy statement/prospectus. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of Ventas’s tenants by a taxable REIT subsidiary of Ventas. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of Ventas for amounts paid to Ventas that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to Ventas or on Ventas’s behalf.

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Eleventh, Ventas may elect to retain and pay income tax on Ventas’s net capital gain. In that case, a stockholder would include its proportionate share of Ventas’s undistributed capital gain (to the extent Ventas make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that Ventas paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in Ventas Common Stock.

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Twelfth, if Ventas fails to comply with the requirement to send annual letters to Ventas’s stockholders holding at least a certain percentage of Ventas’s stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of Ventas’s stock, and the failure is not due to reasonable cause or is due to willful neglect, Ventas will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.
Ventas and Ventas’s subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on Ventas’s assets and operations.
From time to time, Ventas may own properties in other countries, which may impose taxes on Ventas’s operations within their jurisdictions. To the extent possible, Ventas will structure its activities to minimize its non-U.S. tax liability. However, there can be no assurance that Ventas will be able to eliminate its non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both Ventas and Ventas’s stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.
Requirements for Qualification as a REIT.   The Code defines a REIT as a corporation, trust or association:
(1)   that is managed by one or more trustees or directors;
(2)   that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)   that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)   that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)   that is beneficially owned by 100 or more persons;
(6)   not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and
(7)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.
Ventas believes that it has been organized and has operated in a manner that has allowed it, and will continue to allow it, to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, Ventas’s charter provides for restrictions regarding ownership and transfer of Ventas’s shares that are intended to assist Ventas in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to Ventas Common Stock is contained in the section entitled “Description of Ventas Capital Stock — Restrictions on Ownership and Transfer” beginning on page 121 of this proxy statement/prospectus. These restrictions, however, do not ensure that Ventas has previously satisfied, and may not ensure that Ventas will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If Ventas fails to satisfy these share ownership requirements, then except as provided in the next sentence, Ventas’s status as a REIT will terminate. If, however, Ventas complies with the rules contained in applicable Treasury Regulations that require Ventas to ascertain the actual ownership of Ventas’s shares and Ventas does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Ventas will be treated as having met this requirement. See the section entitled “— Failure to Qualify” beginning on page 102 of this proxy statement/prospectus.
In addition, Ventas may not maintain its status as a REIT unless Ventas’s taxable year is the calendar year. Ventas has and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.   In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Ventas’s pro rata share of the assets and items of income of any partnership or disregarded entity for U.S. federal income tax purposes in which Ventas directly or indirectly owns an interest is treated as Ventas’s assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in the section entitled “— Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies” beginning on page 103 of this proxy statement/prospectus.
Ventas generally has control of most of the subsidiary partnerships in which it owns an interest and intends to operate them in a manner consistent with the requirements for Ventas’s qualification as a REIT. Ventas may from time to time be a limited partner or non-managing member in some of Ventas’s partnerships. If a partnership in which Ventas owns an interest takes or expects to take actions that could jeopardize Ventas’s status as a REIT or require Ventas to pay tax, Ventas may be forced to dispose of Ventas’s interest in such entity. In addition, it is possible that a partnership could take an action which could cause Ventas to fail a gross income or asset test, and that Ventas would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In such a case, Ventas could fail to qualify as a REIT unless it were entitled to relief, as described below.
Ventas may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as Ventas’s qualified REIT subsidiary if Ventas owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries Ventas owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as Ventas’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and Ventas’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below in the section entitled “— Asset Tests” beginning on page 98 of this proxy statement/prospectus.
Ownership of Interests in Taxable REIT Subsidiaries.   Ventas currently owns an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care properties, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See the section entitled “— Asset Tests” beginning on page 98 of this proxy statement/prospectus. Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions.
Ownership of Interests in Subsidiary REITs.   Ventas owns and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to Ventas. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on Ventas’s ability to comply with the REIT income and asset tests, and thus could impair Ventas’s ability to qualify as a REIT unless Ventas could avail itself of certain relief provisions.
Income Tests.   Ventas must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year Ventas must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year Ventas must derive at least 95% of its gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Rents Ventas receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount Ventas receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if Ventas earned such amounts directly;

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Neither Ventas nor an actual or constructive owner of 10% or more of Ventas Common Stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents Ventas receives from such a tenant that is a taxable REIT subsidiary of Ventas, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by Ventas’s other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, Ventas may transfer a portion of such personal property to a taxable REIT subsidiary; and
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Ventas generally may not operate or manage the property or furnish or render services to Ventas’s tenants, subject to a 1% de minimis exception and except as provided below. Ventas may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Ventas may employ an independent contractor from whom Ventas derives no revenue to provide customary services to Ventas’s tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by Ventas) to provide both customary and non-customary services to Ventas’s tenants without causing the rent Ventas receives from those tenants to fail to qualify as “rents from real property.”

A substantial portion of Ventas’s rental income is derived from leases of health care properties to Ventas’s taxable REIT subsidiaries. In order for the rent payable under each of these leases to constitute “rents from real property,” each lease must be respected as a true lease for U.S. federal income tax purposes and must not be treated as a service contract, joint venture, or some other type of arrangement. Ventas believes that each such lease is a true lease for U.S. federal income tax purposes. However, this determination is inherently a question of fact, and Ventas cannot assure you that the IRS will not successfully assert a contrary position. If any lease is not respected as a true lease, part or all of the payments that Ventas receives as rent from Ventas’s taxable REIT subsidiary with respect to such lease may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Ventas may not be able to satisfy either the 75% or 95% gross income test and, as a result, could fail to qualify as a REIT.
Also, Ventas’s taxable REIT subsidiaries may not operate or manage a health care property or provide rights to any brand name under which any health care property is operated. However, rents Ventas receives from a lease of a health care property to Ventas’s taxable REIT subsidiary will constitute “rents from real property” if the following conditions are satisfied:
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First, the health care property must be a “qualified health care property.” A qualified health care property is any real property (including interests therein), and any personal property incident to such real property, which is (or is necessary or incidental to the use of) a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in Medicare with respect to such facility; and

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Second, the health care property must be managed by an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified health care properties for any person not related to Ventas or any of Ventas’s taxable REIT subsidiaries. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of Ventas Common Stock, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of Ventas Common Stock owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest.

Ventas believes each health care property that Ventas leases to its taxable REIT subsidiaries is a qualified health care property, and each health care property manager engaged by Ventas’s taxable REIT subsidiaries to manage each health care property is an eligible independent contractor. Furthermore, while Ventas will monitor the activities of the eligible independent contractors to maximize the value of Ventas’s health care property investments, neither Ventas nor Ventas’s taxable REIT subsidiary lessees will directly or indirectly operate or manage Ventas’s health care properties. Thus, Ventas believes that the rents Ventas derives from Ventas’s taxable REIT subsidiaries with respect to the leases of Ventas’s health care properties will qualify as “rents from real property.”

Ventas generally does not intend to take actions Ventas believe will cause it to fail to satisfy the rental conditions described above. However, Ventas may intentionally fail to satisfy some of these conditions to the extent Ventas determines, based on the advice of Ventas’s tax counsel, that the failure will not jeopardize Ventas’s tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, Ventas generally has not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with Ventas’s determinations of value.
From time to time, Ventas may enter into hedging transactions with respect to one or more of Ventas’s assets or liabilities. Ventas’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction Ventas enters into in the normal course of Ventas’s business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by Ventas to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that Ventas does not properly identify such transactions as hedges or Ventas hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Ventas intends to structure any hedging transactions in a manner that does not jeopardize Ventas’s status as a REIT.
Ventas has investments in several entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause Ventas to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.
To the extent Ventas’s taxable REIT subsidiaries pay dividends or interest, Ventas’s allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except that Ventas’s allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property).
Ventas will monitor the amount of the dividend and other income from Ventas’s taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although Ventas expects these actions will be sufficient to prevent a violation of the gross income tests, Ventas cannot guarantee that such actions will in all cases prevent such a violation.
If Ventas fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Ventas may nevertheless qualify as a REIT for the year if Ventas is entitled to relief under certain provisions of the Code. Ventas generally may make use of the relief provisions if:
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following Ventas’s identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Ventas files a schedule with the IRS setting forth each item of Ventas’s gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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Ventas’s failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances Ventas would be entitled to the benefit of these relief provisions. For example, if Ventas fails to satisfy the gross income tests because nonqualifying income that Ventas intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that Ventas’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Ventas will not qualify as a REIT. See the section entitled “— Failure to Qualify” beginning on page 102 of this proxy statement/prospectus. As discussed above in the section entitled “— General” beginning on page 90 of this proxy statement/prospectus, even if these relief provisions apply, and Ventas retains its status as a REIT, a tax would be imposed with respect to Ventas’s nonqualifying income. Ventas may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of Ventas’s income.
Prohibited Transaction Income.   Any gain that Ventas realizes on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including any gain realized by Ventas’s qualified REIT subsidiaries and Ventas’s share of any gain realized by any of Ventas’s subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect Ventas’s ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Ventas intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning Ventas’s properties and to make occasional sales of the properties as are consistent with Ventas’s investment objectives. Ventas does not intend, and does not intend to permit any of Ventas’s subsidiary partnerships, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by Ventas or Ventas’s subsidiary partnerships are prohibited transactions. Ventas would be required to pay the 100% penalty tax on Ventas’s allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.
Penalty Tax.   Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income Ventas generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of Ventas’s tenants by a taxable REIT subsidiary of Ventas, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of Ventas for amounts paid to Ventas that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to Ventas or on Ventas’s behalf. Rents Ventas receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
Ventas does not believe it has been, and does not expect to be, subject to this penalty tax, although any rental or service arrangements Ventas enters into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Ventas would be required to pay a 100% penalty tax on any overstated rents paid to it, or any excess deductions or understated income of Ventas’s taxable REIT subsidiaries.
Asset Tests.   At the close of each calendar quarter of Ventas’s taxable year, Ventas must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of Ventas’s total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, not more than 25% of the value of Ventas’s total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, Ventas’s qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of Ventas’s total assets, and Ventas may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities Ventas may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of Ventas’s interest in the assets of a partnership in which Ventas owns an interest will be based on Ventas’s proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time Ventas may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. Ventas intends that its ownership of any such securities will be structured in a manner that allows Ventas to comply with the asset tests described above.
Fourth, not more than 20% of the value of Ventas’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. Ventas currently owns the stock of certain corporations that have elected, together with Ventas, to be treated as Ventas’s taxable REIT subsidiaries, and Ventas may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of Ventas’s, Ventas will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to Ventas’s ownership of the securities of such companies. Ventas believes that the aggregate value of Ventas’s taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% of the aggregate value of Ventas’s gross assets. Ventas generally does not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with Ventas’s determinations of value.
Fifth, not more than 25% of the value of Ventas’s total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
The asset tests must be satisfied at the close of each calendar quarter of Ventas’s taxable year in which Ventas (directly or through Ventas’s qualified REIT subsidiaries or partnerships) acquires securities in the applicable issuer, and also at the close of each calendar quarter in which Ventas increases its ownership of securities of such issuer (including as a result of an increase in Ventas’s interest in any partnership that owns such securities). For example, Ventas’s indirect ownership of securities of each issuer may increase as a result of Ventas’s capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership in which Ventas has an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, Ventas will not lose Ventas’s status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Ventas fails to satisfy an asset test because Ventas acquires securities or other property during a quarter (including as a result of an increase in Ventas’s interest in any partnership), Ventas may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Ventas believes that it has maintained, and it intends to maintain, adequate records of the value of Ventas’s assets to ensure compliance with the asset tests. If Ventas fails to cure any noncompliance with the asset tests within the 30-day cure period, Ventas would cease to qualify as a REIT unless it is eligible for certain relief provisions discussed below.
Certain relief provisions may be available to Ventas if it discovers a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, Ventas will be deemed to have met the 5% and 10% asset tests if the value of Ventas’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of Ventas’s assets at the end of the applicable quarter or (b) $10,000,000, and (ii) Ventas disposes of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, Ventas may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow Ventas to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
Although Ventas believes it has satisfied the asset tests described above and plans to take steps to ensure that Ventas satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that Ventas will always be successful, or will not require a reduction in Ventas’s overall interest in an issuer (including in a taxable REIT subsidiary). If Ventas fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, Ventas would cease to qualify as a REIT.
Annual Distribution Requirements.   To maintain Ventas’s qualification as a REIT, Ventas is required to distribute dividends, other than capital gain dividends, to Ventas’s stockholders each year in an amount at least equal to the sum of:
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90% of Ventas’s REIT taxable income; and

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90% of Ventas’s after-tax net income, if any, from foreclosure property; minus

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the excess of the sum of certain items of non-cash income over 5% of Ventas’s REIT taxable income.

For these purposes, Ventas’s REIT taxable income is computed without regard to the dividends paid deduction and Ventas’s net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
In addition, Ventas’s REIT taxable income will be reduced by any taxes Ventas is required to pay on any gain Ventas recognizes from the disposition of any asset Ventas acquired from a corporation that is or has been a C corporation in a transaction in which Ventas’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which Ventas acquired the asset, within the five-year period following Ventas’s acquisition of such asset, as described above in the section entitled “— General” beginning on page 90 of this proxy/prospectus.
Generally, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If Ventas or any of Ventas’s subsidiary partnerships are subject to this interest expense limitation, Ventas’s REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. Ventas believes that it or any of its subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although Ventas or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, Ventas’s REIT taxable income for a taxable year may be increased.
Ventas generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At Ventas’s election, a distribution will be treated as paid in a taxable year if it is declared before Ventas timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by Ventas’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of Ventas’s distribution requirement, except as provided below, the amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by Ventas, provided Ventas qualifies as a “publicly offered REIT.” Ventas believes that it is, and expects it will continue to be, a “publicly offered REIT.” However, Subsidiary REITs Ventas may own from time to time may not be publicly offered REITs. To the extent that Ventas does not distribute all of Ventas’s net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Ventas will be required to pay regular U.S. federal corporate income tax on the undistributed amount. Ventas believes that it has made, and Ventas intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize Ventas’s corporate tax obligations.
Ventas expects that its REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, Ventas anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, Ventas may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining Ventas’s taxable income. In addition, Ventas may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, Ventas may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving Ventas’s cash.
Under some circumstances, Ventas may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to Ventas’s stockholders in a later year, which may be included in Ventas’s deduction for dividends paid for the earlier year. In that case, Ventas may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, Ventas will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of Ventas’s REIT distribution requirements, it will be treated as an additional distribution to Ventas’s stockholders in the year such dividend is paid.
Furthermore, Ventas will be required to pay a 4% excise tax to the extent Ventas fails to distribute during each calendar year at least the sum of 85% of Ventas’s ordinary income for such year, 95% of Ventas’s capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by Ventas and received by Ventas’s stockholders on December 31 of the year in which they are declared.
Ventas has net operating loss carryforwards that it may use (subject to certain limitations) to reduce its annual distribution requirements.
Like-Kind Exchanges.   Ventas may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require Ventas to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Tax Liabilities and Attributes Inherited in Connection with Acquisitions.   From time to time, Ventas may acquire other corporations or entities and, in connection with such acquisitions, Ventas may succeed to the historical tax attributes and liabilities of such entities. For example, if Ventas acquires a C corporation and subsequently dispose of its assets within five years of the acquisition, Ventas could be required to pay the built-in gain tax described above in the section entitled “— General” beginning on page 90 of this proxy statement/prospectus. In addition, in order to qualify as a REIT, at the end of any taxable year, Ventas must not have any earnings and profits accumulated in a non-REIT year. As a result, if Ventas acquires a C corporation, Ventas must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which Ventas acquires the corporation. Ventas also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time Ventas acquired the entity.
As with the Merger, Ventas may from time to time acquire other REITs through a merger or acquisition. If New Senior or any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the preceding paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its taxable years, but qualified as a REIT at the time of such merger or acquisition, and Ventas acquired such REIT’s assets in a transaction in which Ventas’s tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, Ventas generally would be subject to tax on the built-in gain on each asset of such REIT as described above if Ventas were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, Ventas would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above in the section entitled “— Prohibited Transaction Income” beginning on page 98 of this proxy statement/prospectus).
Furthermore, after Ventas’s acquisition of another corporation or entity, the asset and income tests will apply to all of Ventas’s assets, including the assets Ventas acquires from such corporation or entity, and to all of Ventas’s income, including the income derived from the assets Ventas acquires from such corporation or entity. As a result, the nature of the assets that Ventas acquires from such corporation or entity and the income Ventas derives from those assets may have an effect on Ventas’s tax status as a REIT.
Foreclosure Property.   The foreclosure property rules permit Ventas (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, Ventas would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends Ventas would be required to distribute to stockholders. See the section entitled “— Annual Distribution Requirements” beginning on page 100 of this proxy statement/prospectus. This corporate tax would not apply to income that qualifies under the REIT 75% income test.
Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years. However, foreclosure property treatment will end on the first day on which Ventas enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent).
Failure to Qualify.   If Ventas discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided that the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If Ventas fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, Ventas will be required to pay regular U.S. federal corporate income tax on its taxable income. Distributions to stockholders in any year in which Ventas fails to qualify as a REIT will not be deductible by Ventas. As a result, Ventas anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by Ventas to its stockholders. In addition, if Ventas fails to qualify as a REIT, Ventas will not be required to distribute any amounts to its stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of Ventas’s current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations. If Ventas fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, Ventas would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which Ventas loses its qualification. It is not possible to state whether in all circumstances Ventas would be entitled to this statutory relief.
Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies
General.   From time to time, Ventas may own, directly or indirectly, interests in various partnerships and limited liability companies. Ventas expects these will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. Ventas will include in its income its share of these partnership items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, Ventas will include its pro rata share of assets held by these partnerships, based on Ventas’s capital interests in each such entity. See the section entitled “— Taxation of Ventas — Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries” beginning on page 94 of this proxy statement/prospectus. A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.
Entity Classification.   Ventas’s interests in the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Ventas does not anticipate that any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of Ventas’s assets and items of gross income would change and could prevent Ventas from satisfying the REIT asset tests and possibly the REIT income tests. See the sections entitled “— Taxation of Ventas — Asset Tests” and “— Taxation of Ventas  — Income Tests” beginning on page 98 and 95, respectively, of this proxy statement/prospectus. This, in turn, could prevent Ventas from qualifying as a REIT. See the section entitled “— Taxation of Ventas — Failure to Qualify” beginning on page 102 of this proxy statement/prospectus for a discussion of the effect of Ventas’s failure to meet these tests. In addition, a change in the tax status of a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, Ventas might incur a tax liability without any related cash payment. Ventas believes that each of its subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.
Allocations of Items of Income, Gain, Loss and Deduction.   A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Ventas intends that the allocations of taxable income and loss in each of the partnerships in which Ventas owns an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.
Tax Allocations with Respect to the Properties.   Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Some of the partnerships in which Ventas owns an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. Under Section 704(c) of the Code Ventas could be allocated less depreciation or more gain on sale with respect to a contributed property than the amounts that would have been allocated to Ventas if it had instead acquired the contributed property with an initial tax basis equal to its fair market value. Such allocations might adversely affect Ventas’s ability to comply with the REIT distribution requirements. See the sections entitled “— Taxation of Ventas — Requirements for Qualification as a REIT” and “— Taxation of Ventas — Annual Distribution Requirements” beginning on page 93 and 100, respectively, of this proxy statement/prospectus.
Any property acquired by a subsidiary partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Partnership Audit Rules.   The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which Ventas directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in Ventas Common Stock.

Material U.S. Federal Income Tax Consequences to Holders of Ventas Common Stock
The following discussion is a summary of the material U.S. federal income tax consequences of owning and disposing of Ventas Common Stock received in the Merger by U.S. holders and non-U.S. holders.
Taxation of Taxable U.S. Holders of Ventas Common Stock
Distributions Generally.   Distributions out of Ventas’s current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to Ventas’s taxable U.S. holders as ordinary income when actually or constructively received. See the section entitled “— Tax Rates” beginning on page 106 of this proxy statement/prospectus. As long as Ventas qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in the section entitled “— Tax Rates” beginning on page 106 of this proxy statement/prospectus, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. In addition, non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026. See the section entitled “— Tax Rates” beginning on page 106 of this proxy statement/prospectus. For purposes of determining whether distributions to holders of Ventas Common Stock are out of Ventas’s current or accumulated earnings and profits, Ventas’s earnings and profits will be allocated first to Ventas’s outstanding preferred stock, if any, and then to Ventas’s outstanding common stock.
To the extent that Ventas makes distributions on its Common Stock in excess of its current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of Ventas’s current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Ventas declares in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by Ventas and received by the holder on December 31 of that year, provided that Ventas actually pays the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of Ventas’s net operating losses or capital losses.
U.S. holders that receive taxable stock distributions, including distributions partially payable in Ventas Common Stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of Ventas’s current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in Ventas Common Stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.
Capital Gain Dividends.   Dividends that Ventas properly designates as capital gain dividends will be taxable to its taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed Ventas’s actual net capital gain for the taxable year and may not exceed Ventas’s dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If Ventas properly designates any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, Ventas presently intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of capital stock for the year to the holders of each class of capital stock in proportion to the amount that Ventas’s total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of capital stock for the year. In addition, except as otherwise required by law, Ventas will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in Ventas stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by Ventas to its stockholders.
Retention of Net Capital Gains.   Ventas may elect to retain, rather than distribute as a capital gain dividend, all or a portion of its net capital gains. If Ventas makes this election, it would pay tax on its retained net capital gains. In addition, to the extent Ventas so elects, its earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:
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include its pro rata share of Ventas’s undistributed capital gain in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of Ventas’s taxable year falls, subject to certain limitations as to the amount that is includable;

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be deemed to have paid its share of the capital gains tax imposed on Ventas on the designated amounts included in the U.S. holder’s income as long-term capital gain;

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receive a credit or refund for the amount of tax deemed paid by it;

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increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.Distributions Ventas makes and gain arising from the sale or exchange of Ventas Common Stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of Ventas Common Stock and income designated as qualified dividend income, as described in the section entitled “— Tax Rates” beginning on page 106 of this proxy statement/prospectus, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by Ventas, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Dispositions of Ventas Common Stock.   If a U.S. holder sells or disposes of shares of Ventas Common Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from Ventas which were required to be treated as long-term capital gains.
Tax Rates.   The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which Ventas may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations.
Taxation of Tax-Exempt Holders of Ventas Common Stock
Dividend income from Ventas and gain arising upon a sale of shares of Ventas Common Stock generally should not be unrelated business taxable income (which we refer to as “UBTI”) to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in Ventas’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Ventas’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of Ventas’s stock contained in its charter, Ventas does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders. However, because Ventas Common Stock is (and, Ventas anticipates, will continue to be) publicly traded, Ventas cannot guarantee that this will always be the case.
Taxation of Non-U.S. Holders of Ventas Common Stock
The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of Ventas Common Stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. Ventas urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of Ventas Common Stock, including any reporting requirements.
Distributions Generally.   Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by Ventas of United States real property interests (which we refer to as “USRPIs”) nor designated by Ventas as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of Ventas’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain income tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.
Except as otherwise provided below, Ventas expects to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:
(1)
a lower income tax treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced income tax treaty rate; or

(2)
the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of Ventas’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, Ventas expects to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of Ventas’s current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.   Distributions to a non-U.S. holder that Ventas properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
(1)
the investment in Ventas Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by Ventas of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Ventas also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by Ventas of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (which we refer to as “qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Ventas Common Stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains.   Although the law is not clear on the matter, it appears that amounts Ventas designates as retained net capital gains in respect of Ventas Common Stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by Ventas on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Ventas exceeds their actual U.S. federal income tax liability. If Ventas were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Sale of Ventas Common Stock.   Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of Ventas Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. Ventas believes that it is a USRPHC. Ventas Common Stock will not, however, constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Ventas believes, but cannot guarantee, that it is a “domestically controlled qualified investment entity.” Because Ventas Common Stock is (and, Ventas anticipates, will continue to be) publicly traded, no assurance can be given that it will continue to be a “domestically controlled qualified investment entity.”
Even if Ventas does not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells Ventas Common Stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:
(1)
such common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)
such non-U.S. holder owned, actually and constructively, 10% or less of such common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of Ventas Common Stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Ventas Common Stock. Furthermore, dispositions of Ventas Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of Ventas Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in Ventas Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if Ventas is a domestically controlled qualified investment entity, upon disposition of Ventas Common Stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such class of stock is “regularly traded” and the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution described in clause (1).
If gain on the sale, exchange or other taxable disposition of Ventas Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of Ventas Common Stock were subject to taxation under FIRPTA, and if shares of Ventas Common Stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders.   A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on Ventas Common Stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•
the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•
the holder furnishes an incorrect taxpayer identification number;

•
the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders.   Payments of dividends on Ventas Common Stock generally will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on Ventas Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of Ventas Common Stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends in respect of Ventas Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Ventas Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because Ventas may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules Ventas may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Ventas Common Stock.

Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to Ventas’s tax treatment as a REIT and on an investment in Ventas Common Stock.

THE SPECIAL MEETING
Date, Time and Place
In light of the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only, online via live audio webcast on September 14, 2021, at 9:00 a.m., Eastern Time. The Special Meeting can be accessed by visiting www.virtualshareholdersmeeting.com/SNR2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person. New Senior stockholders of record will need the control number found on their proxy card in order to access the Special Meeting website. If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website.
New Senior will entertain questions at the Special Meeting in accordance with the rules of conduct for the meeting to the extent that the questions posed by a stockholder are relevant to the Special Meeting and the proposals presented. Any questions or comments that are unrelated to the business of the Special Meeting will not be addressed at the meeting.
Purpose of the Special Meeting
At the Special Meeting, New Senior stockholders will be asked to consider and vote on (i) the Merger Proposal, (ii) the Non-Binding Compensation Proposal and (iii) the Adjournment Proposal.
The approval of the Merger Proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the Merger Agreement carefully and in its entirety. For a detailed discussion of the conditions of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 81 of this proxy statement/prospectus.
Recommendation of the New Senior Board
The New Senior Board carefully reviewed and considered the terms and conditions of the Merger Agreement and the Transaction. The New Senior Board unanimously (i) approved the Merger Agreement and declared the Merger Agreement and Transaction to be advisable and in the best interests of New Senior and its stockholders, (ii) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by New Senior stockholders at the Special Meeting and (iii) resolved to recommend to New Senior stockholders the adoption of the Merger Agreement. Accordingly, the Board recommends a vote “FOR” the proposal to adopt the Merger Agreement. For a discussion of the factors that the Board considered in determining to recommend the adoption of the Merger Agreement, please see the section entitled “The Merger — Recommendation of the New Senior Board; New Senior’s Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus. The Board also recommends a vote “FOR” the Non-Binding Compensation Proposal and a vote “FOR” the Adjournment Proposal.
Record Date and Outstanding Shares of New Senior Common Stock
New Senior has set the close of business on August 6, 2021 as the record date for the Special Meeting, and only holders of record of New Senior Common Stock on the Record Date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you are a stockholder of record of shares of New Senior Common Stock as of the Record Date. On the Record Date, there were 84,063,182 shares of New Senior Common Stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Special Meeting for each share of New Senior Common Stock that you owned on the Record Date.

Quorum, Abstentions and Broker Non-Votes
The presence, in person (including virtually) or represented by proxy, of the holders of a majority of the New Senior Common Stock issued and outstanding and entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting.
Shares of New Senior Common Stock represented at the Special Meeting by attendance via the Special Meeting website or represented by proxy and entitled to vote, but not voted, or shares for which a stockholder directs an “abstention” from voting, will each be counted for purposes of determining a quorum. However, because all of the proposals are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned or postponed until the holders of the number of shares of New Senior Common Stock required to constitute a quorum attend, subject to the terms and conditions set forth in the Merger Agreement.
Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine”. This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals at the Special Meeting are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, New Senior does not expect any broker non-votes at the Special Meeting and, if you hold your shares of New Senior Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals at the Special Meeting unless they have received voting instructions from the beneficial owners.
Vote Required
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of outstanding shares of New Senior Common Stock entitled to vote thereon. For the adoption of the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Any abstentions or failures to vote, including attending non-votes or broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.
The approval of the Non-Binding Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Non-Binding Compensation Proposal. Attending non-votes and abstentions will have the same effect as a vote “AGAINST” the Non-Binding Compensation Proposal. Shares of New Senior Common Stock not present (including virtually) or represented by proxy at the Special Meeting and broker non-votes will have no effect on the vote count for the Non-Binding Compensation Proposal, assuming a quorum is present.
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Adjournment Proposal. Attending non-votes and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of New Senior Common Stock not present

(including virtually) or represented by proxy at the Special Meeting and broker non-votes will have no effect on the vote count for the Adjournment Proposal, assuming a quorum is present.
Voting by New Senior Directors and Executive Officers
As of the Record Date, the directors and executive officers of New Senior beneficially owned, in the aggregate, 1,285,234 shares of New Senior Common Stock, representing approximately 1.5% of the outstanding shares of New Senior Common Stock entitled to vote at the Special Meeting. The directors and executive officers of New Senior have informed New Senior that they currently intend to vote all such shares of New Senior Common Stock “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal.
Voting by Proxy or in Person
Voting or Submitting a Proxy for New Senior Common Stock Held by Holders of Record
If you are a New Senior stockholder of record, you may vote at the Special Meeting by proxy through the internet, by telephone or by mail, or by attending the Special Meeting and voting via the Special Meeting website, as described below.
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By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

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By Telephone: By calling the number located on the proxy card and following the recorded instructions.

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

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Via the Special Meeting Website: All stockholders of record may vote at the Special Meeting by attending the meeting via the Special Meeting website. Stockholders who plan to attend the Special Meeting will need the control number included on their proxy card in order to access the Special Meeting website and to attend and vote thereat.

If you are a stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on September 13, 2021 and proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on September 13, 2021. To reduce administrative costs and help the environment by conserving natural resources, New Senior asks that you vote by proxy in advance of the Special Meeting through the internet or by telephone.
Voting and Submitting a Proxy for New Senior Common Stock Held in “Street Name”
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of New Senior Common Stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals as described above in the section entitled “The Special Meeting — Quorum, Abstentions and Broker Non-Votes” beginning on page 114 of this proxy statement/prospectus.
If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of New Senior Common Stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of New Senior Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of New Senior Common Stock should be voted on a matter, the shares of New Senior Common Stock represented by your properly signed proxy will be voted in accordance with the recommendations of the New Senior Board.
Revocability of Proxies and Changes to a New Senior Stockholder’s Vote
Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting.
If you are a stockholder of record, you may revoke your proxy by any of the following actions:
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by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on September 13, 2021;

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by sending a signed written notice of revocation to New Senior’s Corporate Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on September 13, 2021;

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by submitting a properly signed and dated proxy card with a later date that is received by New Senior’s Corporate Secretary no later than 11:59 p.m., Eastern Time, on September 13, 2021; or

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by attending the Special Meeting via the Special Meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy will be considered.
Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote thereat.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: New Senior Investment Group Inc. Attention: Corporate Secretary, 55 West 46th Street, Suite 2204, New York, New York 10036.
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Special Meeting via the Special Meeting website.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF NEW SENIOR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or if a quorum is not present at the Special Meeting; however, the Merger Agreement provides that New Senior may not adjourn the Special Meeting for such purposes without Ventas’s prior written consent to a date that is (i) more than 10 business days after it is then scheduled, (ii) more than 60 days after the date for which the Special Meeting was originally scheduled or (iii) less than 10 business days prior to the Outside Date. New Senior may also adjourn the Special Meeting without Ventas’s consent in certain additional circumstances if New Senior or Ventas has determined that it is necessary to pay a REIT Dividend but is unable to notify the other party thereof on or before the date that is 10 business days prior to the then-scheduled Special Meeting; provided that, the Special Meeting is not postponed or adjourned to a date that is less than 10 business days prior to the Outside Date. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow New Senior stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.
An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present in person (including virtually) or represented by proxy and entitled to vote thereon.
Unless the Merger Agreement has been terminated in accordance with its terms, New Senior must hold the Special Meeting and submit the Merger Agreement to the New Senior stockholders for a vote on the adoption thereof.
Anticipated Date of Completion of the Transaction
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 81 of this proxy statement/prospectus, including the adoption of the Merger Agreement by New Senior stockholders at the Special Meeting, New Senior and Ventas expect that the Transaction will be completed during the week of September 20, 2021. However, it is possible that factors outside the control of both companies could result in the Transaction being completed at a different time or not at all.
Solicitation of Proxies; Payment of Solicitation Expenses
New Senior has engaged Innisfree to assist in the solicitation of proxies for the Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokerage firms and other nominees to the beneficial owners of New Senior Common Stock. New Senior estimates that it will pay Innisfree a fee of approximately $30,000. New Senior has agreed to reimburse Innisfree for certain out-of-pocket fees and expenses and also will indemnify Innisfree against certain losses, claims, damages, liabilities or expenses. New Senior also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of New Senior Common Stock. New Senior’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have additional questions about the Transaction, need assistance in submitting your proxy or voting your shares of New Senior Common Stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Innisfree, New Senior’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 800-5190
Banks and Brokers Call Collect: (212) 750-5833

NEW SENIOR PROPOSALS
PROPOSAL 1: MERGER PROPOSAL
New Senior is asking its stockholders to adopt the Merger Agreement and thereby approve the the Merger.
For a detailed discussion of the terms of the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 66 of this proxy statement/prospectus. As discussed in the section entitled “The Merger — Recommendation of the New Senior Board; New Senior’s Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus, after consideration, the New Senior Board unanimously (i) approved the Merger Agreement and declared the Merger Agreement and Transaction to be advisable and in the best interests of New Senior and its stockholders, (ii) directed the submission of the Merger Agreement for consideration and for a vote to be taken for its adoption by New Senior stockholders at the Special Meeting and (iii) resolved to recommend to New Senior stockholders the adoption of the Merger Agreement.
Vote Required
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of outstanding shares of New Senior Common Stock entitled to vote thereon. For the adoption of the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Any abstentions or failures to vote, including attending non-votes or broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.
The vote on this proposal is a vote separate and apart from the Non-Binding Compensation Proposal and the Adjournment Proposal. Accordingly, you may vote in favor of the Non-Binding Compensation Proposal and/or Adjournment Proposal and vote not to approve this proposal and vice versa. The approval of this proposal is a condition to closing under the Merger Agreement, as New Senior stockholders must adopt the Merger Agreement in order for the Merger to occur. If New Senior stockholders fail to approve this proposal, the Merger will not occur.
The New Senior Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2: NON-BINDING COMPENSATION PROPOSAL
In accordance with Section 14A of the Exchange Act, New Senior is providing New Senior stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to New Senior’s named executive officers in connection with the Merger. As required by those rules, New Senior is asking New Senior stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to New Senior’s named executive officers in connection with the Merger, as disclosed in the table entitled “Potential Payments to New Senior Named Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
Vote Required
The approval of the Non-Binding Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Non-Binding Compensation Proposal. Attending non-votes and abstentions will have the same effect as a vote “AGAINST” the Non-Binding Compensation Proposal. Shares of New Senior Common Stock not present (including virtually) or represented by proxy at the Special Meeting and broker non-votes will have no effect on the vote count for the Non-Binding Compensation Proposal, assuming a quorum is present.
The vote on this proposal is a vote separate and apart from the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote in favor of the Merger Proposal and/or Adjournment Proposal and vote not to approve this proposal and vice versa. Because this proposal is only advisory in nature, it will not be binding on New Senior or the New Senior Board. Accordingly, because New Senior is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the advisory vote.
The New Senior Board unanimously recommends that you vote “FOR” the Non-Binding Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
New Senior is asking its stockholders to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, (i) to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal or (ii) if required to enable New Senior or Ventas to comply with the requirement in the Merger Agreement to provide notice to the other party 10 business days prior to the Special Meeting if it has determined that it is necessary to pay a REIT Dividend but is unable to provide such notice on or before the date that is 10 business days prior to the then-scheduled Special Meeting.
If, at the Special Meeting, the number of shares of New Senior Common Stock present or represented and voting in favor of the Merger Proposal is insufficient to approve such proposal or either Ventas or New Senior has determined that it is necessary to pay a REIT Dividend but is unable to provide notice to the other party on or before the date that is 10 business days prior to the scheduled Special Meeting, New Senior may move to adjourn the Special Meeting in order to enable the New Senior Board to solicit additional proxies for approval of the Merger Proposal or to enable Ventas or New Senior to provide such notice, as applicable.
New Senior is asking its stockholders to authorize the holder of any proxy solicited by the New Senior Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies or permitting the applicable party to provide notice to the other party of a REIT Dividend 10 business days prior to the Special Meeting. If the New Senior stockholders approve this proposal, New Senior could adjourn the Special Meeting and any adjourned session of the Special Meeting (subject to the terms and conditions of the Merger Agreement, including Ventas’s consent rights over adjournments described in the section entitled “The Special Meeting —  Adjournments and Postponements” beginning on page 116 of this proxy statement/prospectus) and use the additional time to solicit additional proxies, including the solicitation of proxies from New Senior stockholders who have previously voted, or to enable the applicable party to provide notice to the other party of a REIT Dividend 10 business days prior to the Special Meeting.
Vote Required
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of New Senior Common Stock present at the Special Meeting in person (including virtually) or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Adjournment Proposal. Attending non-votes and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of New Senior Common Stock not present (including virtually) or represented by proxy at the Special Meeting and broker non-votes will have no effect on the vote count for the Adjournment Proposal, assuming a quorum is present.
The vote on this proposal is a vote separate and apart from the Merger Proposal and the Non-Binding Compensation Proposal. Accordingly, you may vote in favor of the Merger Proposal and/or the Non-Binding Compensation Proposal and vote not to approve this proposal and vice versa. The approval of this proposal is not a condition to the closing.
The New Senior Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

DESCRIPTION OF VENTAS CAPITAL STOCK
The following summary of the terms of Ventas capital stock is not complete and is qualified by reference to the Ventas Charter and the Ventas Bylaws, which are filed as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and incorporated by reference herein. You should read these documents for complete information on Ventas capital stock. Ventas files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Ventas might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.
General
The Ventas Charter authorizes Ventas to issue up to 600,000,000 shares of Ventas Common Stock and up to 10,000,000 shares of Ventas Preferred Stock. As of the Record Date, there were 380,352,586 outstanding shares of Ventas Common Stock and zero outstanding shares of Ventas Preferred Stock. Upon completion of the Merger, based on the number of shares of New Senior Common Stock and Ventas Common Stock and the number of New Senior equity awards, other than options, outstanding as of the Record Date, it is expected that there would be approximately 393.9 million outstanding shares of Ventas Common Stock and zero outstanding shares of Ventas Preferred Stock. The number of shares of Ventas Common Stock that will be issued in the Merger will depend on, among other factors, the number of shares of New Senior Common Stock and New Senior equity awards outstanding immediately prior to the Effective Time. Ventas Common Stock is listed on the NYSE under the symbol “VTR”. Following completion of the Merger, Ventas Common Stock will continue to be listed on the NYSE under the symbol “VTR”.
All issued and outstanding shares of Ventas Common Stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of the Ventas Charter, holders of shares of Ventas Common Stock are entitled to receive distributions if, as and when authorized and declared by the Ventas Board out of assets legally available therefor and to share ratably in Ventas’s assets legally available for distribution to stockholders in the event of Ventas’s liquidation, dissolution or winding-up after payment of, or adequate provision for, all of Ventas’s known debts and liabilities. Ventas currently expects to continue to make quarterly distributions, and from time to time Ventas may make additional distributions.
Holders of shares of Ventas Common Stock are entitled to one vote per share on all matters on which the holders of Ventas Common Stock are entitled to vote. Holders of shares of Ventas Common Stock have no conversion, sinking fund, redemption or preemptive rights. Subject to certain provisions of the Ventas Charter, shares of Ventas Common Stock have equal distribution, liquidation and other rights.
Restrictions on Ownership and Transfer
In order to preserve Ventas’s ability to maintain its REIT status, the Ventas Charter provides that if a person acquires beneficial ownership of more than 9% (or such greater percentage as may be determined by the Ventas Board), in number or value, of the outstanding shares of Ventas Common Stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Ventas Board. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. Ventas has the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date Ventas buys the shares, and Ventas may defer payment of the purchase price for up to five years. If Ventas does not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Ventas Board. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust.

Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws
Some of the provisions in the Ventas Charter and Ventas Bylaws could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of Ventas. These provisions include, among others: granting only to the Ventas Board or the Chairman of the Ventas Board the right to call special meetings of stockholders; allowing only the Ventas Board to fill newly created directorships; requiring advance notice for Ventas stockholders to nominate candidates for election to the Ventas Board or to propose business to be considered by Ventas stockholders at a meeting of Ventas stockholders; and requiring that excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Ventas Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Listed in the following table is certain information with respect to the beneficial ownership of shares of New Senior Common Stock as of August 6, 2021 by each person known by New Senior to be the beneficial owner of more than five percent of the outstanding New Senior Common Stock, by each of New Senior’s directors and named executive officers individually, and by New Senior’s directors and executive officers as a group.
For purposes of this section, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:
(i)
voting power, which includes the power to vote, or to direct the voting of, shares of New Senior Common Stock; and/or

(ii)
investment power, which includes the power to dispose of, or to direct the disposition of, shares of New Senior Common Stock.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.
Name and Address of Beneficial Owner of Shares of New Senior Common Stock(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Beneficial Owners of More than 5% of New Senior Common Stock
The Vanguard Group(3)	8,021,620	9.5%
Fortress Investment Group LLC and certain affiliates(4)	6,712,134	8.0%
BlackRock, Inc.(5)	6,027,271	7.2%
Renaissance Technologies LLC(6)	5,171,453	6.2%
Leon G. Cooperman(7)	5,094,600	6.1%
Versor Investments LP / Asset Management Exchange Master ICAV(8)	4,576,377	5.4%
Named Executive Officers and Directors:
Frances Aldrich Sevilla-Sacasa(9)	9,404	*
Susan Givens(9)	1,772,380	2.1%
Norman K. Jenkins(9)	11,874	*
Michael D. Malone(9)	73,537	*
Lori B. Marino(9)	269,559	*
David H. Milner(9)	198,618	*
Bhairav Patel(9)	309,352	*
Robert F. Savage(9)	348,708	*
Cassia van der Hoof Holstein(9)	75,670	*
All executive officers and directors as a group (nine persons)	3,069,102	3.7%

*
Denotes less than 1%.

(1)
The address of all officers and directors listed above are in the care of New Senior Investment Group Inc., 55 West 46th Street, Suite 2204, New York, New York 10036.

(2)
Percentages are based on 84,063,182 shares of New Senior Common Stock outstanding as of August 6, 2021 and assume the exercise by such persons of all options to acquire shares of New Senior common stock that are exercisable within 60 days of August 6, 2021, and no exercise by any other person.

(3)
Shared voting power in respect of 53,802 shares; sole dispositive power in respect of 7,936,326 shares; and shared dispositive power in respect of 85,294 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Shared voting power and shared dispositive power in respect of 7,329,970 shares, as stated in a Schedule 13G/A filed with the SEC on February 12, 2021. In February 2021, as discussed in Note 15, Stock-Based Compensation, to New Senior’s Consolidated Financial Statements included in New Senior’s Annual Report on Form 10-K for the year ended December 31, 2020, New Senior issued an additional 20,289 options to an affiliate of Fortress Investment Group LLC in order to maintain the intrinsic value of an option grant pursuant to the terms of the Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (which we refer to as the “Additional Fortress Options”). On March 23, 2021, as stated in New Senior’s Form 10-Q filed with the SEC on May 5, 2021, New Senior issued 784,123 shares of New Senior Common Stock to affiliates of Fortress Investment Group LLC pursuant to the exercise of 1,422,248 then-outstanding options (which we refer to as the “Fortress Exercise”). The total shareholding of 6,712,134 reported in the table above includes the impact of the Additional Fortress Options and the Fortress Exercise and is comprised of (i) 956,971 shares of New Senior Common Stock owned by Fortress Investment Group LLC and its affiliates and (ii) 5,755,163 shares subject to outstanding options, which New Senior may elect to deliver in cash or shares of New Senior Common Stock upon exercise. Fortress Investment Group LLC and certain affiliates’ address is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(5)
Sole voting power in respect of 5,937,635 shares; and sole dispositive power in respect of 6,027,271 shares, as stated in a Schedule 13G/A filed with the SEC on January 29, 2021. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(6)
Sole voting power in respect of 4,905,252 shares; and sole dispositive power in respect of 5,171,453 shares, as stated in a Schedule 13G/A filed with the SEC on February 11, 2021. Renaissance Technologies LLC’s address is 800 Third Avenue, New York, New York 10022.

(7)
Sole voting power and sole dispositive power in respect of 4,994,600 shares; and shared voting power and shared dispositive power in respect of 100,000 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2021. Leon G. Cooperman’s address is St. Andrews Country Club, 7118 Melrose Castle Lane, Boca Raton, FL 33496.

(8)
Sole voting power and sole dispositive power in respect of 4,576,377 shares, as stated in a Schedule 13G filed with the SEC on July 15, 2021. Versor Investments LP’s address is 1120 Avenue of the Americas, 15th Floor, New York, New York 10036. Asset Management Exchange Master ICAV’s address is Riverside One, 37 — 42 Sir John Rogerson’s Quay, Grand Canal Dock, Dublin 2, D02 X576 Ireland.

(9)
Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of August 6, 2021: Givens — 1,333,334; Malone — 5,000; Marino — 208,334; Milner — 5,000; Patel — 222,200; Savage — 5,000; and van der Hoof Holstein — 5,000. Also includes with respect to the following individuals unvested New Senior Restricted Stock Awards entitled to vote in the same class as shares of New Senior Common Stock: Givens — 161,813; Marino — 21,097; and Patel — 26,971.

COMPARISON OF RIGHTS OF VENTAS STOCKHOLDERS
AND NEW SENIOR STOCKHOLDERS
General
The rights of New Senior stockholders are governed by the DGCL, the New Senior Charter, and the New Senior Bylaws, and the rights of Ventas stockholders are governed by the DGCL, the Ventas Charter, and the Ventas Bylaws. As a result of the Merger, New Senior stockholders who receive shares of Ventas Common Stock as the Merger Consideration will become stockholders of Ventas and, accordingly, their rights will be governed by the DGCL, the Ventas Charter and the Ventas Bylaws. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of New Senior stockholders and the rights of Ventas stockholders. These differences arise from differences between the respective charters and bylaws of New Senior and Ventas.
Certain Differences between the Rights of Ventas Stockholders and New Senior Stockholders
The following chart is only a summary of certain material differences between the rights of Ventas stockholders and New Senior stockholders and does not purport to be a complete description of all of the differences. Please consult the DGCL, and the respective charters and bylaws, each as amended, restated, supplemented, or otherwise modified from time to time, of Ventas and New Senior for a more complete understanding of these differences.
Ventas	New Senior Investment Group
Authorized Stock
Ventas is authorized to issue:	New Senior is authorized to issue:
600,000,000 shares of Ventas Common Stock, of which 380,352,586 shares were issued and outstanding as of August 6, 2021.	2,000,000,000 shares of New Senior Common Stock, of which 84,063,182 shares were issued and outstanding as of August 6, 2021.
10,000,000 shares of Ventas Preferred Stock, of which no shares were issued and outstanding as of August 6, 2021.	100,000,000 shares of New Senior Preferred Stock, of which 200,000 shares were issued and outstanding as of June 30, 2021 and no shares were issued and outstanding as of August 6, 2021.
Preferred Stock
The Ventas Board is authorized, without stockholder action, to issue Ventas Preferred Stock in one or more series from time to time and to establish, among other things, the designation, powers, preferences and relative, participating, optional and other rights of each series, including: the dividend rights and preferences, if any; the liquidation preferences; redemption terms, if any; the voting powers of the series, if any; the terms upon which the series may be converted into Ventas Common Stock or other series of Ventas Preferred Stock.	The New Senior Board is similarly authorized to issue New Senior Preferred Stock in one or more classes without stockholder action.
Quorum
At any meeting of stockholders, the holders of a majority of the issued and outstanding shares of stock entitled to vote present in person or represented by proxy constitute a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the stockholders	At any meeting of stockholders, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum. Where a separate vote by one or more series or classes is required, a majority in voting power of the outstanding shares of such one or more series or

Ventas	New Senior Investment Group
entitled to vote at the meeting, present in person or represented by proxy, is authorized to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is presented or represented.	classes present in person or by proxy constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established, may not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, notice of the adjourned meeting must be given.
Voting Rights
Each record holder of Ventas Common Stock is entitled to one vote per share held by such record holder on all matters on which stockholders are generally entitled to vote.	Each record holder of New Senior Common Stock is entitled to vote at all meetings of the stockholders and has one vote for each share held by such record holder.
Special Meeting of Stockholders
A special meeting of stockholders may be called at any time only by the Ventas Board or the chairman of the Ventas Board. Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice. Stockholders do not have the ability to call or cause a special meeting of stockholders.	A special meeting of stockholders may be called at any time by either (i) the chairman of the New Senior Board or (ii) the chief executive officer of New Senior, and may be called by any such officer at the request in writing of (i) the New Senior Board or (ii) a committee of the New Senior Board that has been duly designated by the New Senior Board and whose powers include the authority to call such meetings. Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice. Stockholders do not have the ability to call or cause a special meeting of stockholders.
Stockholder Action by Written Consent Without a Meeting
Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the holders of at least 80% of all the issued and outstanding shares of stock of Ventas entitled to vote thereon.	Any action required or permitted to be taken by the New Senior stockholders at any meeting of the stockholders may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the stockholders entitled to vote with respect to the subject matter thereof.
Notice of Stockholder Meetings
Not less than 10 nor more than 60 days before the date of each meeting, Ventas must provide written notice of such meeting to each stockholder entitled to vote at such meeting. The notice must state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	Not less than 10 nor more than 60 days before the date of each meeting, New Senior must give notice to each stockholder entitled to notice of and to vote at such meeting. The notice must state the place, if any, date and hour of the meeting (or the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be

Ventas	New Senior Investment Group
present in person) and describe the purpose or purposes for which the meeting is called.
Advance Notice Requirement for Director Nominations and Stockholder Proposals

Nominations of persons for election to the Ventas Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to Ventas’s notice of such meeting (or any supplement thereto), (2) by, or at the direction of, the Ventas Board, (3) by a stockholder who was a stockholder of record at the time of giving timely and proper notice, who is entitled to vote at the annual meeting or (4) by any Eligible Stockholder (as defined in the Ventas Bylaws) in accordance with the proxy access provisions set forth in the Ventas Bylaws. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to the foregoing clause (3), the stockholder must have given timely and proper notice thereof in writing to the secretary of Ventas and such business must be a proper subject for stockholder action.
For such proposals and nominations to be timely, a stockholder’s notice (including required information and documents) must generally be delivered to the secretary of Ventas at the principal executive offices of Ventas not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of Ventas’s proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders, subject to extension in limited circumstances.
Nominations of persons for election to the Ventas Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Ventas’s notice of meeting only (1) by or at the direction of the Ventas Board or (2) provided that the Ventas Board has determined that directors shall be elected at such special meeting, by any stockholder of record at the time of giving timely and proper notice. For such nominations to be timely, a stockholder’s notice (including required information and documents) must be delivered to the secretary of Ventas at the principal executive offices of Ventas not later than the close of business on the later of the 30th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be proposed by the Ventas Board to be elected at such special meeting.

Only such business (other than nominations for election to the New Senior Board, which are addressed below) may be transacted at an annual meeting as is either (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the New Senior Board (or any duly authorized committee thereof), (2) otherwise properly brought before the annual meeting by or at the direction of the New Senior Board (or any duly authorized committee thereof), or (3) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who gives timely and proper notice.
Nominations of persons for election to the New Senior Board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, (1) by or at the direction of the New Senior Board (or any duly authorized committee thereof) or (2) by any stockholder of New Senior (i) who is a stockholder of record on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting or special meeting and (ii) who gives timely and proper notice.
For such proposals and nominations to be timely, a stockholder’s notice (including required information and documents) to the secretary of New Senior must generally be delivered to or be mailed and received at the principal executive offices of New Senior (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, subject to extension in limited circumstances, and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Ventas	New Senior Investment Group
Proxy Access
A stockholder or group of no more than 20 stockholders holding at least 3% of the outstanding Ventas Common Stock continuously for at least three years may nominate directors, so long as the number of directors elected via proxy access does not exceed 20% of the Ventas Board. Nominees who receive less than 25% of the votes would be ineligible for nomination under the proxy access provision for the next two annual meetings. For such nominations to be timely and proper, certain required information and documents must be submitted to the secretary of Ventas at the principal executive offices of Ventas not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date Ventas first distributed its definitive proxy statement for the preceding year’s annual meeting.
A stockholder, or a group of up to 20 stockholders, holding at least 3% of the outstanding New Senior Common Stock for at least three years may nominate one director, so long as the number of directors elected via proxy access does not exceed 20% of the New Senior or two nominees, whichever is greater. Nominees who receive less than 25% of the votes would be ineligible for nomination under the proxy access provision for the next two annual meetings.
For such nominations to be timely and proper, certain required information and documents must be delivered to the secretary of New Senior at the principal executive offices of New Senior not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date New Senior first distributed its definitive proxy statement for the preceding year’s annual meeting.

Amendment of Charter
The affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of shares entitled to vote generally in the election of directors is required to amend the provisions on “Restrictions of Ownership and Transfer; Designation of Excess Shares” contained in Article IX of the Ventas Charter. All other sections of the Ventas Charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in accordance with the DGCL.	The affirmative vote of at least 80% of the voting power of then issued and outstanding shares of capital stock of New Senior is required to amend, alter or repeal any provisions inconsistent with the intent and purpose of Articles FIFTH (matters related to the New Senior Board), EIGHTH (stockholder actions by written consent), TENTH (amendments to the New Senior Bylaws) or THIRTEENTH (amendments to the New Senior Charter) of the New Senior Charter. All other sections of the New Senior Charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in accordance with the DGCL.
Bylaws Amendments
The Ventas Bylaws may be amended (i) by the affirmative vote of the holders of at least two-thirds of the voting power of all shares entitled to vote in the election of directors or (ii) by action of the Ventas Board at a regular or special meeting thereof. Any bylaws made by the Ventas Board may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.	The New Senior Bylaws may be amended (i) by the affirmative vote of at least two-thirds of the voting power of the then issued and outstanding shares of capital stock of New Senior entitled to vote thereon or (ii) by the affirmative vote of a majority of the entire New Senior Board. Notwithstanding the foregoing, any amendment of Section 2.3 (Special Meetings), Section 2.11 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Duties and Powers), Section 3.2 (Number and Election of Directors), Section 3.3 (Vacancies), Section 3.6 (Resignations and Removals of Directors), Article XI (Amendments) and Article XII (Definitions) of the New Senior Bylaws requires the affirmative vote of the holders of at least 80% of the voting power of

Ventas	New Senior Investment Group
the then issued and outstanding shares of capital stock of New Senior entitled to vote thereon.
Number and Term of Directors
As of the date of this proxy statement/prospectus, there are 11 directors on the Ventas Board.	As of the date of this proxy statement/prospectus, there are seven directors on the New Senior Board

The number of directors may be changed from time to time by a majority of the Ventas Board then in office, but in no event will be less than three nor more than 13.
Directors serve one-year terms and all directors are elected at each annual meeting.

The number of directors may be changed from time to time by a majority of the entire New Senior Board, but in no event may the New Senior Board consist of less than three or more than nine members.
The New Senior Board is comprised of three director classes with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire New Senior Board. Directors serve three-year terms and only one class of directors is elected at each annual meeting.

Election of Directors
Each director must be elected by the vote of the “majority of votes cast” (as defined below) with respect to that director’s election at any meeting for the election of directors at which a quorum is present, unless the election is contested, in which case directors shall be elected by the vote of a plurality of the shares of stock entitled to vote on the election of directors present in person or represented by proxy at any such meeting.
For the purpose of this section only, “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and broker non-votes not counted as a vote cast either “for” or “against” that director’s election). If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote “against” a candidate.	Each director must be elected by a plurality of the votes of the shares of capital stock of New Senior, present in person or represented by proxy, and entitled to vote on the election of directors at any meeting of stockholders or in any action by written consent in lieu of such a meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote “against” a nominee.
Removal of Directors
The Ventas Bylaws provide that any director or the entire Ventas Board may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting of the stockholders called for that purpose.	The New Senior Charter and New Senior Bylaws provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock entitled to vote in an election of directors.
Filling Vacancies on the Board
The Ventas Bylaws provide that if any vacancy occurs on the Ventas Board for any reason, including, but not limited to, the resignation, removal or death of a director or an increase in the number of authorized directors, a majority of the	The New Senior Charter and New Senior Bylaws provide that (i) any vacancy on the New Senior Board that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present,

Ventas	New Senior Investment Group
directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.	(ii) any other vacancy occurring on the New Senior Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or (iii) solely in the event of the removal of the entire New Senior Board, by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock of New Senior entitled to vote in the election of directors. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of the other directors of that class.
Cumulative Voting
Ventas does not permit cumulative voting with respect to the election of its directors.	New Senior does not permit cumulative voting with respect to the election of its directors.
Limits on Ownership and Transfer of Shares
Except with regard to persons exempted by the Ventas Board, no person shall acquire or hold, directly or indirectly, beneficial ownership in excess of 9.0% of the number or value of the outstanding shares of Ventas Common Stock or in excess of 9.9% of the number or value of the outstanding shares of Ventas Preferred Stock. Any transfer of shares that would result in Ventas’s shares being beneficially owned by fewer than 100 persons is void ab initio.	Except with regard to persons exempted by the New Senior Board, no person may beneficially or constructively, or be deemed to own by attribution of provisions of the Code, more than 9.8% in value or in number shares, whichever is more restrictive, of the outstanding shares of New Senior Common Stock or capital stock. Any transfer or shares that would result in the capital stock of New Senior being beneficially owned by fewer than 100 persons is void ab initio.
Appraisal Rights
Under Delaware law, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court; provided, however, that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation or depository receipts in respect thereof, (2) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, or depository receipts in respect thereof, (3) cash in lieu of fractional shares or depository receipts of such corporations, or (4) or any combination of the above.
Stockholder Rights Plans
Ventas does not have a stockholder rights plan in effect.	New Senior does not have a stockholder rights plan in effect.
State Takeover Defense Statutes
Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee

Ventas	New Senior Investment Group
benefit plans; or (iii) the business combination is approved by both the board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. The DGCL allows a corporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.
The Ventas Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so Ventas is subject to such provision.	The New Senior Charter provides that New Senior elects not to be governed by Section 203 of the DGCL, so New Senior is not subject to such provision.
Exclusive Forum Provision
The Ventas Bylaws do not include an exclusive forum provision.	The New Senior Bylaws provide that the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Senior, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of New Senior to New Senior or its stockholders, (iii) any action asserting a claim against New Senior or any director, officer, stockholder, employee or agent of New Senior arising out of or relating to any provision of the DGCL, the New Senior Charter or the New Senior Bylaws, or (iv) any action asserting a claim against New Senior or any director, officer, stockholder, employee or agent of New Senior governed by the internal affairs doctrine of the State of Delaware.
Exculpation and Indemnification of Directors and Officers
The Ventas Charter provides that Ventas will indemnify any person who (a) was or is made or threatened to be made a party to any proceeding because he or she is or was a Ventas director or officer, or (b) is or was serving at the request of Ventas as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such proceeding.	The New Senior Charter provides that New Senior will indemnify its directors and officers to the fullest extent authorized or permitted by law, except that, other than for proceedings to enforce rights to indemnification, New Senior is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented by the New Senior Board.
Expenses incurred by such a person in his or her capacity as one of Ventas’s directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a proceeding may be paid by Ventas in advance of the final disposition as authorized by the	The right to indemnification includes the right to be paid by New Senior the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by New Senior of an undertaking by or on behalf of the director or

Ventas	New Senior Investment Group
Ventas Board in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one of Ventas’s officers or directors may be paid in advance of the final disposition of a proceeding on such terms and conditions, if any, as the Ventas Board deems appropriate.	officer receiving the advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by New Senior.
Pursuant to Section 102(b)(7) of the DGCL, the Ventas Charter eliminates certain liability of its directors for breach of their fiduciary duty of care.	Pursuant to Section 102(b)(7) of the DGCL, the New Senior Charter eliminates certain liability of its directors for breach of their fiduciary duty of care.
Copies of the charters and bylaws of Ventas and New Senior are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus. Additionally, copies of the Ventas Charter and the Ventas Bylaws are attached to this proxy statement/prospectus as Exhibits 3.1 and 3.2, respectively.

LEGAL MATTERS
The validity of the shares of Ventas Common Stock offered by this proxy statement/prospectus will be passed on by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for New Senior by Cravath, Swaine & Moore LLP. Certain U.S. federal income tax consequences regarding Ventas’s qualification as a REIT will be passed on by Hogan Lovells US LLP. Certain U.S. federal income tax consequences regarding New Senior’s qualification as a REIT will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
Ventas’s consolidated financial statements and schedules as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the registration statement on Form S-4 of which this proxy statement/prospectus is a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change to the method of accounting for leases due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.
The consolidated financial statements and schedule of New Senior appearing in New Senior’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of New Senior’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed prior to the time New Senior’s annual meeting of stockholders would normally take place, New Senior will not hold an annual meeting of stockholders in 2022 (which we refer to as the “2022 Annual Meeting”). Instead, New Senior stockholders would be entitled to participate as stockholders of Ventas in the 2022 annual meeting of stockholders of Ventas. However, if the Merger is not completed for any reason, New Senior will hold the 2022 Annual Meeting. A date has not been set for the 2022 Annual Meeting.
SEC rules permit New Senior stockholders to submit proposals to be included in New Senior’s proxy materials if the New Senior stockholder and the proposal satisfy the requirements specified in Rule 14a-8 of the Exchange Act. New Senior stockholders who intend to submit a proposal or director nomination for the 2022 Annual Meeting must send the proposal or nomination, along with all information required by the New Senior Bylaws, to New Senior’s principal executive offices at: New Senior Investment Group Inc., 55 West 46th Street, Suite 2204, New York, New York 10036, Attention: Corporate Secretary.
New Senior stockholder proposals are eligible for consideration for inclusion in New Senior’s proxy statement for the 2022 Annual Meeting if they are received by New Senior on or before December 13, 2021. However, if the 2022 Annual Meeting date is advanced or delayed by more than 30 days from the anniversary of the 2021 meeting, to be timely, a proposal by the New Senior stockholder must be received no later than a reasonable time before New Senior begins to print and send its proxy materials for the 2022 Annual Meeting. To be considered for inclusion in the New Senior-sponsored proxy materials, all proposals need to comply with Rule 14a-8 of the Exchange Act.
In order for a New Senior stockholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered “timely,” the New Senior Bylaws require that such proposal must be received by New Senior not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding year’s annual meeting of stockholders. Accordingly, the proposal must be received by New Senior’s Corporate Secretary no earlier than January 27, 2022 and no later than February 26, 2022. In the event that the 2022 Annual Meeting is called for a date that is not within 30 days before or after May 27, 2022, notice by a stockholder must be received no earlier than the 120th day before the date of such meeting and no later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs.
New Senior stockholders that intend to nominate a director for election at the 2022 Annual Meeting using the proxy access provision of the New Senior Bylaws must submit the nomination, along with the other materials required by the New Senior Bylaws, on or after November 12, 2021, but not later than December 13, 2021. To nominate a director for consideration at the 2022 Annual Meeting, New Senior stockholders must notify New Senior in writing of his/her intention to do so and provide New Senior with the information required by the advance notice provision of the New Senior Bylaws on or after January 27, 2022, but no later than February 26, 2022. In the event that the date of the 2022 Annual Meeting is changed by more than 30 days from the anniversary date of New Senior’s 2021 annual meeting of stockholders, such notice must be received not earlier than 120 calendar days prior to the 2022 Annual Meeting and not later than 90 calendar days prior to the 2022 Annual Meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2022 Annual Meeting is first made.
A New Senior stockholder’s submission of a proposal or director nomination must include information specified in the New Senior Bylaws concerning the proposal or nomination, as the case may be, and information as to the stockholder’s ownership of Common Stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a New Senior stockholder meeting should carefully review the New Senior Bylaws. Proposals or nominations that do not meet these requirements will not be entertained at the 2022 Annual Meeting. Nominations of directors and notices relating thereto must meet all other qualifications and requirements of New Senior’s Corporate Governance Guidelines, the committee charters and Regulation 14A under the Exchange Act. Any stockholder nominees will be evaluated by the Nominating and Corporate Governance Committee of the New Senior Board using the same standards as it uses for all other director nominees.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the New Senior Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. In accordance with the New Senior bylaws and Delaware law, business transacted at the Special Meeting will be limited to those matters set forth in the accompanying notice of the Special Meeting. Nonetheless, if any other matter is properly presented at the Special Meeting, or any adjournment or postponement of the Special Meeting, and is voted upon, including any matter incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matter. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
New Senior and certain brokers have elected to implement the SEC’s householding rules. Accordingly, only one copy of this proxy statement/prospectus is being delivered to New Senior stockholders residing at the same address, unless such stockholders have notified New Senior of their desire to receive multiple copies of the proxy statement/prospectus. If you are a New Senior stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please notify your broker if your shares are held in a brokerage account or New Senior if you hold registered shares. You can notify New Senior by sending a written request to New Senior Investment Group Inc., 55 West 46th Street, Suite 2204, New York, New York 10036, Attention: Investor Relations or by contacting Investor Relations at (646) 822-3700.

WHERE YOU CAN FIND MORE INFORMATION
Ventas and New Senior file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Ventas and New Senior, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult the website of Ventas or New Senior for more information concerning the Merger. The website of Ventas is www.ventasreit.com. The website of New Senior is www.newseniorinv.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
Ventas has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Ventas Common Stock to be issued to New Senior stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Ventas Common Stock. The rules and regulations of the SEC allow Ventas and New Senior to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows Ventas and New Senior to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Ventas has previously filed with the SEC (File No. 001-10989); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Ventas, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021.

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021, and for the quarter ended June 30, 2021, filed on August 6, 2021.

•
Proxy Statement on Schedule 14A filed on April 13, 2021 incorporated by reference in Ventas’s Annual Report on Form 10-K for the year ended December 31, 2020 (with respect to the information contained therein that is incorporated by reference in Part III of Ventas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020).

•
Current Reports on Form 8-K, filed on February 2, 2021, February 24, 2021, May 27, 2021 and June 28, 2021 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).

•
The description of Ventas Common Stock contained in Ventas’s registration statement on Form 8-A, filed with the SEC on January 23, 1992, as amended by the description of Ventas’s common stock contained in Exhibit 4.29 to Ventas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating the description.

In addition, Ventas incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Ventas by requesting them in writing or by telephone at the following address:
Ventas, Inc.
353 North Clark Street, Suite 3300
Chicago, Illinois 60654
Attention: Corporate Secretary
(877) 483-6827
These documents are available from Ventas without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the documents listed below that New Senior has previously filed with the SEC (File No. 001-36499); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about New Senior, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021.

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 5, 2021, and for the quarter ended June 30, 2021, filed on July 30, 2021.

•
Proxy Statement on Schedule 14A filed on April 12, 2021 incorporated by reference in New Senior’s Annual Report on Form 10-K for the year ended December 31, 2020 (with respect to the information contained therein that is incorporated by reference in Part III of New Senior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020).

•
Current Reports on Form 8-K, filed January 25, 2021, February 25, 2021, February 26, 2021, April 27, 2021, June 1, 2021 and June 29, 2021 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).

In addition, New Senior incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or New Senior will provide you with copies of these documents, without charge, upon written or oral request to:
New Senior Investment Group Inc.
55 West 46th Street, Suite 2204
New York, New York 10036
Attention: Investor Relations
(646) 822-3700
ir@newseniorinv.com
If you are a stockholder of Ventas or a stockholder of New Senior and would like to request documents, please do so by September 6, 2021 to receive them before the Special Meeting.
This document is a prospectus of Ventas and is a proxy statement of New Senior for the Special Meeting. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Ventas and New Senior take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus reads only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
VENTAS, INC.
CADENCE MERGER SUB LLC
and
NEW SENIOR INVESTMENT GROUP INC.
Dated as of June 28, 2021

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2021 (this “Agreement”), is by and among VENTAS, INC., a Delaware corporation (“Parent”), CADENCE MERGER SUB LLC, a Delaware limited liability company and subsidiary of Parent (“Merger Sub”), and NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, the Parties wish to effect a business combination through, at Parent’s option, (a) the merger of the Company with and into Merger Sub, with Merger Sub being the surviving company of the merger or (b) the merger of Merger Sub with and into the Company, with the Company being the surviving company of the merger, and in which Merger (as defined below) each outstanding share of Company Common Stock, other than Excluded Shares, shall be converted into the right to receive 0.1561 (the “Exchange Ratio”) of a newly issued share of Parent Common Stock (the “Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, each of the respective boards of directors of Parent and the Company and the sole managing member of Merger Sub has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including each of the Mergers, to be advisable and in the best interests of Parent, the Company and Merger Sub, respectively, and their respective stockholders or equity holder, as applicable, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:
ARTICLE I
MERGER
Section 1.1
Merger.

(a)   Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time either (i) the Company shall be merged with and into Merger Sub (the “Forward Merger”), and as a result of the Forward Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving company of the Forward Merger (the “Forward Merger Surviving Company”); or (ii) Merger Sub shall be merged with and into the Company (the “Reverse Merger”, and the option selected by Parent from among the Forward Merger and the Reverse Merger, the “Merger”), and as a result of the Reverse Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Reverse Merger (the “Reverse Merger Surviving Company”), as determined pursuant to this Section 1.1(a). Parent shall elect (x) whether the Merger shall be effected as a Forward Merger or a Reverse Merger and (y) in the event of a Forward Merger, the U.S. federal income tax classification of Merger Sub as a disregarded entity, a QRS or a TRS (the “Structure Election”). Parent shall exercise the Structure Election by delivering written notice (which notice shall include, in the case of a Forward Merger, Parent’s proposed U.S. federal income tax classification of Merger Sub as a disregarded entity, a QRS or a TRS) to the Company as promptly as practicable after the date of this Agreement (and in any event by no later than two Business Days prior to Parent’s initial filing of the Form S-4), and shall reasonably consult with the Company regarding Parent’s proposed Structure Election prior to delivering such notice. The Merger will have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.
(b)   Non-Voting, Preferred Issuance by the Surviving Company.   In the event Parent selects a Reverse Merger in accordance with Section 1.1(a), the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cooperate with Parent and Merger Sub and their respective Representatives as reasonably requested by Parent in connection with the preparation for an offering, to occur promptly after the Effective Time, in private transactions exempt from the registration requirements of the Securities Act, of shares of non-voting, preferred stock of the Surviving Company (the “Surviving Company Preferred Stock”) to Parent and at least one hundred (100) other Persons pursuant to customary processes and documentation for arrangements of this type in the REIT market; provided that (A) the Company shall be entitled to review and comment on any descriptions of the Company or its business in the offering documents for such offering, (B) the Company’s cooperation shall be subject to the provisions of the last sentence of Section 5.12(a) and Section 5.12(b) and (C) the issuance of the Surviving Company Preferred Stock to Parent will be effectuated by a recapitalization of stock of the Surviving Company and not by a contribution of capital by Parent to the Surviving Company.
(c)   Effective Time.   The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date a certificate of merger for the Merger in a form reasonably acceptable to the Company with the Office of the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Office of the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).
Section 1.2   Closing.   The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:00 a.m., New York time, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).
Section 1.3   Organizational Documents of the Surviving Company.   At the Effective Time, (a) in the event of a Forward Merger, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law; or (b) in the event of a Reverse Merger, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.
Section 1.4   Directors and Officers of the Surviving Company.   In the event of a Reverse Merger, from and after the Effective Time, each officer of Merger Sub immediately prior to the Effective Time shall be a director and an officer of the Surviving Company. In the event of a Forward Merger, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.
Section 1.5   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1
Treatment of Securities.

(a)   Treatment of Company Common Stock.   At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of the Company, each share of common stock, par value $0.01, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned directly by Parent, Merger Sub or the Company (such excluded shares, the “Excluded Shares” and all shares of Company Common Stock other than Excluded Shares, the “Eligible Shares”), shall be automatically converted into the right to receive the Merger Consideration pursuant to the terms of this Agreement.
(b)   Conversion of Company Common Stock.   As a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c).
(c)   Cancellation of Excluded Shares.   At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of the Company, each Excluded Share issued immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.
(d)   Merger Sub Equity.   At the Effective Time, (i) in the event of a Forward Merger, each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a membership interest of the Surviving Company and shall not be affected by the Merger; or (ii) in the event of a Reverse Merger, each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall represent one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only outstanding shares of common stock of the Surviving Company immediately following the Effective Time.
Section 2.2
Exchange of Certificates.

(a)   Exchange Agent.   At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of record of Eligible Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising at least the amount required to be delivered pursuant to Section 2.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of record of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.
(b)   Exchange Procedures.
(i)   Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials in customary form specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book-Entry Shares shall pass only upon delivery of the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.6) or transfer of the Company Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Company Book-Entry Shares) (such transmittal materials, collectively, the “Letter of Transmittal”), and (B) instructions for surrendering the Company

Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.6) or transferring the Company Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of record of Company Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares (if applicable under such procedures), the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.
(ii)   Upon surrender to the Exchange Agent of Eligible Shares that are Company Certificates, by physical surrender of such Company Certificate (or affidavit of loss in lieu of a Company Certificate, as provided in Section 2.6) or that are Company Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Company Book-Entry Shares or as otherwise provided in the applicable procedures agreed pursuant to Section 2.2(b)(i), in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Company Book-Entry Shares, in accordance with such procedures, the holder of record of such Company Certificate or Company Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check) of (1) any cash in lieu of fractional shares payable pursuant to Section 2.2(e) plus (2) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c), and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)).
(iii)   No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.
(iv)   In the event of a transfer of ownership of Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check) of cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or distributions in respect thereof, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)), may be issued or paid to such a transferee if (A) in the case of certificated shares, the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent and (B) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, and in the case of each of clauses (A) and (B), such information is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and Parent. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions on Parent Common Stock in accordance with to Section 2.2(c), in each case without interest.
(c)   Distributions with Respect to Unexchanged Shares.   All shares of Parent Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement as Merger Consideration. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.6) or Company Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of record of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e)   No Fractional Shares.   Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in respect of Eligible Shares pursuant to this Agreement. Any holder of record of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment calculated by the Exchange Agent, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Closing Date (appropriately adjusted as contemplated by Section 2.5, if applicable) (the “Parent Closing Price”). No holder of record of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and any payment of cash and any dividends and other distributions in respect thereof or in respect of Company Common Stock payable or issuable pursuant to Section 2.1(a), Section 2.2(c) or Section 2.2(e), in each case, without any interest thereon.
(g)   No Liability.   Notwithstanding anything in this Agreement to the contrary, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(h)   Withholding.   Notwithstanding anything to the contrary in this Agreement, each of Parent, Merger Sub, the Company, the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company, the Exchange Agent or the Surviving Company and paid over to the applicable Governmental

Entity in accordance with the applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.3   Further Assurances.   If at any time following the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company, as applicable, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.
Section 2.4
Treatment of Company Equity Awards.

(a)   Company Options.   Immediately prior to the Effective Time, each then outstanding option to purchase shares of Company Common Stock granted under a Company Equity Plan (each, a “Company Option”), whether vested or unvested, shall automatically become fully vested and shall without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive, as soon as reasonably practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of such Company Option by (ii) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time, less applicable Tax withholdings. For the avoidance of doubt, any Company Option with respect to which the per share exercise price equals or exceeds the Merger Consideration Value as of immediately prior to the Effective Time shall be cancelled at the Effective Time for no consideration.
(b)   Company Restricted Stock Awards.   Immediately prior to the Effective Time, each then outstanding award of restricted shares of Company Common Stock granted under a Company Equity Plan (each, a “Company Restricted Stock Award”), whether vested or unvested, shall automatically become fully vested and shall without any action on the part of Parent, the Company or the holder thereof, be canceled and retired, shall cease to exist and be converted into and shall become a right to receive (i) a number of shares of Parent Common Stock obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Effective Time by (B) the Exchange Ratio and (ii) to the extent unpaid as of the Effective Time, any accrued and unpaid dividends with respect to each share of Company Common Stock subject to such Company Restricted Stock Award, less applicable Tax withholdings.
(c)   Company RSU Awards.   Immediately prior to the Effective Time, each then outstanding award of restricted stock units corresponding to shares of Company Common Stock and granted under a Company Equity Plan (each, a “Company RSU Award”), whether vested or unvested, shall automatically become fully vested and shall without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive (i) a number of shares of Parent Common Stock obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time by (B) the Exchange Ratio and (ii) to the extent unpaid as of the Effective Time, any accrued and unpaid dividend equivalent rights with respect to each share of Company Common Stock subject to such Company RSU Award, less applicable Tax withholdings. For purposes of clause (i)(A) of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company RSU Award that is subject to performance-based vesting conditions shall be based on the maximum number of shares of Company Common Stock subject to such Company RSU Award.
(d)   Company Actions.   Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans or the Company Options,

the Company Restricted Stock Awards or the Company RSU Awards, and take such other actions as are necessary to provide for the treatment of the Company Equity Awards as contemplated by this Section 2.4.
Section 2.5   Adjustments to Prevent Dilution.   If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Company Common Stock or shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split) or stock dividend, recapitalization, merger, subdivision or other similar transaction, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Parent the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.5 shall be construed to permit the Company to take any action that is prohibited or restricted by Section 4.1 or the other terms of this Agreement or permit Parent to take any action that is prohibited or restricted by Section 4.2 or the other terms of this Agreement.
Section 2.6   Lost Certificates.   If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), Parent) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1   Representations and Warranties of Company.   Except (x) as set forth in the applicable subsection of Section 3.1 of the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any subsection of Section 3.1 of the Company Disclosure Letter shall be deemed to be disclosed pursuant to any other subsection of this Section 3.1 to the extent the relevance of such disclosure to such other subsection of this Section 3.1 is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Company SEC Documents filed with the SEC since December 31, 2018 and publicly available prior to the date hereof (other than any disclosure in any “risk factors” or “forward looking statements” sections of any Company SEC Document or any other disclosures to the extent they are not statements of fact or are cautionary, predictive or forward-looking in nature); provided, further that this clause (y) will not apply to the representations and warranties contained in Section 3.1(a), Section 3.1(b), Section 3.1(c)(i), Section 3.1(m), Section 3.1(n), Section 3.1(v) and Section 3.1(w), the Company hereby represents and warrants to Parent as follows:
(a)   Organization, Standing and Power.
(i)   The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to, individually or in the aggregate, (1) have a Company Material Adverse Effect or (2) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to, individually or in the aggregate, (I) have a Company Material Adverse Effect or (II) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company has previously made available to Parent true and complete copies of the certificate of incorporation, articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other constituent, constitutional or organizational documents (including, for the avoidance of doubt, any certificates of designation or similar documents) (“Organizational Documents”), as applicable, of the Company and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company’s Organizational Documents are in full force and effect and the Company is not in violation of any of its Organizational Documents.
(ii)   Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. The Organizational Documents of the Company’s Subsidiaries are in full force and effect and the Company’s Subsidiaries are not in violation of any of their respective Organizational Documents in any material respect.
(iii)   Section 3.1(a)(iii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “QRS”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”).
(iv)   All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are (i) wholly owned, directly or indirectly, by the Company and (ii) owned free and clear of all Liens (other than any transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary). All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.
(v)   Section 3.1(a)(v) of the Company Disclosure Letter sets forth a complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company holds any capital stock or other equity interest, together with a summary of the total issued and outstanding capital stock or other equity interests of such Person and the amount and percentage held by the Company or applicable Subsidiary.
(b)   Capital Structure.
(i)   As of the date hereof, the authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on June 24, 2021 (the “Company Capitalization Date”), (A) 84,063,182 shares of Company Common Stock were issued and outstanding (including 227,462 unvested shares underlying Company Restricted Stock Awards), (B) 200,000 shares of Company Preferred Stock were issued and outstanding, (C) no shares of Company Common Stock were held in the Company’s treasury, (D) 20,466,938 shares of Company Common Stock were reserved for issuance under the Company Equity Plans, (E) Company Options to purchase 8,691,380 shares of Company Common Stock were outstanding, (F) 3,157,617 shares of Company Common Stock were underlying Company RSU Awards (assuming maximum performance for any performance-based Company RSU Awards) and (G) no shares of the Company capital stock were held by any Subsidiaries of the Company. All the outstanding shares of Company Common Stock are, and all shares of the Company Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Except as set forth in the foregoing provisions of this Section 3.1(b)(i), as of the date hereof: (1) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date as a result of the exercise of Company Options set forth in Section 3.1(b)(ii), and (2) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of the Company to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares of capital stock or equity interests of the Company (in each case other than to the Company or a wholly owned Subsidiary of the Company) or (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment.
(ii)   Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Equity Award, (B) the name of each Company Equity Award holder, (C) the number of shares of Company Common Stock underlying each Company Equity Award, (D) the date on which each Company Equity Award was granted, (E) the exercise price of each Company Equity Award, if applicable, (F) the expiration date of each Company Equity Award, if applicable and (G) the vesting schedule applicable to each Company Equity Award. As of the date hereof, the weighted average strike price of the outstanding Company Options was $9.10 and there were $216,747 of accrued and unpaid cash dividends corresponding to shares of Company Common Stock covered by Company Restricted Stock Awards, $1,376,335 of accrued and unpaid cash dividends corresponding to Company RSU Awards and no other accrued and unpaid cash dividends corresponding to Company Equity Awards.
(iii)   No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.
(iv)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
(v)   As of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares of capital stock or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment. As of the date hereof, there are no agreements or commitments obligating the Company or any of its Subsidiaries to (1) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company; or (2) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned.
(c)   Authority; No Violation.
(i)   The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject, with respect the consummation of the Merger, to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”) and all other necessary corporate action on the part of the Company, other than, with respect to the consummation of the Merger, the receipt of the Company Required Vote and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, subject to execution by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”) to the extent applicable thereto).
(ii)   The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.1(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any Subsidiary of the Company or (C) conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of the Company) and (C), as has not had and would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
(iii)   Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Office of the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   SEC Documents; Financial Statements; No Undisclosed Liabilities.
(i)   The Company has timely filed with or furnished to the SEC all reports, schedules, forms, prospectuses, registration statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representations and warranties set forth in Section 3.2(e) are true and correct) will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company that have not been addressed. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the applicable listing and corporate governance rules and regulations of NYSE.
(ii)   The audited consolidated and unaudited consolidated financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).
(iii)   The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent, the Company’s outside auditors and the audit committee of the Company Board (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed. Since December 31, 2018 to the date of this Agreement, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE, and neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(iv)   Since December 31, 2018 to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any written (or to the knowledge of the Company, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(v)   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in the Company’s most recent balance sheet or in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(vi)   Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate of the Company or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements, where the result, purpose or effect of such contract is to avoid public disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements.
(e)   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the meeting of the Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus, as applicable.
(f)   Compliance with Laws.   The Company and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2018 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)   Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company, any present or former officers, directors or employees of the Company, or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger; provided, that to the extent any such representations or warranties in the foregoing clauses (i) and (ii) pertain to any suit, action, investigation or proceeding that relates to the negotiation or performance of this Agreement or the consummation of any of the transactions contemplated hereby, such representations and warranties are made only as of the date hereof. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger; provided, that to the extent any such representations or warranties in the foregoing clauses (A) and (B) pertain to any judgment, decree, injunction or order that relates to the negotiation or performance of this Agreement or the consummation of any of the transactions contemplated hereby, such representations and warranties are made only as of the date hereof.
(h)   Taxes.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than in respect to the representations set forth in Section 3.1(h)(xviii) and Section 3.1(h)(xxi)):

(i)   the Company and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;
(ii)   neither the Company nor any of its Subsidiaries has received a written claim, or to the knowledge of the Company, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction, which claim has not been fully resolved;
(iii)   there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
(iv)   no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled or paid in full;
(v)   neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority, or has entered into any written agreement with a taxing authority with respect to any Taxes, in each case, that will be binding on the Company in respect of taxable periods (or portions thereof) beginning after the Closing Date;
(vi)   neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax, in each case, that remains in effect;
(vii)   neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;
(viii)   neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(ix)   since November 6, 2014, (A) neither the Company nor any of its Subsidiaries have incurred any liability for Taxes under Sections 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither the Company nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since November 6, 2014, neither the Company nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since November 6, 2014, neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code;
(x)   there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business, and there are no Tax Protection Agreements to which the Company or any of its Subsidiaries is a party currently in force;

(xi)   neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;
(xii)   the Company (A) for all taxable years commencing with its taxable year ended December 31, 2014 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date, as if such taxable year ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will include and/or will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Company, threatened;
(xiii)   Section 3.1(h)(xiii) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes. Each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT. Each entity that is listed in Section 3.1(h)(xiii) of the Company Disclosure Letter (I) as a partnership, joint venture or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association or publicly traded partnership taxable as a corporation, and (II) as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a QRS or a TRS.
(xiv)   neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or Treasury Regulations thereunder);
(xv)   neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(xvi)   neither the Company nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
(xvii)   there are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries, except Permitted Liens;
(xviii)   the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger (for the avoidance of doubt, regardless of the Structure Election by Parent pursuant to Section 1.1(a)) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xix)   neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement;

(xx)   neither the Company nor any Subsidiary has (i) made any election to defer any payroll Taxes under the CARES Act, (ii) claimed any Tax credit pursuant to Sections 7001 or 7003 of the Families First Coronavirus Response Act of 2020 or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program; and
(xxi)   the total aggregate adjusted tax basis of the assets of the Company (and the assets of any of its relevant disregarded or otherwise transparent Subsidiaries) exceeds the total aggregate liabilities of the Company (and the liabilities of any of its relevant disregarded or otherwise transparent Subsidiaries).
(i)   Material Contracts.   Section 3.1(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Material Contracts as of the date of this Agreement. A true, complete and correct copy of each Company Material Contract has been made available by the Company to Parent prior to the date of this Agreement (or has been filed as an exhibit to a Company SEC Document filed with the SEC since December 31, 2018 and publicly available prior to the date of this Agreement). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Material Contracts is a valid and binding obligation of the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiary in accordance with its terms and, to the knowledge of the Company, the other parties thereto (subject in each case to the Bankruptcy and Equity Exceptions to the extent applicable thereto). None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has provided to Parent a true, complete and correct copy of any agreements (other than insurance contracts or agreements that are substantially in the form of the Company’s form of indemnification agreement filed as an exhibit to a Company SEC Document filed with the SEC and publicly available prior to the date of this Agreement) of the Company and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability and indemnification of Indemnified Parties and advancement of expenses thereof that are in existence on the date of this Agreement.
(j)   Benefit Plans.
(i)   Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each material Company Benefit Plan. No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.
(ii)   The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (D) any material correspondence with a Governmental Entity relating to any unresolved compliance issues in respect of any Company Benefit Plan in the last two years.
(iii)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and (F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).
(iv)   Neither the Company nor any of its Subsidiaries maintains, contributes to, or participates in, or has ever during the past six years maintained, contributed to, or participated in, or otherwise has any obligation or liability (including, in each case, on account of any ERISA Affiliate of the Company or such Subsidiary) in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(v)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.
(vi)   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(k)   Employment and Labor Matters.
(i)   Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries.
(ii)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Company Material Adverse Effect, (A) there are no pending, or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (B) there is no union organizing effort pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company

Employees, and (D) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.
(iii)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since December 31, 2018, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.
(l)   Absence of Certain Changes.
(i)   Since March 31, 2021, there have been no Effects which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)   From December 31, 2020 through the date of this Agreement, (x) except for the negotiation and execution of this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects and (y) neither the Company nor any Subsidiary of the Company has taken any action that would require the consent of Parent pursuant to Section 4.1(b)(iii), (iv) (viii), (ix) (with respect to transactions with a fair market value or sale price of at least $1 million), (xiv), (xv), (xx), (xxiii), (xxiv), (xxv) or (xxvi) (or (xxix), to the extent relating to any of the foregoing clauses) had such action been taken after the execution of this Agreement.
(iii)   Section 3.2(l)(iii) of the Company Disclosure Letter sets forth the Indebtedness for borrowed money of the Company and its Subsidiaries as of May 31, 2021.
(m)   Board Approval.   The Company Board, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including each of the Mergers, to be advisable and in the best interests of the Company and its stockholders, (ii) directed the submission of this Agreement for consideration and for a vote to be taken for its adoption by the Company stockholders at the Company Stockholders Meeting and made, subject to Section 5.4(d) and Section 5.4(e), the Company Board Recommendation and (iii) taken all appropriate and necessary actions to render the ownership limitations contained in the Company’s amended and restated certificate of incorporation inapplicable to either of the Mergers or the other transactions contemplated hereby effective immediately prior to, and subject to the occurrence of, the Effective Time. The Company has elected not to be governed by Section 203 of the DGCL.
(n)   Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt the Merger Agreement (the “Company Required Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).
(o)   Properties.
(i)   Section 3.1(o)(i)(A) of the Company Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned in fee simple or leased by the Company or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.1(o)(i)(B) of the Company Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary of the Company for purchase or sale or which is leased or subleased by the Company or a Subsidiary of the Company, as landlord or sublandlord, to any Person, as tenant or subtenant. Except as set forth on Section 3.1(o)(i) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, sell, lease or sublease at some future date. None of the Company or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.1(o)(i)(A) of the Company Disclosure Letter.
(ii)   The Company or a Subsidiary of the Company owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(iii)   (A) Neither the Company nor any of its Subsidiaries has received (1) written notice that any certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Company Properties.
(iv)   True, complete and correct copies of all leases affecting the interest of the Company or any of its Subsidiaries in the Company Properties, in each case in effect as of the date of this Agreement and excluding any leases or licenses to any Person in connection with services provided to residents of any Company Property (the “Material Company Leases”) have been made available by the Company to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (C) each Material Company Lease is a valid and binding obligation of the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiary in accordance with its terms and, to the knowledge of the Company, the other parties thereto, subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto.
(v)   No purchase option has been exercised under any Material Company Lease for which the purchase has not closed prior to the date of this Agreement.
(vi)   (A) there are no unexpired options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or any of its Subsidiaries’, ownership, ground lease or right to use a Company Property subject to a Material Company Lease and (B) there are no agreements to enter into any contract for sale or ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof, which, in each case, is in favor of any Person other than the Company or a Subsidiary of the Company.

(vii)   Except pursuant to a Material Company Lease, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages, or manages the development of, any material real property for any Person.
(viii)   Except as would have, individually or in the aggregate, a Company Material Adverse Effect, a Company Title Insurance Policy is in effect with respect to each Company Property. No written claim has been made by the Company or any Subsidiary of the Company against any title insurance policies with respect to a Company Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ix)   The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(x)   Neither the Company nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.
(xi)   True, complete and correct copies of a current form of residency agreement used by each property operator of a managed property of the Company as of the date of this Agreement (excluding operators who have not yet commenced such role at any Company Properties) have been made available by the Company to Parent.
(p)   Environmental Matters.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   (A) the Company, each of its Subsidiaries and each of the Company Properties is in compliance with all applicable Environmental Laws; (B) there is no litigation, governmental investigation, written request for information or other legal proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any applicable Environmental Laws; and (C) the Company has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, or that any judicial, administrative or compliance order has been issued against the Company or any of its Subsidiaries which alleges or imposes any liability or obligation under Environmental Laws that remains unresolved.
(ii)   To the knowledge of the Company, (A) neither the Company nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials on the Company Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and (B) there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties that are in violation of applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has caused a Release of Hazardous Materials on the Company Properties and, to the knowledge of the Company, no other Person has caused a Release or threatened Release of Hazardous Materials on the Company Properties.
(iii)   To the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.
(q)   Intellectual Property.
(i)   Section 3.1(q)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

(ii)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither the Company nor any such Subsidiary has received any written notice of infringement or violations of, and to the knowledge of the Company , there are no infringements or violations of, the rights of others with respect to the use of any Company Intellectual Property and (iii) to the knowledge of the Company, no Person is infringing on or violating any rights of the Company Intellectual Property.
(r)   Permits.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.
(s)   Licenses; Governmental Pay Programs.
(i)   Section 3.1 (s)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all material healthcare licenses, permits, approvals and other governmental authorizations issued by any Governmental Entity and required in connection with the ownership, operation, planning, development, use or maintenance of any Company Properties or the business conducted thereat, including any such licenses required to be held in the name of Company’s operators (collectively, the “Licenses”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each such License is in good standing and the Company has not received written notice of any material violation in relation thereto and (B) there is not currently pending or threatened in writing, any (1) action or proceeding to revoke, withdraw or suspend any License, (2) judicial or administrative agency judgment or decision not to renew any of the Licenses applicable to one or more of the Company Properties, (3) health care licensure or certification action of any other type reasonably likely to result in a material limitation or restriction with respect to one or more Company Properties or (4) written notice from any applicable Governmental Entity suggesting or otherwise claiming that any of the Company Properties requires additional Licenses to operate in accordance with applicable Law.
(ii)   None of the Company Properties (a) participates in Social Security Act, Title XVIII (“Medicare”), Social Security Act, Title XIX (“Medicaid”) or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) (collectively, “Third Party Payor Programs”) or (b) is subject to laws or regulations pertaining to Medicare, Medicaid or other Third Party Payor Programs.
(iii)   The Company is, and at all times since December 31, 2018 has been, in compliance with all applicable Health Care Laws except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From December 31, 2018 to the date hereof, none of the Company nor, to the knowledge of the Company, its managers have received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law. There is, and at all times since December 31, 2018 there has been, no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) by any Governmental Entity pending or threatened in writing against or affecting such manager (in such manager’s capacity as the manager of a Company Property) or a Company Property alleging any material failure to comply with Health Care Laws. Since December 31, 2018, no Person has filed or threatened in writing to file against any Company or, to the knowledge of the Company, its managers (in such manager’s capacity as the manager of a Company Property) any material claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.) with respect to a Company Property. Since December 31, 2018, the Company has not entered into any material agreements with any Governmental Entity with respect to a Company Property in connection with compliance with Health Care Laws.
(iv)   As used herein, the term “Health Care Law” shall mean (A) any and all applicable legal requirement relating to health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes); (B) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state laws, as applicable, related to pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (C) any and all federal, state and local legal requirement concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (D) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (E) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (F) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (G) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (H) quality, safety and accreditation standards and requirements of all applicable state legal requirements or regulatory bodies; (I) federal, state and local legal requirements regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including such applicable legal requirements relating to licenses, approvals, certificates, certificates of need, permits, consents, authorizations and variances required for the management or operation of skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (J) federal, state and local legal requirements relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (K) federal and state legal requirements with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. §§ 1395nn et seq.) and the regulations promulgated thereunder; and (L) life safety codes.
(t)   Insurance.   (i) The Company and its Subsidiaries have obtained and maintain in full force and effect insurance in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries in all material respects, (ii) the Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, is not in default with respect to any obligations under such policies, (iii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such policies are valid, outstanding and enforceable and (iv) since December 31, 2018, neither the Company nor any of its Subsidiaries has agreed to modify in any material respect or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any written notice of any actual or threatened material modification or cancellation of such insurance other than in the ordinary course of business or such as is normal and customary in the Company’s industry.
(u)   Investment Company Act of 1940.   Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(v)   Brokers or Finders.   Neither the Company nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has engaged Morgan Stanley & Co. LLC as its financial advisor. A true, complete and correct copy of the engagement letter with Morgan Stanley & Co. LLC has been made available to Parent prior to the date hereof.
(w)   Opinion of Company Financial Advisor.   Morgan Stanley & Co. LLC, the Company’s financial advisor, rendered to the Company Board an oral opinion (to be confirmed by delivery of a written opinion) to the effect that as of the date of its opinion, and subject to the assumptions and limitations and other matters set forth therein, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A true and correct copy of such opinion in written form will be provided to Parent by the Company promptly after the date of this Agreement for informational purposes only.
(x)   Related Party Transactions.   There are no Contracts, and since December 31, 2018 there have not been any arrangements or transactions, between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company), directors or stockholders (including beneficial holders) of the Company, or any Affiliates of the foregoing, on the other hand, in each case that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Company SEC Documents filed prior to the date of this Agreement.
(y)   Former Manager Relationship.   Except as provided in (i) the Termination and Cooperation Agreement, dated as of November 19, 2018, made by and between the Company and FIG LLC, (ii) any Company Stock Options held by FIG LLC, (iii) any indemnification provisions contained in the Company Organizational Documents or indemnification Contracts in favor of current or past directors of the Company or (iv) Contracts entered into with Harvest Management Sub LLC (d/b/a Holiday Retirement Corp.) or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any contractual relationship with or indemnification obligation in favor of Fortress Investment Group LLC or any of its Affiliates. The Company has delivered a notice of redemption in respect of all of the outstanding Company Preferred Stock in accordance with the Certificate of Designation therefor (such redemption, the “Preferred Redemption”), which provides for a redemption date of July 13, 2020. A true, correct and complete copy of such notice of redemption has been provided by the Company to Parent.
(z)   Other Representations.   The Company hereby makes the representations and warranties set forth on Section 3.1(z) of the Company Disclosure Letter.
(aa)   No Additional Representations.   Except for the representations and warranties contained in Section 3.2 or in any certificate or instrument delivered in connection with this Agreement, the Company acknowledges and agrees that neither Parent nor any Subsidiary or Representative of Parent makes, and the Company acknowledges and agrees that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available or that will be made available to the Company or to the Company’s Subsidiaries and Representatives in connection with the transactions contemplated by this Agreement. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Subsidiaries have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Section 3.2   Representations and Warranties of Parent and Merger Sub.   Except (x) as set forth in the applicable subsection of Section 3.2 of the disclosure letter delivered to the Company by Parent and Merger Sub immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any subsection of Section 3.2 of the Parent Disclosure Letter shall be deemed to be disclosed pursuant to any other subsection of this Section 3.2 to the extent the relevance of such disclosure to such other subsection of this Section 3.2 is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31,

2018 and publicly available prior to the date hereof other than any disclosure in any “risk factor” or “forward looking statements” sections of any other disclosures in any Parent SEC Document or any other disclosures to the extent they are not statements of fact or are cautionary, predictive or forward-looking in nature; provided that clause (y) will not apply to the representations and warranties contained in Section 3.2(a), Section 3.2(b), Section 3.2(c)(i), Section 3.2(j) and Section 3.2(l), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
(a)   Organization, Standing and Power.   Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger. Parent and each of its Significant Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger. Parent has previously made available to the Company a true and complete copy of the Organizational Documents of Parent and Merger Sub as in effect as of the date hereof. Parent’s and Merger Sub’s Organizational Documents are in full force and effect, and Parent and Merger Sub are not in violation of their Organizational Documents.
(b)   Capital Structure.
(i)   As of the date hereof, the authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01, of Parent (“Parent Preferred Stock”). From the date hereof until immediately prior to the Effective Time, all of the equity interests of Merger Sub shall be owned, directly or indirectly, by Parent. As of the close of business on June 25, 2021 (the “Parent Capitalization Date”), (A) 375,197,620 shares of Parent Common Stock were issued and outstanding (including 256,523 shares underlying restricted shares of Parent Common Stock), (B) no shares of Parent Preferred Stock were issued and outstanding, (C) 5,197,884 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans, (D) 4,033 shares of Parent Common Stock were held in Parent’s treasury, (E) options to purchase 3,850,422 shares of Parent Common Stock were outstanding (“Parent Stock Options”) and (F) no shares of Parent capital stock were held by Subsidiaries of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Except as set forth in the foregoing provisions of this Section 3.2(b)(i), as of the date hereof: (A) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the exercise of Parent Stock Options outstanding as of the Parent Capitalization Date, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock of Parent or securities convertible into or exchangeable for such shares (in each case other than to Parent or a wholly owned Subsidiary of Parent); or (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment. As of the date hereof, the authorized capital of Merger Sub consists of 100% membership interests.

(ii)   As of the date hereof, there are no agreements or commitments obligating Parent or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of Parent. No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.
(iii)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent.
(c)   Authority; No Violation.
(i)   Parent and Merger Sub have all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and all other necessary corporate action on the part of Parent, other than the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the managing member of Merger Sub and all other necessary organizational action on the part of Merger Sub, other than the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and no other organizational proceedings on the part of Merger Sub or approvals of the equityholder of Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby that have not already been taken.
This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes, subject to execution by the Company, a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto).
(ii)   The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 3.2(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent and Merger Sub will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent, Merger Sub or any Subsidiary of Parent or (C) conflict with or result in any violation of any Laws applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Parent) and (C), as has not had and would not reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.
(iii)   Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Office of the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   SEC Documents; Financial Statements; No Undisclosed Liabilities.
(i)   Parent has timely filed with or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied, and each Parent SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representations and warranties set forth in Section 3.1(e) are true and correct) will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been addressed. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the applicable listing and corporate governance rules and regulations of the NYSE.
(ii)   The audited consolidated and unaudited consolidated financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).
(iii)   Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed. Since December 31, 2018 to the date of this Agreement, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE and neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(iv)   Since December 31, 2018 to the date of this Agreement, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received any written (or to the knowledge of the Parent, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(v)   There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in Parent’s most recent balance sheet or in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(vi)   Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated Affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements, where the result, purpose or effect of such contract is to avoid public disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.
(e)   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the meeting of the Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus, as applicable.
(f)   Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided, that to the extent any such representations or warranties in the foregoing clauses (i) and (ii) pertain to any suit, action, investigation or proceeding that relates to the negotiation or performance of this Agreement or the consummation of any of the transactions contemplated hereby, such representations and warranties are made only as of the date hereof. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to, individually or in the aggregate, (A) have a Parent Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided, that to the extent any such representations or warranties in the foregoing clauses (A) and (B) pertain to any judgment, decree, injunction or order that relates to the negotiation or performance of this Agreement or the consummation of any of the transactions contemplated hereby, such representations and warranties are made only as of the date hereof.
(g)   Compliance with Laws.   Parent and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2018 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(h)   Taxes.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (other than with respect to the representations set forth in Section 3.2(h)(i)):
(i)   Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger (for the avoidance of doubt, regardless of Structure Election pursuant to Section 1.1(a)) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) as of immediately prior to the Effective Time, (A) in the event of the Forward Merger, Merger Sub is treated for U.S. federal and state income Tax purposes as a disregarded entity, a QRS or a TRS and (B) in the event of the Reverse Merger, Merger Sub is treated for U.S. federal and state income Tax purposes as an entity that is not a disregarded entity or a QRS and Parent owns control of Merger Sub (within the meaning of Section 368(c) of the Code); and
(ii)   Parent (A) for all taxable years commencing with its taxable year ended December 31, 2017 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that will include the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Parent, threatened.
(i)   Absence of Certain Changes.   Since March 31, 2021, there have been no Effects which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(j)   Board Approval.   The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including each of the Mergers and the issuance of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”), to be advisable and in the best interests of Parent and its stockholders. The managing member of Merger Sub, by unanimous written consent, has approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Merger Sub and its equity holder.
(k)   Investment Company Act of 1940.   Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(l)   Brokers or Finders.   Neither Parent nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has engaged Centerview Partners LLC as its financial advisor.
(m)   Activities of Merger Sub.   Merger Sub was formed on June 25, 2021 solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

(n)   Other Representations.   Parent hereby makes the representations and warranties set forth on Section 3.2(n) of the Parent Disclosure Letter.
(o)   No Additional Representations.   Except for the representations and warranties contained in Section 3.1 or in any certificate or instrument delivered in connection with this Agreement, Parent acknowledges that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available or that will be made available to Parent or to Parent’s Subsidiaries and Representatives in certain “virtual data rooms” or management presentations in connection with the transactions contemplated by this Agreement. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent and Merger Sub each specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Subsidiaries have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1   Covenants of the Company.
(a)   From and after the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in all material respects and to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, managers, operators, distributors, creditors, lessors and tenants, and shall maintain the status of the Company (and any of its applicable Subsidiaries) as a REIT (provided that in no event shall the Company be required to change its practices, classifications or tax positions as of the date of this Agreement as a result of this clause (a) in order to maintain its REIT status absent changes in applicable Law) provided that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 4.1(b)(i) through 4.1(b)(xxix) shall be deemed to be a breach of this Section 4.1(a) and (ii) any failure to take any action prohibited by Section 4.1(b)(i) through 4.1(b)(xxix) shall not be deemed a breach of this Section 4.1(a); and provided, further that this Section 4.1(a) shall not prohibit the Company or its Subsidiaries from taking commercially reasonable actions in response to the actual or anticipated effects of COVID-19 or any COVID-19 Measures (subject, in the case of this second proviso, to consultation with Parent in advance of taking such actions to the extent reasonably practicable).
(b)   From and after the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:
(i)   amend any of its Organizational Documents or waive any provision thereunder (whether by merger, consolidation or otherwise);
(ii)   split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than any wholly owned Subsidiary of the Company);
(iii)   enter into any new material line of business or create any new operating partnerships or Significant Subsidiaries;

(iv)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends on Company Common Stock pursuant to, and in accordance with, Section 5.9, (B) the declaration and payment by the Company of quarterly cash dividends on the outstanding shares of Company Preferred Stock as and when required by the Certificate of Designation therefor, and (C) the declaration and payment of dividends or other distributions to the Company or a wholly owned Subsidiary of the Company by any direct or indirect wholly owned Subsidiary of the Company;
(v)   except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of the Company Equity Plans and awards as in effect on the date of this Agreement and the terms of this Agreement, and (B) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;
(vi)   repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any securities convertible into or exercisable for any such shares of capital stock or other equity interests, except (A) for acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in accordance with the terms of the Company Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or transactions solely between the Company and a wholly owned Subsidiary of the Company or wholly owned Subsidiaries of the Company, (B) as may be required to effect the Preferred Redemption under the Certificate of Designation for the Company Preferred Stock and (C) acquisitions of shares of capital stock of the Company pursuant to Article XI of the Company’s amended and restated certificate of incorporation;
(vii)   liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or any of its Subsidiaries), or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of the Company;
(viii)   acquire (whether by means of merger, share exchange, consolidation, tender or exchange offer, acquisition of securities or assets, partnership, joint venture or otherwise) (A) any securities, equity interests or assets comprising a business or any corporation, partnership, association or other business organization or division thereof, or engage in any mergers, consolidations or business combinations or (B) any real property or other material assets with a fair market value or purchase price in excess of $1 million individually or $2 million in the aggregate for all such acquisitions, in each case of this clause (viii) other than transactions solely between the Company and a wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company;
(ix)   sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) transactions solely between the Company and a wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company, (B) dispositions of immaterial personal property no longer useful to the Company in the ordinary course of business, (C) any encumbrances that constitute a Permitted Lien and (D) sales, leases, assignments or dispositions with a fair market value and sale price of less than $1 million individually and $2 million in the aggregate for all such transactions;
(x)   replace, renew, make any material changes to or terminate the insurance policies that the Company and its Subsidiaries have obtained and maintain as of the date hereof, except for (a) any termination or renewal in accordance with the terms of any existing insurance policies that occurs automatically without any action (other than ministerial actions) by the Company or any of its Subsidiaries or (b) renewals of such insurance policies on substantially the same coverage terms at then applicable market rates;
(xi)   incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) revolving Indebtedness incurred under the Company Credit Facilities not to exceed $10 million in aggregate principal amount at any time outstanding, (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company and (C) the repayment of any Indebtedness at its scheduled maturity or expiration of the applicable term;
(xii)   [Reserved];
(xiii)   incur, assume, guarantee or otherwise become liable for, modify in any material respects the terms of or terminate (other than at the maturity or expiration of such instruments or arrangements in accordance with their respective terms) any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements);
(xiv)   redeem, repurchase, defease or prepay any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) other than at the maturity or expiration of such instruments or arrangements in accordance with their respective terms;
(xv)   make any material change in its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or SEC rules;
(xvi)   make, or enter into any Contract providing for, any capital expenditure, except (A) as set forth in the Company’s capital budget set forth on Section 4.1(b)(xvi) of the Company Disclosure Letter and (B) capital expenditures not to exceed 10% of such capital budget in the aggregate incurred in the ordinary course of business consistent with past practice; provided that, in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident, the Company may make further capital expenditures in the ordinary course of business consistent with past practice to the extent that the Company reasonably determines such expenditures are necessary to repair or replace such facilities, properties or assets;
(xvii)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract or Material Company Lease (or any Contract that, if existing as of the date of this Agreement, would be an Company Material Contract or Material Company Lease), except for (A) any termination or renewal in accordance with the terms of any existing Company Material Contract or Material Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries or (B) any waiver, release or compromise of rights or claims under a Contract made in the ordinary course of business consistent with past practice that is not material to the Company and its Subsidiaries or, in the case of a Contract that primarily relates to the management of any Company Property or a Material Company Lease, the relevant Company Property subject thereto; provided, that this Section 4.1(b)(xvii) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract to the extent that such Contract implements a transaction of a type that is expressly permitted by an exception to any of Section 4.1(b)(i) through 4.1(b)(xxix);
(xviii)   [Reserved];

(xix)   [Reserved];
(xx)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) loans or advances required to be made under any Company Lease, (C) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or (D) the extension of trade credit in the ordinary course of business consistent with past practice;
(xxi)   take any action, or fail to take any action, which would reasonably be expected to cause the Company (or any of its applicable Subsidiaries) to fail to qualify as a REIT (provided that in no event shall the Company be required to change its practices, classifications or tax positions as of the date of this Agreement as a result of this clause (xxi) absent changes in applicable Law) or, except pursuant to a request by Parent pursuant to Section 5.11(d), change any of the U.S. federal income tax classifications as set forth on Section 3.1(h)(xiii) of the Company Disclosure Letter;
(xxii)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger (for the avoidance of doubt, regardless of the Structure Election pursuant to Section 1.1(a)) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xxiii)   make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, file any material Tax Return that is materially inconsistent (other than as a result of any change in (or enactment of any new) applicable Tax law) with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendment prior to the date hereof), enter into any material closing agreement related to Taxes, consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, as determined in good faith by the Company, to (A) preserve the Company’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv)   waive, release, assign, settle or compromise any claim, suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other), other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $250,000 individually or $1 million in the aggregate, (B) do not involve the imposition of injunctive relief against or other obligations (other than to pay such monetary damages or customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) on the Company or any of its Subsidiaries or the Surviving Company following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries;
(xxv)   except as required by any Company Benefit Plan in effect as of the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, employees or other individual service providers of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any director, employee or other individual service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries, other than the hiring or promotion of an employee of the Company or any of its Subsidiaries in the ordinary course of business to fill a vacancy that arises due to an employee departure after the date of this Agreement, which hiring and promotion would be subject to the other restrictions set forth in this Section 4.1(b)(xxv) and with base compensation and benefits no greater than the base compensation and benefits provided to the departed employee that created the vacancy, or (F) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;
(xxvi)   enter into any Contract with, or engage in any transaction with, any of its (A) Affiliates (other than its Subsidiaries), (B) directors or (C) stockholders that, in the case of clause (C), to the knowledge of the Company, beneficially own more than 5% of the outstanding Company Common Stock (or known Affiliates of any of the foregoing (other than the Company’s Subsidiaries)), other than transactions with directors and officers in the ordinary course of business consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xxv);
(xxvii)   enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any Tax Protection Agreement to which the Company or any of its Subsidiaries is a party;
(xxviii) adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to Parent or any of its Affiliates; or
(xxix)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited or restricted by this Section 4.1.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.9, nothing in this Agreement shall prohibit or restrict the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code and avoid to the extent possible the incurrence of entity level income or excise Tax, in each case for any period or portion thereof ending on or prior to the Effective Time (including paying a REIT Dividend).
(d)   The Company shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(c), (ii) deliver to Cravath, Swaine & Moore LLP (or another nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate (including, in the case of a Reverse Merger, the representations and warranties set forth on Section 3.1(z) of the Company Disclosure Letter) to enable Cravath, Swaine & Moore LLP (or, if applicable, such other nationally recognized law firm) to render the opinion described in Section 6.3(c) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Company Tax Representation Letter”); and (iii) deliver to a nationally recognized law firm reasonably satisfactory to the Company (“Company’s REIT Counsel”), and a nationally recognized law firm reasonably satisfactory to Parent (“Parent’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable the Company’s REIT Counsel to render the opinion described in Section 6.2(c) and to enable Parent’s REIT Counsel to deliver the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
Section 4.2   Covenants of Parent.
(a)   From and after the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Parent Disclosure Letter, (iii) required by applicable Law, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), each of Parent and Merger Sub shall not, and shall cause its Subsidiaries not to:
(i)   amend any Organizational Documents of Parent or waive any provision thereunder (whether by merger, consolidation or otherwise) in a manner that would materially and adversely affect the rights of the holders of the Parent Common Stock or would prevent, materially delay or materially impair the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;
(ii)   split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent;
(iii)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for the declaration and payment by Parent of dividends on Parent Common Stock pursuant to, and in accordance with, Section 5.9;
(iv)   repurchase, redeem or otherwise acquire any shares of capital stock of Parent, except (A) for acquisitions of shares of Parent Common Stock tendered by holders of equity awards under the Parent Equity Plans in accordance with the terms of the Parent Equity Plan as such awards are in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or transactions solely between Parent and a wholly owned Subsidiary of Parent or wholly owned Subsidiaries of Parent, (B) acquisitions of shares of capital stock of Parent pursuant to Article IX of Parent’s amended and restated certificate of incorporation and (C) in de minimis amounts;
(v)   take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT (provided that in no event shall Parent be required to change its practices, classifications or tax positions as of the date of this Agreement as a result of this clause (v) absent changes in applicable Law), or take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger (for the avoidance of doubt, regardless of the option selected between the Forward Merger and the Reverse Merger by Parent pursuant to Section 1.1(a) and, in the event of a Forward Merger, regardless of whether Merger Sub is treated for U.S. federal and state income Tax purposes as a disregarded entity, a QRS or a TRS) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(vi)   liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Parent or any of its Subsidiaries), or adopt any plan or resolution, or take any other action providing for any of the foregoing, in each case with respect to Parent; or
(vii)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited or restricted by this Section 4.2.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit or restrict Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code and avoid to the extent possible the incurrence of entity level income or excise Tax, in each case for any period or portion thereof ending on or prior to the Effective Time (including paying a REIT Dividend).
(c)   Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel described in Section 6.3(d), (ii) deliver to Cravath, Swaine & Moore LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate (including, in the case of a Reverse Merger, the representations and warranties set forth on Section 3.2(n) of the Parent Disclosure Letter) to enable Cravath, Swaine & Moore LLP (or, if applicable, such other nationally recognized law firm) to render the opinion described in Section 6.3(c) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Parent Tax Representation Letter”); and (iii) deliver to Parent’s REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Parent’s REIT Counsel to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1   Preparation of Proxy Statement/Prospectus; Stockholders Meeting.
(a)   As promptly as reasonably practicable following the date of this Agreement (it being agreed that the Parties shall use their commercially reasonable efforts to make the initial filing of the Form S-4 by no later than 30 days from the date of this Agreement), (i) the Company and Parent shall jointly prepare the proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), which shall be filed promptly by the Company with the SEC in definitive form once the Form S-4 has been declared effective by the SEC, and (ii) Parent shall (with the Company’s cooperation) prepare and cause to be filed with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements by Parent (if such pro forma financial statements are required), and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. Other than with respect to any document or response specifically and primarily relating to a Company Adverse Recommendation Change (or any portion of any other document or response that relates to a Company Adverse Recommendation Change) made in accordance with Section 5.4(d) or Section 5.4(e), prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or responses), and Parent and the Company will provide the other with a copy of all such filings made with the SEC. Parent and the Company shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 (or any amendment or supplement thereto) received from the SEC other than to the extent such comments are made with respect to a document specifically and primarily relating to a Company Adverse Recommendation Change (or any portion of any other document that relates to a Company Adverse Recommendation Change) made in accordance with Section 5.4(d) or Section 5.4(e). Parent and the Company shall use their reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each of Parent and the Company shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or their respective Affiliates, officers or directors, should be discovered by either Parent or the Company, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.
(b)   The Company shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date on which the Form S-4 is declared effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Vote (with the date initially set for the Company Stockholders Meeting being no more than 45 days following such effective date). The Company and the Company Board shall not propose any matters to be voted on at the Company Stockholders Meeting other than the matters contemplated by this Agreement in connection with the Company Required Vote (and matters of procedure and matters required by applicable Law to be voted on by the stockholders of the Company in connection therewith). Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.4(d) or Section 5.4(e), the Company and the Company Board shall use their reasonable best efforts to obtain from the stockholders of the Company the Company Required Vote and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Parent to assist in obtaining the Company Required Vote. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.4(d) or Section 5.4(e)), the Company Board will recommend to the Company’s stockholders the adoption of this Agreement (the “Company Board Recommendation”). The Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent; provided, however, that if, on or prior to the date for which the Company Stockholders Meeting is scheduled (as it may be postponed or adjourned in accordance with this Section 5.1(b)), (i) the Company has not received and reasonably does not expect that it will receive proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Required Vote, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is (x) more than 10 Business Days after it is then scheduled, (y) more than 60 days after the date for which the Company Stockholders Meeting was originally scheduled or (z) less than 10 Business Days prior to the Outside Date (excluding any adjournments or postponements required by applicable Law) or (ii) the Company or Parent has determined that it is necessary to pay a REIT Dividend pursuant to Section 5.9 but is unable to notify the other Party thereof on or before the date that is 10 Business Days prior to the then-scheduled Company Stockholders Meeting, then Company shall be permitted to postpone or adjourn the Company Stockholders Meeting until a date that is not later than 10 Business Days after such determination is made in order to enable the Party intending to pay such REIT Dividend to submit such notice to the other Party and publicly announce such determination; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is less than 10 Business Days prior to the Outside Date (excluding any adjournments or postponements required by applicable Law). The Company shall keep Parent informed on a reasonably regular basis upon a request by Parent or its Representatives, during the period between the mailing of the Proxy Statement/Prospectus and the date of the Company Stockholders Meeting, of the number of valid proxy votes received in respect of the matters to be proposed at the Company Stockholders Meeting (with the number of valid proxy votes for and against being separately identified in respect of each such matter). Notwithstanding anything to the contrary in this Agreement, unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall hold the Company Stockholders Meeting pursuant to this Section 5.1 and submit this Agreement to its stockholders for a vote on the adoption thereof.
Section 5.2   Access to Information.   Upon reasonable notice, and at the reasonable request of Parent, the Company shall (and shall cause its Subsidiaries to) afford to the Representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.4, to any Acquisition Proposal) in anticipation or furtherance of the consummation of the transactions contemplated hereby (including for integration planning); provided, that neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose such information where such access or disclosure would (a) violate or materially prejudice the rights of its tenants, operators or customers, jeopardize the attorney-client privilege of the institution in possession or control of such information, result in the disclosure of any valuations of the Company in connection with the transactions contemplated by this Agreement or any other strategic alternatives, (b) be for the purpose of disclosure of such information in any litigation or other legal proceeding between the Parties or (c) contravene any Law or binding agreement entered into prior to the date of this Agreement; provided, further, that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (a) or (c) apply (including (x) using commercially reasonable efforts to obtain any required consent from any Third Party and (y) redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract or Law and (C) as necessary to address reasonable concerns regarding attorney-client or confidentiality or the rights of such tenants, operators or customers) and to provide such information as to the applicable matter as can be conveyed. No such investigation by Parent shall affect the representations and warranties of the Company. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2. Notwithstanding anything in this Section 5.2 to the contrary, (i) any physical access to the properties, offices, personnel or other information of the Company and its Subsidiaries may be limited to the extent the Company in good faith determines, in light of COVID-19 or any COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or its Subsidiaries (provided, that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without jeopardizing the health and safety of such employees or violating such COVID-19 Measures) and (ii) nothing in this Section 5.2 shall be construed to require the Company, any of its Subsidiaries or any of their Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.
Section 5.3   Efforts; Notice of Certain Events.
(a)   Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.
(b)   Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any suit, action, investigation or proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger and the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any suit, action, investigation or proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party, to the extent practicable under the circumstances, to review in draft form any proposed substantive communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other, to the extent practicable under the circumstances, in advance of any in-person or telephonic or video meeting or conference with any Governmental Entity or, in connection with any suit, action, investigation or proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws.
(c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws as promptly as reasonably practicable after they arise and in any event prior to the Outside Date, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed). The Parties shall jointly control the defense of any such lawsuits or other legal proceedings.
(d)   Parent, Merger Sub and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent, Merger Sub and the Company shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any expenses or liabilities in order to obtain such consents.
(e)   Each of the Company, the Company Board, Parent and the Board of Directors of Parent shall, if any Takeover Law becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.4   Non-Solicitation; Change in Recommendation.
(a)   From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 5.4, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal, (v) withhold or withdraw, or qualify, amend or modify in a manner adverse to Parent or Merger Sub (or publicly propose to withhold or withdraw, or qualify, amend or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (vii) take any affirmative actions to make any applicable “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations (“Takeover Laws”) or any applicable provisions of the Organizational Documents of the Company inapplicable to any Acquisition Proposal or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi), a “Company Adverse Recommendation Change”).
(b)   The foregoing notwithstanding, if at any time before the time the Company Required Vote is obtained, the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a Willful Breach of this Section 5.4, the Company Board, directly or indirectly through its Representatives, may, if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, subject to compliance with Section 5.4(c), (A) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (B) furnish to such Third Party and its Representatives and financing sources information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement that (1) does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent pursuant to this Section 5.4 and (2) contains provisions that, in each case, are not materially less favorable to the Company than those contained in the Confidentiality Agreement (provided that no such confidentiality agreement shall be required to contain any standstill or similar provisions) (such a confidentiality agreement, an “Acceptable Confidentiality Agreement”), a copy of which Acceptable Confidentiality Agreement shall be provided to Parent promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(c)   The Company shall notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request (and shall include unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between the Company or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives). The Company shall thereafter (i) keep Parent reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Parent unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between the Company or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.
(d)   Anything in this Section 5.4 to the contrary notwithstanding, prior to the time the Company Required Vote is obtained, if the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that has not resulted from a Willful Breach of this Section 5.4 and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, subject to compliance with this Section 5.4(d), make a Company Adverse Recommendation Change; provided, that (A) the Company shall first notify Parent and Merger Sub in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to the Company) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) the Company and its Representatives shall negotiate in good faith with Parent, Merger Sub and their Representatives during such four Business Day notice period, to the extent Parent and Merger Sub wish to negotiate and make themselves reasonably available to negotiate, to enable Parent and Merger Sub to jointly propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by Parent and Merger Sub, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by Parent and Merger Sub were to be given effect and that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal (including as a result of any proposed amendment to the terms of this Agreement in response to such Superior Proposal), the Company shall, in each case, have delivered to Parent and Merger Sub an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time, except each such notice period shall be two Business Days (instead of four Business Days), during which time the Company shall be required to comply with the requirements of this Section 5.4(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.
(e)   Anything in Section 5.4(a) to the contrary notwithstanding, at any time prior to the time the Company Required Vote is obtained, the Company Board may make a Company Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) the Company shall first notify Parent and Merger Sub in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include a reasonably detailed description of such Intervening Event (including the facts and circumstances providing the basis for the determination by the Company Board to effect such Company Adverse Recommendation Change), (ii) the Company and its Representatives shall negotiate in good faith with Parent, Merger Sub and their Representatives during such four Business Day period, to the extent Parent and Merger Sub wish to negotiate and make themselves reasonably available to negotiate, to enable Parent and Merger Sub to jointly propose revisions to the terms of this Agreement, (iii) the Company and its Representatives shall provide to Parent, Merger Sub and their Representatives all applicable information with respect to such Intervening Event reasonably requested by Parent and/or Merger Sub to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Company Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by Parent and Merger Sub, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such Company Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties under applicable Law.
(f)   The Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives)

in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between the Company and such Third Party. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (other than in the Confidentiality Agreement), unless the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such enforcement or the failure to waive, terminate or modify would be inconsistent with its fiduciary duties under applicable Law.
(g)   Nothing contained in this Section 5.4 shall prevent the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (ii) making any required disclosure to the holders of Company Common Stock if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, or (iii) making any “stop, look and listen” communication to holders of Company Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in the case of any of (i), (ii) or (iii), any such action or disclosure that would constitute a Company Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 5.4.
Section 5.5   NYSE Listing.   Parent shall take all necessary action to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
Section 5.6   Employee Matters.
(a)   For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less favorable than is provided to similarly situated employees of Parent or its Subsidiaries, provided that, except as provided in Section 5.6(a)(ii) of the Company Disclosure Letter, for the 2021 performance year, such Continuing Employee shall receive an annual cash bonus at least equal to the annual cash bonus that was paid to such Continuing Employee by the Company for the 2020 performance year and payable at the earlier of (A) the date of such Continuing Employee’s termination of employment without cause or due to death or disability and (B) March 15, 2022; (iii) severance benefits that are no less favorable than the severance benefits that would have been provided to such Continuing Employee under the applicable severance benefit practices of the Company as in effect immediately prior to the Effective Time as set forth on Section 5.6(a)(iii) of the Company Disclosure Letter; and (iv) employee benefits (other than annual base salary or wage rate, annual cash bonus opportunities and severance benefits) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent or its Subsidiaries, provided that, for purposes of this clause (iv), the employee benefits generally provided to employees of the Company and its Subsidiaries as of immediately prior to the Effective Time (other than annual base salary or wage rate, annual cash bonus opportunities and severance benefits) shall be deemed to be substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Subsidiaries (other than annual base salary or wage rate, annual cash bonus opportunities and severance benefits), it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Parent. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.
(b)   For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments, deductibles and similar expenses incurred during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries (and any predecessors or Affiliates thereof, to the extent so recognized by the Company or any of its Subsidiaries), for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.
(c)   If requested by Parent not less than 10 Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.
(d)   The provisions of this Section 5.6 are solely for the benefit of the Parties, no current or former director, officer, employee or other service provider or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.
Section 5.7   Fees and Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.3 and except that expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 and in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by the Company and Parent.
Section 5.8   Indemnification and D&O Insurance.
(a)   For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), in connection with such Indemnified Parties serving as a director, officer, employee, agent or other fiduciary of the Company or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case to the fullest extent permitted by Law. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Company on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.8, the provisions of this Section 5.8 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b)   For six years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Organizational Documents of the Surviving Company or any Subsidiary of the Company and (ii) except to the extent such agreement provides for an earlier termination, any other agreements (other than insurance contracts) of the Company and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability and indemnification of Indemnified Parties and advancement of expenses thereof that are in existence on the date of this Agreement, and Parent shall ensure that no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).
(c)   Prior to the Effective Time, in consultation with Parent as provided in this Section 5.8(c), the Company shall purchase a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other terms no less favorable to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, and which policy shall provide coverage with respect to matters arising or alleged to have occurred on or before the Effective Time (including acts or omissions on or prior to the Effective Time by the Indemnified Parties in connection with the transactions contemplated hereby); provided, however, that the Company shall use commercially reasonable efforts to obtain the most advantageous terms reasonably available for such “tail” policy and the Company shall not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate and consult with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the available policy price and coverage options (and Parent shall be permitted to participate in any discussions with the insurance broker(s) before the “tail” policy is bound), and the Company shall in good faith consider Parent’s recommendations with respect thereto.
(d)   If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their respective properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall assume the obligations of Parent or the Surviving Company, as applicable, set forth in this Section 5.8.
(e)   The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and accordingly the Indemnified Parties shall be third-party beneficiaries of this Section 5.8 notwithstanding anything in this Agreement to the contrary, (ii) shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.8 applies without the consent of such Indemnified Party. and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.9   Dividends.
(a)   From and after the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, without the prior written consent of the other Party, neither Parent nor the Company shall declare, make or pay any dividend or other distribution on Parent Common Stock or Company Common Stock, respectively, other than (i) in the case of the Company, the declaration and payment of a regular quarterly cash dividend on the Company Common Stock of up to $0.065 per share of Company Common Stock and (ii) in the case of Parent, the declaration and payment of a regular quarterly cash dividend on the Parent Common Stock of up to $0.45 per share of Parent Common Stock, which dividends, if declared, shall have, (A) in the case of the first such dividend for each Party, a record date (at the same record time) of October 1, 2021 and a payment date of October 14, 2021 and (B) in the case of the second such dividend for each Party, a record date (at the same record time) of the first Business Day in January 2022 and a payment date of a date in mid-January 2022 selected by Parent in consultation with the Company.
(b)   If the Company (in consultation with Parent) determines that it is necessary to declare a dividend in accordance with Section 4.1(c) (any such dividend, or any dividend payable by Parent in accordance with Section 4.2(b), a “REIT Dividend”), the Company shall notify Parent in writing and publicly announce such determination at least 10 Business Days prior to the Company Stockholders Meeting (as it may be adjourned or postponed), and the Merger Consideration shall be decreased by an amount equal to such REIT Dividend, which shall be effected by reducing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the quotient obtained by dividing the per share amount of such REIT Dividend by $9.10. The record date and payment date for any such REIT Dividend shall be the close of business on the last Business Day prior to the Closing Date.
(c)   If Parent determines that it is necessary to declare a REIT Dividend in accordance with Section 4.2(b), Parent shall notify the Company in writing and publicly announce such determination at least 10 Business Days prior to the Company Stockholders Meeting (as it may be adjourned or postponed), and the Merger Consideration shall be increased by an amount equal to such REIT Dividend, which shall be effected by increasing the Merger Consideration by an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the per share amount of such REIT Dividend. The record date and payment date for any such REIT Dividend shall be the close of business on the last Business Day prior to the Closing Date.
(d)   Notwithstanding anything in this Agreement to the contrary, in the event that a dividend with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date and time prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock, Company Restricted Stock Awards and Company RSU Awards, as applicable, shall be entitled to receive, in the case of holders of Company Common Stock and Company Restricted Stock Awards, such dividend on the payment date thereof after the Effective Time, and in the case of holders of Company RSU Awards, dividend equivalent rights with respect to such dividends on such payment date.
Section 5.10   Public Announcements.   Except (a) for communications that substantially reiterate (or are consistent with) the final form of joint press release announcing the Merger and the investor presentation given to investors on the day of announcement of the Merger (which shall be in the forms agreed by the Parties prior to the execution of this Agreement) and other press releases, public written communications or public statements made by Parent and/or the Company in compliance with this Section 5.10, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, (c) in connection with an Acquisition Proposal or a Company Adverse Recommendation Change and matters related thereto or (d) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making public statements with respect to the Merger and the other transactions contemplated by this Agreement.
Section 5.11   Tax Matters.
(a)   The Company and Parent agree to use their respective reasonable best efforts to cause the Merger (for the avoidance of doubt, regardless of the option selected between the Forward Merger and the Reverse

Merger by Parent pursuant to Section 1.1(a) and, in the event of a Forward Merger, regardless of whether Merger Sub is treated for U.S. federal and state income Tax purposes as a disregarded entity, a QRS or a TRS) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the receipt of the opinion described in Section 6.3(c), the parties shall treat the Merger (for the avoidance of doubt, regardless of the option selected between the Forward Merger and the Reverse Merger by Parent pursuant to Section 1.1(a) and, in the event of a Forward Merger, regardless of whether Merger Sub is treated for U.S. federal and state income Tax purposes as a disregarded entity, a QRS or a TRS) as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and the Company shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.
(c)   The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any of the Company’s Subsidiaries that is a REIT) for the Company’s taxable year(s) that includes the date hereof or the Closing Date.
(d)   Notwithstanding anything to the contrary herein, other than with respect to the entities listed on Section 5.11(d)(i) of the Company Disclosure Letter that are listed as not to be Converted Entities, upon Parent’s written request, the Company shall use its reasonable best efforts to cause (x) any Subsidiary that is treated as a QRS of (1) the Company or (2) any Subsidiary of the Company that is a REIT (a “Subsidiary REIT”) and (y) any Subsidiary set forth in Section 5.11(d)(ii) of the Company Disclosure Letter (each such Subsidiary identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from the Company or such Subsidiary REIT, as applicable, for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a QRS); provided that the Company and its Subsidiaries will not be obligated to take any such action to the extent the taking of such action would (x) require the Company to incur any material out-of-pocket fees, expenses or other liability (including incremental fees and expenses attributable to outside legal, tax and accounting firm advisors) prior to the Closing for which it is not reimbursed or indemnified by Parent or its Subsidiaries, or (y) prevent or materially delay the consummation of the transactions contemplated hereby. Within ten (10) days of receiving any such written request, the Company shall notify Parent in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.
(e)   After the date hereof and through the Closing (or the valid termination of this Agreement in accordance with its terms), the Company shall reasonably cooperate with Parent in connection with the post-Closing integration and reorganizations of the business, operations and assets of the Company and its Subsidiaries that are reasonably requested by Parent, including by (i) providing such assistance as Parent may reasonably request in the planning thereof and (ii) taking, or causing its Subsidiaries to take, such actions as Parent may reasonably request (including obtaining any necessary consents, approvals, amendments or waivers from lenders or other third parties prior to Closing) in order to permit Parent to consummate any such post-Closing integration and reorganizations as soon as possible following the Closing; provided that the Company and its Subsidiaries will not be obligated to take any such action to the extent the taking of such action would (x) require the Company to incur any material out-of-pocket fees, expenses or other liability (including incremental fees and expenses attributable to outside legal, tax and accounting firm advisors) prior to the Closing for which it is not reimbursed or indemnified by Parent or its Subsidiaries, or (y) prevent or materially delay the consummation of the transactions contemplated hereby.

(f)   Reverse Merger Tax Covenants.   In the case of the Reverse Merger, Parent hereby agrees to the covenants contained in Section 5.11(f) of the Parent Disclosure Letter.
Section 5.12   Financing Cooperation.
(a)   The Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including amendments, supplements, modifications, repayments, refinancings, terminations or prepayments of existing financing arrangements and new financings) as Parent may reasonably determine to be necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby or to be consummated in connection therewith. Such cooperation shall include (i) participating in a reasonable and mutually agreed number of meetings, presentations or due diligence sessions upon reasonable advance notice and (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements. Notwithstanding the foregoing or anything set forth in Section 1.1(b) or Section 5.12(c), the Company and its Subsidiaries shall not be required pursuant to Section 1.1(b), this Section 5.12(a) or Section 5.12(c) to (A) enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters and notices), and the Company Board will not be required to adopt any resolutions, that will be effective prior to the Closing (or if the Closing does not occur), (B) provide such cooperation to the extent it would disrupt unreasonably the business or operations of the Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, any Contract or their respective Organizational Documents, (C) provide information to the extent such information would not be required to be provided pursuant to the first proviso to the first sentence of Section 5.2 (subject to the second proviso to such sentence), (D) take any actions, or omit to take an action, that would reasonably be expected to result in any personal liability for the directors, officers, employees or stockholders of the Company or any of its Subsidiaries or (E) would reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by Parent and Merger Sub) or cause any closing condition set forth in Article VI to fail to be satisfied.
(b)   Parent shall reimburse the Company for any reasonable and documented costs and expenses (including legal expenses but excluding costs of the Company’s preparation of financial information and financial statements in connection with its compliance with its periodic reporting obligations under the Exchange Act or otherwise in the ordinary course of business) incurred by the Company or any of its Subsidiaries in connection with providing the cooperation required by Section 1.1(b), Section 5.12(a) or Section 5.12(c) and indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from any losses, damages, fines, amounts paid in settlement (with the consent of Parent, not to be unreasonably withheld, delayed or conditioned), costs or expenses arising out of or relating to such cooperation (other than to the extent such losses, damages, costs or expenses are incurred as a result of gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons for use in connection herewith or in connection with any financing arrangement).
(c)   The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements and to take any other actions requested by Parent, in each case, in connection with any approach chosen by Parent to the defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, assumption, guarantee or purchase of, compliance with or any other treatment of, the Company Debt Agreements and the Indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary documentation required in connection with such Debt Transaction (collectively, the “Debt Transaction Documents”). The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction in and of itself shall not constitute a failure by the Company to satisfy its obligations under this Section 5.12(c).
(d)   The Company shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and use commercially reasonable efforts to take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Company Credit Facilities and any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date, in each case as and to the extent specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith (it being understood that, to the extent customary for the applicable type of Indebtedness, the recording of any Lien release documentation related thereto may occur immediately following the Closing, provided that the applicable Payoff Letter (as defined below) shall have authorized the Parent or the Company to make such recording). In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a timely written request from Parent to do so, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (i) at least five (5) Business Days prior to the Closing Date, draft payoff letters with respect to the Company Credit Facilities and any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date and (ii) at least two (2) Business Days prior to the Closing Date, an executed payoff letter (the “Payoff Letters”) with respect to each of the Company Credit Facilities to be repaid and any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facilities or any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.
(e)   All confidential information regarding the Company and its Subsidiaries provided by the Company and its Subsidiaries pursuant to this Section 5.12 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that Parent shall be permitted to disclose any such information to any actual or potential sources of or arrangers of, underwriters or purchasers of or agents in respect of any financing arrangements Parent may reasonably determine to be necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby or to be consummated in connection therewith or to any other Person with whom Parent enters or may enter into an agreement relating to any such financing transaction, subject to customary confidentiality undertakings by the recipients of such information.
Section 5.13   Transaction Litigation.   The Company shall promptly (and in any event, within 48 hours) notify Parent of any demand, suit, action, investigation or proceeding (including in respect of derivative claims) against the Company or any of its Subsidiaries, directors, officers or employees relating to the Merger or the other transactions contemplated by this Agreement and shall keep Parent informed on a reasonably current basis regarding any such demand, suit, action, investigation or proceeding. The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any such demand, suit, action, investigation or proceeding at Parent’s expense, and shall not, and shall not permit any of its Subsidiaries, directors, officers or employees to, settle any such demand, suit, action, investigation or proceeding without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.14   Director and Officer Resignations.   The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.
Section 5.15   Delisting.   Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 5.16   Rule 16b-3 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of the Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party’s Obligation.   The respective obligation of each of Parent and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent and the Company in writing, at or prior to the Closing, of the following conditions:
(a)   Stockholder Approval.   The Company shall have obtained the Company Required Vote.
(b)   NYSE Listing.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c)   Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(d)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.
Section 6.2   Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:
(a)   Company Representations and Warranties.   (i) The representations and warranties of the Company set forth in Section 3.1(l)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.1(b)(i) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company set forth in the first, fourth (to the extent relating to the Company) and fifth sentences of Section 3.1(a)(i), clause (i) of the first sentence of Section 3.1(a)(iv), the second sentence of Section 3.1(b)(ii), Section 3.1(b)(iii), Section 3.1(b)(iv), Section 3.1(b)(v), Section 3.1(c)(i), Section 3.1(m), Section 3.1(n), Section 3.1(u), Section 3.1(v) and Section 3.1(w) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Company Obligations.   The Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   REIT Opinion.   Parent shall have received a tax opinion of Company’s REIT Counsel, dated as of the Closing Date and addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent, to the effect that, at all times commencing with its taxable year ended December 31, 2014 and through the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, the Company’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by the Company that is provided pursuant to Section 4.1(d).
(d)   Closing Certificate.   Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Executive Vice President of Finance and Accounting of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:
(a)   Parent Representations and Warranties.   (i) the representations and warranties of Parent set forth in Section 3.2(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(b)(i) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent and Merger Sub set forth in the first, fourth and fifth sentences of Section 3.2(a), Section 3.2(b)(ii), Section 3.2(b)(iii), Section 3.2(c)(i), Section 3.2(j), Section 3.2(k) and Section 3.2(l) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Parent and Merger Sub Obligations.   Parent and Merger Sub shall have performed in all material respects all of the obligations required to be performed by them under this Agreement at or prior to the Closing.
(c)   Section 368 Opinion.   The Company shall have received the written opinion of its special counsel, Cravath, Swaine & Moore LLP (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Cravath, Swaine & Moore LLP (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(d)   REIT Opinion.   The Company shall have received a tax opinion of Parent’s REIT Counsel, dated as of the Closing Date and addressed to Parent, in form and substance reasonably satisfactory to the Company, to the effect that, at all times commencing with its taxable year ended December 31, 2017 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Parent’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by Parent that is provided pursuant to Section 4.2(c).
(e)   Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows:
(a)   by mutual written agreement of Parent and the Company;
(b)   by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of such order, decree or ruling;
(c)   by either Parent or the Company if the Company Required Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof, in each case, at which a vote on adoption of this Agreement was taken;
(d)   by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., New York time, on January 20, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of the failure of the Merger to be consummated before such date;
(e)   by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) a material breach by the Company of Section 5.4 shall have occurred, or (iii) following the commencement of a tender or exchange offer relating to the Company Common Stock by a third party, the Company Board states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or fails to publicly affirm the Company Board Recommendation and recommend that the holders of shares of Company Common Stock reject such tender or exchange offer within 10 Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five Business Days prior to the Company Stockholders Meeting);
(f)   by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice to Parent of such breach, failure to perform or failure to be true; provided this Agreement may not be terminated pursuant to this Section 7.1(f) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied; or
(g)   by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice to the Company of such breach, failure to perform or failure to be true; provided that this Agreement may not be terminated pursuant to this Section 7.1(g) if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied.
The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Parties, which notice shall specify the relevant section and subsection of this Agreement pursuant to which such termination is made.
Section 7.2   Effect of Termination.   If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective stockholders, as applicable, or Representatives) to the other Parties hereto, except as provided in Section 7.3; provided, that, subject to Section 7.3(d), neither Parent nor Merger Sub nor the Company shall be released from any liabilities or damages arising out of any fraud with respect to the representations and warranties of such Party set forth in this Agreement or Willful Breach by such Party. The provisions of Section 5.7, Section 5.12(b), this Section 7.2, Section 7.3 and Article VIII (other than Section 8.11, except to the extent that Section 8.11 relates to the specific performance of the provisions of this Agreement that survive termination) shall survive any termination of this Agreement pursuant to Section 7.1. In addition, the termination of this Agreement shall not affect the respective obligations of the Company and Parent under the Confidentiality Agreement.
Section 7.3   Company Termination Fee and Expense Reimbursement.
(a)   If:
(i)   this Agreement is terminated by Parent pursuant to Section 7.1(e) (or is terminated pursuant to another provision at a time that it is terminable pursuant to Section 7.1(e)); or
(ii)   this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (and at the time of such termination, the Company Stockholder Meeting shall not have been held) or Section 7.1(c) (or is terminated pursuant to another provision at a time that it is terminable pursuant to Section 7.1(d) (and at the time of such termination, the Company Stockholder Meeting shall not have been held) or Section 7.1(c)); provided, that, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known (or, in the case of such a termination pursuant to Section 7.1(d), shall have been otherwise made known to the Company Board) after the date of this Agreement and shall not have been withdrawn (publicly, in the case of a termination pursuant to Section 7.1(c)) without qualification at least four Business Days prior to the Company Stockholders Meeting (in the case of a termination pursuant to Section 7.1(c)) or such termination (in the case of such a termination pursuant to Section 7.1(d)) and (B) within 12 months of the date this Agreement is so terminated, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal, or (y) an Acquisition Proposal is consummated; provided, that for purposes of this Section 7.3(a)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 7.3(a), the Company shall pay to Parent (or its designee), in cash, a payment in an amount equal to the Company Termination Fee in the case of Section 7.3(a)(i), as promptly as practicable (and, in any event, within two Business Days following such termination) and (B) in the case of Section 7.3(a)(ii), at or prior to the first to occur of (x) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.

(b)   Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by Parent.
(c)   If Parent decides to apply for a ruling from the IRS with respect to the tax consequences of the receipt of the Company Termination Fee, the Company shall cooperate with Parent and use commercially reasonable efforts to provide assistance (if any) requested by Parent with respect thereto at Parent’s expense.
(d)   The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty and that the Company will not be entitled to argue that the Company Termination Fee is unenforceable or should be reduced in any manner. Accordingly, if the Company fails to promptly pay any Company Termination Fee due pursuant to this Section 7.3, the Company shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Company. Any Company Termination Fee not paid when due pursuant to this Section 7.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of fraud with respect to the representations and warranties set forth in this Agreement or Willful Breach, the amounts payable by the Company pursuant to Section 7.3(a), together with any amounts payable pursuant to this Section 7.3(d), shall be the sole and exclusive monetary remedy of Parent, Merger Sub and their Affiliates and Representatives, in the event of a termination of this Agreement in connection with which the Company Termination Fee is payable by the Company pursuant to Section 7.3(a) and the Company Termination Fee and any such additional amounts payable pursuant to this Section 7.3(d) are actually paid to Parent, for any and all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform by the Company of its covenants and agreements hereunder.
(e)   The “Company Termination Fee” shall be an amount equal to the lesser of (i) $20,200,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within two Business Days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance providing that Parent’s receipt of the unpaid Company’s Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A) – (H) and 856(c)(3)(A) – (I) of the Code. “Tax Guidance” shall mean a reasoned opinion from counsel or other tax advisor or a ruling from the IRS

ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Survival.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 8.2   Amendment; Waiver.   Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.3   Notices.   All notices, requests and other communications to any party hereunder shall be in writing sent via email and shall be given
(a)
if to the Company, to:

New Senior Investment Group Inc.
55 West 46th Street, Suite 2204
New York, NY 10036
Attention:      General Counsel
Email:          lmarino@newseniorinv.com
(b)
with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, New York 10019
Attention:    Damien R. Zoubek
Ting S. Chen
Email:        dzoubek@cravath.com
tchen@cravath.com
(c)
if to Parent or Merger Sub, to:

Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, IL 60654
Attention:       General Counsel
Email:           carey.roberts@ventasreit.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Robin Panovka
Victor Goldfeld
Email:       RPanovka@wlrk.com
VGoldfeld@wlrk.com
or to such other email address as such party may hereafter specify for the purpose by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of dispatch by the sender thereof (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), in each case to the required recipient as set forth above.
Section 8.4   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”
Section 8.5   Counterparts.   This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.6   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8(e), is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 8.7   Governing Law.   This Agreement, and all claims, suits, actions, or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.
Section 8.8   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 8.10   Submission to Jurisdiction.   Each of the Parties agrees that it shall bring any suit, action or proceedings in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such suit, action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such suit, action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 8.11   Enforcement.   The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law.
Section 8.12   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE IX
DEFINITIONS
Section 9.1   Certain Definitions.   For purposes of this Agreement, the term:
“Acquisition Proposal” means any indication of interest, proposal or offer from any Person (or Persons acting in concert) or Group, other than Parent or any of its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting or equity securities of the Company (whether by voting power or number of shares), (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the outstanding voting or equity securities of the Company (whether by voting power or number of shares), or (iv) merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries pursuant to which persons other than the shareholders of the Company immediately preceding such transaction would hold 20% or more of the voting or equity securities in the Company or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (in each case whether by voting power or number of shares).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized by law or executive order to be closed.
“Company Benefit Plan” means each Benefit Plan sponsored, maintained or contributed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries is required to contribute to pursuant to applicable Law.
“Company Credit Facilities” means that certain Credit Agreement, dated as of December 13, 2018, by and among the Company, KeyBank National Association, as agent for the lenders thereunder, and the other parties thereto, as amended by the First Amendment thereto, dated as of May 10, 2019, the Second Amendment thereto, dated as of February 10, 2020, the Third Amendment thereto, dated as of April 7, 2020 and the Fourth Amendment thereto, dated as of June 29, 2020.
“Company Debt Agreements” means (a) each of the Company Credit Facilities and (b) each other agreement governing the terms of indebtedness for borrowed money of, or hedging transactions, swap transactions or derivative transactions of, the Company or any of its Subsidiaries (including mortgages and multifamily loan and security agreements).
“Company Equity Awards” means the Company Options, the Company Restricted Stock Awards and the Company RSU Awards, taken together.
“Company Equity Plans” means the Nonqualified Stock Option and Incentive Award Plan, adopted as of October 16, 2014, and the Amended and Restated Company Nonqualified Stock Option and Incentive Award Plan, adopted as of January 1, 2019.
“Company Material Adverse Effect” means any Effect that has a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any Effect to the extent arising out of or resulting from: (a) any general changes in the United States or global economy or capital, financial or securities markets, including in interest, inflation or exchange rates; (b) any changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (c) any change or proposed change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) the commencement, escalation or worsening of a war or armed hostilities, civil unrest or the occurrence of acts of terrorism or sabotage or cyberattacks; (e) any epidemic or pandemic (including COVID-19), earthquake, hurricane, tornado or other natural disaster or calamity; (f) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Merger), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, the Company’s compliance with its obligations pursuant to Section 4.1, except to the extent that Parent has unreasonably withheld a consent under Section 4.1), or the identity of, or any facts or circumstances relating to, Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Entities, customers, tenants, operators, suppliers, partners, officers, employees or other material business relations (provided that this clause (f) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 3.1(a) and Section 3.1(c)) or with respect to the condition to Closing contained in Section 6.2(a), to the extent it relates to such representations and warranties); (g) any failure by the Company to meet any internal or published projections (whether published by the Company or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (i) any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (j) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby; except that to the extent that the Effects arising out of or resulting from the matters described in clauses (a), (b), (c), (d) or (e) disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, then such Effects may be taken into account solely to the extent of such disproportionality.
“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:
(a)   except for this Agreement, is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;
(b)   relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;
(c)   contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Affiliates (or, to the knowledge of the Company, would so restrict or limit the Surviving Company or any of its Affiliates following the Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Affiliates or the geographic area in which the Company or any of its Affiliates may conduct business (or, to the knowledge of the Company, would so restrict or limit the Surviving Company or any of its Affiliates following the Effective Time), other than any ground lease;
(d)   was executed in the last five years and the Company or any of its Subsidiaries has material continuing obligations outstanding thereunder, and involves any disposition or acquisition of assets or properties, or involves any merger, consolidation or similar business combination transaction, with a fair market value or potential purchase or sale price in excess of $25 million;
(e)   relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $1,000,000 during their remaining term;
(f)   evidences (i) a capitalized lease obligation in excess of $1 million or (ii) other Indebtedness to any Person in excess of $2 million, in each case or any guaranty thereof, other than any Contract in respect of a Material Company Lease or obligations thereunder;
(g)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a derivative hedging transaction;
(h)   grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company Property that, individually or in the aggregate, is material to the Company;
(i)   prohibits or restricts the payment of dividends or distributions in respect of Company Common Stock or shares or other equity interests of any Subsidiary of the Company;

(j)   constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries (other than trade credit or advances to employees extended in the ordinary course of business consistent with past practice);
(k)   any lease for personal property for which annual rental payments made by the Company or any of its Subsidiaries were in excess of $1 million in the fiscal year ending December 31, 2020, or are contracted to be in excess of $1 million in the fiscal year ending December 31, 2021; or
(l)   primarily relates to the management of any Company Property and is material to such property.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 14, 2021, between Parent and the Company, as it may be amended, waived or otherwise modified from time to time.
“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (including any subsequent waves or outbreaks thereof).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, rules, regulations, directives, guidelines or recommendations promulgated by any Governmental Entity of competent jurisdiction, including the U.S. Centers for Disease Control and Prevention, the United Kingdom National Health Service and the World Health Organization in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act and the Families First Act.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Laws” means any applicable Law relating to (a) Releases to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation or Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization and any arbitral tribunal.

“Group” means a “group” as defined in the Exchange Act.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is, in relevant form, quantity or concentration, defined, listed, classified or otherwise regulated as hazardous or toxic under applicable Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital or finance leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions or any other derivative transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property” means all United States and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications and registrations for the foregoing.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Intervening Event” means any event, change, development or occurrence that is material to the Company and its Subsidiaries (taken as a whole) that (i) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Merger Consideration Value” means the product obtained by multiplying (a) the Exchange Ratio by (b) the Parent Closing Price.
“Parent Common Stock” means common stock, par value $0.25, of Parent.
“Parent Equity Plans” means (a) the Ventas Employee and Director Stock Purchase Plan; (b) the Ventas, Inc. 2006 Incentive Plan; (c) the Ventas, Inc. 2006 Stock Plan for Directors; (d) the Ventas, Inc. 2012 Incentive Plan; (e) the Ventas Nonemployee Director Deferred Stock Compensation Plan; and (f) the Ventas Executive Deferred Stock Compensation Plan.

“Parent Material Adverse Effect” means any Effect that has a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any Effect to the extent arising out of or resulting from: (a) any general changes in the United States or global economy or capital, financial or securities markets, including in interest or exchange rates; (b) any changes in conditions generally affecting the industry or industries in which Parent and its Subsidiaries operate; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) the commencement, escalation or worsening of a war or armed hostilities, civil unrest or the occurrence of acts of terrorism or sabotage or cyberattacks; (e) any epidemic or pandemic (including COVID-19), earthquake, hurricane, tornado or other natural disaster or calamity; (f) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Merger), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, Parent’s compliance with its obligations pursuant to Section 4.2, except to the extent that the Company has unreasonably withheld a consent under Section 4.2), or the identity of, or any facts or circumstances relating to, Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Entities, customers, tenants, operators, suppliers, partners, officers, employees or other material business relations (provided that this clause (f) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 3.2(a) and Section 3.2(c) or with respect to the condition to Closing contained in Section 6.3(a), to the extent it relates to such representations and warranties); (g) any failure by Parent to meet any internal or published projections (whether published by Parent or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (i) any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); and (j) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby; except that to the extent that the Effects arising out of or resulting from the matters described in clauses (a), (b), (c), (d) or (e) disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, then such Effects may be taken into account solely to the extent of such disproportionality.
“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Parent Disclosure Letter or Section 9.1(a) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Company Property, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on title insurance policies issued to the Company or their Subsidiaries, or their respective lenders, in each case, with respect to any Company Properties (each, a “Company Title Insurance Policy”), and, with respect to leasehold interests in any leased Company Property, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments, rights-of-way, covenants, restrictions, and other non-monetary encumbrances or matters incurred in the ordinary course of business (whether or not of record) or which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Company Property, or the continued use and operation of the applicable Company Property, each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Release” means any release, spill, emission, discharge, injection, disposal, leaking, pumping, pouring, emptying, escaping, leaching, dumping or discarding on, into or through the environment.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
“SEC” means the U.S. Securities and Exchange Commission.
“Significant Subsidiary” means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; or (ii) such Person holds a majority of the equity economic interest.
“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement by any Person (or Persons acting in concert) or Group (other than Parent or any of its Subsidiaries) (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Company Board considers to be appropriate (including the identity of the Person(s) making the Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), (A) is more favorable from a financial point of view to holders of Company Common Stock than the Merger and (B) is reasonably capable of being completed on the terms proposed.
“Surviving Company” means (a) in the case of the Forward Merger, the Forward Merger Surviving Company or (b) in the case of the Reverse Merger, the Reverse Merger Surviving Company.
“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.
“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company (a “Relevant Partnership”) or

any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any Persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guarantee or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.
“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Third Party” means any Person or Group, other than Parent, the Company or any of their respective Subsidiaries or Representatives.
“to the Company’s knowledge” or “to the knowledge of the Company” means the knowledge, after reasonable inquiry to the direct report of such individual with primary responsibility for the relevant matter, of any of the Persons listed in Section 9.1(b) of the Company Disclosure Letter.
“to Parent’s knowledge” or “to the knowledge of Parent” means the knowledge, after reasonable inquiry to the direct report of such individual with primary responsibility for the relevant matter, of any of the Persons listed in Section 9.1(b) of the Parent Disclosure Letter.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that results from a deliberate act or failure to act by a party that knows, or could reasonably be expected to have known, that the taking of such act or failure to act could result in a material breach of any such covenant or agreement.
Section 9.2   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:
Acceptable Confidentiality Agreement	53
Agreement	1
Bankruptcy and Equity Exceptions	13
Base Amount	59
Blue Sky Laws	13
Certificate of Merger	2
Chosen Courts	75
Closing	2
Closing Date	3
Code	1
Company	1
Company Adverse Recommendation Change	53
Company Base Amount	71
Company Board	13

Company Board Recommendation	49
Company Book-Entry Shares	3
Company Certificates	3
Company Common Stock	3
Company Disclosure Letter	9
Company Employees	23
Company Intellectual Property	27
Company Preferred Stock	11
Company Properties	24
Company Property	24
Company Qualified DC Plan	57
Company Required Vote	24
Company SEC Documents	14
Company Stockholders Meeting	49
Company Tax Representation Letter	45
Company Termination Fee	71
Company’s REIT Counsel	45
Continuing Employees	56
Converted Entity	62
DGCL	1
Disregarded Entity	62
DLLCA	1
Effective Time	2
Eligible Shares	3
EPCRA	80
Exchange Act	14
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	1
Excluded Shares	3
Form S-4	48
Forward Merger	1
Forward Merger Surviving Company	2
Health Care Law	29
HMTA	80
Indemnified Parties	58
Letter of Transmittal	5
License	28
Material Company Leases	25
Medicaid	28
Medicare	28
Merger	2
Merger Consideration	1
Merger Sub	1

New Plans	57
NYSE	7
Organizational Documents	10
Outside Date	69
Parent	1
Parent Capitalization Date	32
Parent Closing Price	7
Parent Disclosure Letter	31
Parent Preferred Stock	32
Parent SEC Documents	34
Parent Stock Issuance	38
Parent Stock Options	32
Parent Tax Representation Letter	47
Parent’s REIT Counsel	45
Parties	1
Party	1
Payoff Letters	64
Permits	28
Preferred Redemption	31
Proxy Statement/Prospectus	48
QRS	11
Qualifying Income	72
RCRA	80
REIT Dividend	60
REIT Requirements	71
Reverse Merger	2
Reverse Merger Surviving Company	2
Sarbanes-Oxley Act	14
Securities Act	14
Structure Election	2
Subsidiary REIT	62
Surviving Company Preferred Stock	2
Takeover Laws	53
Tax Guidance	72
Third Party Payor Programs	28
Transfer Taxes	61
TRS	11
TSCA	80
Voting Debt	12
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.
VENTAS, INC.
By:	/s/ John D. Cobb Name: John D. Cobb Title: Executive Vice President and Chief Investment Officer
CADENCE MERGER SUB LLC
By:	/s/ John D. Cobb Name: John D. Cobb Title: Authorized Signatory
NEW SENIOR INVESTMENT GROUP INC.
By:	/s/ Lori B. Marino Name: Lori B. Marino Title: EVP, General Counsel & Secretary
[Signature Page to Agreement and Plan of Merger]

ANNEX B: OPINION OF MORGAN STANLEY & CO. LLC
June 28, 2021
Board of Directors
New Senior Investment Group Inc.
55 West 46th Street, Suite 2204
New York, NY, 10036
Members of the Board:
We understand that New Senior Investment Group Inc. (the “Company”), Ventas, Inc. (the “Buyer”) and Cadence Merger Sub LLC, a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 28, 2021 (the “Merger Agreement”), which provides, among other things, at the Buyer’s option, for the merger (the “Merger”) of (a) Merger Sub with and into the Company, with the Company surviving the Merger, or (b) the Company with and into Merger Sub, with Merger Sub surviving the Merger. Pursuant to the Merger, the surviving company in the Merger will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by the Company, Buyer or Merger Sub (the “Excluded Shares”), will be converted into the right to receive 0.1561 shares (the “Consideration”) of common stock, par value $0.25 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)
Reviewed certain financial projections concerning the Company prepared by the management of the Company;

4)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)
Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

6)
Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

7)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

8)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)
Reviewed a draft, dated June 28, 2021, of the Merger Agreement and certain related documents; and

11)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such financial projections or the assumption on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and have received fees in connection with such services. In addition, Morgan Stanley or an affiliate thereof is a lender to Buyer. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of the Company Common Stock.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ Matthew Johnson

Matthew Johnson
Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 145 of the DGCL empowers Ventas to, and Article VII of the Ventas Charter provides that Ventas will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (which we refer to as a “Proceeding”), because he or she is or was a director or officer of Ventas, or is or was serving at the request of Ventas as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. Ventas may provide by action of the Ventas Board through agreement, resolution or by a provision in the Ventas Bylaws, indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Ventas Charter.
Expenses incurred by such a person in his or her capacity as a director or officer of Ventas (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by Ventas in advance of the final disposition of such Proceeding as authorized by the Ventas Board in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified by Ventas as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one a director or officer of Ventas may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Ventas Board deems appropriate.
Pursuant to Section 102(b)(7) of the DGCL, the Ventas Charter eliminates certain liability of Ventas’s directors for breach of their fiduciary duty of care. Article VI of the Ventas Charter provides that neither Ventas nor its stockholders may recover monetary damages from directors of Ventas for breach of the duty of care in the performance of their duties as directors of Ventas. Article VI does not, however, eliminate the liability of Ventas’s directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions) or (iv) for any improper personal benefit.
The indemnification provided for by Article VII of the Ventas Charter is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to the Ventas Charter or repeal of any article thereof increases the liability of any of its directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.
The right to indemnification conferred by Article VII of the Ventas Charter is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.
Ventas may purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at its request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not Ventas would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Ventas Charter or the DGCL.
Ventas currently has in effect directors’ and officers’ liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of June 28, 2021, by and among Ventas, Inc., Cadence Merger Sub LLC and New Senior Investment Group Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1	Amended and Restated Certificate of Incorporation, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.1 of Ventas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 5, 2011).
3.2	Fifth Amended and Restated Bylaws, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.2 of Ventas, Inc.’s Current Report on Form 8-K, filed on January 11, 2017).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Ventas, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 12, 2016).
5.1**	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of Ventas Common Stock to be issued in the Merger.
8.1	Tax opinion of Cravath, Swaine & Moore LLP.
8.2	Tax opinion of Hogan Lovells US LLP.
8.3	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
21	Subsidiaries of Ventas, Inc. (incorporated by reference to Exhibit 21 of Ventas, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 23, 2021).
23.1**	Consent of Wachtell, Lipton, Rosen & Katz for legality opinion (included in Exhibit 5.1).
23.2	Consent of Cravath, Swaine & Moore LLP for tax opinion (included in Exhibit 8.1).
23.3	Consent of Hogan Lovells US LLP for tax opinion (included in Exhibit 8.2).
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP for tax opinion (included in Exhibit 8.3).
23.5	Consent of Independent Registered Public Accounting Firm of Ventas, Inc., KPMG LLP.
23.6	Consent of Independent Registered Public Accounting Firm of New Senior Investment Group Inc., Ernst & Young LLP.
24.1**	Power of Attorney.
99.1	Consent of Morgan Stanley & Co. LLC.
99.2	Form of Proxy Card of New Senior Investment Group Inc.

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.

**
Previously filed.

Item 22. Undertakings
The undersigned registrant hereby undertakes:
(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1) to include any prospectus required by section 10(a)(3) of the Securities Act;
(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;
(e) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
(f) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(g) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;
(h) that every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;
(j) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and
(k) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 9, 2021.
VENTAS, INC.
By:
/s/ Debra A. Cafaro

Name:
Debra A. Cafaro

Title:
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Debra A. Cafaro	Chairman and Chief Executive Officer (Principal Executive Officer)	August 9, 2021
* Robert F. Probst	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2021
* Gregory R. Liebbe	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 9, 2021
* Melody C. Barnes	Director	August 9, 2021
* Jay M. Gellert	Director	August 9, 2021
* Matthew J. Lustig	Director	August 9, 2021
* Roxanne M. Martino	Director	August 9, 2021
* Marguerite M. Nader	Director	August 9, 2021
* Sean P. Nolan	Director	August 9, 2021
* Walter C. Rakowich	Director	August 9, 2021
* Robert D. Reed	Director	August 9, 2021

Signature	Title	Date
* James D. Shelton	Director	August 9, 2021
* Maurice S. Smith	Director	August 9, 2021

*By:
 /s/ Sarah K. Wilson

 Name:   Sarah K. Wilson
 Title:     Attorney-in-fact